SCHEDULE 14A
Information Required in Proxy Statement
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
Huntington Bancshares Incorporated
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING PROXY STATEMENT
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

Richard A. Cheap
General Counsel and Secretary

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The Forty-Fourth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held at the Palace Theatre, 34 W. Broad Street, Columbus, Ohio, on Thursday, April 22, 2010, at 1:00 p.m., local Columbus, Ohio time, for the following purposes:

(1)	to elect five directors to serve as Class II Directors until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	to consider and vote upon a proposal to approve the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan;

(3)	to consider and vote upon a proposal to amend Huntington’s charter to increase the authorized common stock of Huntington from 1,000,000,000 shares to 1,500,000,000 shares;

(4)	to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Huntington Bancshares Incorporated for the year 2010;

(5)	to consider and vote (a non-binding advisory vote) upon a resolution to approve the compensation of executives as disclosed in the accompanying proxy statement; and

(6)	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent registered public accounting firm will be present to answer your questions and to discuss its business.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

Sincerely yours,

Richard A. Cheap
February 26, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 22, 2010

The proxy statement and annual report to security holders are available at www.edocumentview.com/HBAN2010

Proxy Statement
Voting Procedures
Vote Required
Election of Directors
Corporate Governance
Transactions with Directors and Executive Officers
Review, Approval or Ratification of Transactions with Related Persons
Independence of Directors
Board Meetings and Committees, Lead Director
Board Committees
Audit Committee Report
Compensation Committee Report
Director Nomination Process
Ownership of Voting Stock
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Compensation Discussion & Analysis
Discussion of 2009 Compensation
Director Compensation 2009
Proposal to Approve Huntington’s Second Amended and Restated 2007 Stock And Long-Term Incentive Plan
Proposal to Approve the Amendment to Huntington’s Charter
Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
Advisory Vote On Executive Compensation
Executive Officers of Huntington
Proposals by Shareholders for 2011 Annual Meeting
Other Matters

Information for Shareholders Who Plan to Attend the 2010 Annual Meeting of Shareholders

The Palace Theatre, 34 W. Broad Street, is located in Downtown Columbus between High and Front Streets. Huntington will provide complimentary parking passes for shareholders parking in the four facilities below. Please allow time for travel and parking.

Parking Garage	Access Street

Huntington Center Garage	Capitol Street
Huntington Plaza Garage	Front Street
Leveque Parking Garage	Front Street
State House Garage	Broad Street, Third Street and State Street

Proxy Statement

This proxy statement is provided on behalf of the board of directors of Huntington Bancshares Incorporated to solicit proxies to be voted at the annual meeting of Huntington shareholders to be held on April 22, 2010, and at any adjournment. Huntington is making this proxy statement, together with a proxy card, available on the Internet, or by mailing them, starting on February 26, 2010, to Huntington’s shareholders entitled to vote at the annual meeting.

Voting Procedures
Common stock shareholders of record at the close of business on February 17, 2010, are entitled to vote at the annual meeting. Huntington had 716,657,144 shares of common stock outstanding and entitled to vote on the record date. Holders of the company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to vote these shares.

Shareholders will have one vote on each matter submitted at the annual meeting for each share of common stock owned on the record date. The shares represented by a properly submitted proxy will be voted as directed provided the proxy is received by Huntington prior to the meeting. A properly executed proxy without specific voting instructions will be voted FOR the nominees for director named in this proxy statement, FOR the approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan, FOR the approval of the charter amendment to increase the authorized common stock, FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010, and FOR the approval of the advisory vote on executive compensation. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting or any adjournment or postponement thereof.

A shareholder may vote by proxy by using the telephone, via the Internet, or by properly signing and submitting a proxy card. A shareholder has the power to revoke his or her proxy at any time before it is exercised by filing a written notice with Huntington’s Secretary prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

Huntington will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Huntington representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview. Huntington has contracted with Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses.

Vote Required
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Huntington common stock will constitute a quorum at the meeting. Under the laws of Maryland, Huntington’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters. Effective January 1, 2010, brokers are no longer permitted to vote on the election of directors without instructions from their customers.

The election of each nominee for director, approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan, approval of the ratification of the appointment of Deloitte & Touche LLP, and approval of the advisory vote on executive compensation will require the affirmative vote of a majority of all votes cast by the holders of common stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting. The approval of the amendment to Huntington’s charter requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. Broker non-votes and abstentions will have the same effect as votes cast against the approval of the amendment of Huntington’s charter.

Election of Directors

Huntington’s charter was amended in 2008, as recommended by the board of directors and approved by the shareholders, to eliminate the classified board structure and provide for annual election of all directors commencing with the 2011 annual meeting of shareholders. The Class III Directors elected at the 2008 annual meeting were elected to serve a three-year term expiring in 2011. The Class I Directors elected at the 2009 annual meeting were elected to serve a two-year term expiring in 2011. The terms of the Class II Directors expire at this year’s annual meeting. Directors at this year’s annual meeting will each be elected to serve a one-year term expiring in 2011.

Huntington’s board of directors currently consists of fifteen members, divided into three classes (three classes of five members each). Two new directors have been appointed since the 2009 annual meeting of shareholders. On September 8, 2009, the board of directors appointed William R. Robertson to serve as a Class II member of the board and on January 7, 2010, the board of directors appointed Richard W. Neu to serve as a Class I member of the board.

Upon consultation with the Nominating and Corporate Governance Committee, the board of directors proposes the election of five Class II Directors at this meeting. The nominees for Class II Directors are David P. Lauer, Gerard P. Mastroianni, Kathleen H. Ransier, and William R. Robertson, each currently serving as Class II Directors, and Richard W. Neu, currently serving as a Class I Director. It is proposed that Mr. Neu, currently serving as a Class I director, be elected as a Class II Director. The nominees for Class II Directors, if elected, will each serve a one-year term expiring at the 2011 annual meeting of shareholders and until their successors are elected. Marylouise Fennell, who has served as a Class II Director since July 2007, is not being nominated for reelection as Huntington’s bylaws provide that no person shall be nominated or elected as a director after having attained the age of 70. The size of the board will be reduced to fourteen members effective as of this meeting.

In January 2009, the board of directors amended Huntington’s bylaws to provide for a majority vote standard for election of directors rather than a plurality vote standard. A nominee for election to the board of directors at a meeting of stockholders shall be elected only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided, however, that if, on either the date of the company’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of all the votes cast at the meeting.

It is intended that, unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of Ms. Ransier and Messrs. Lauer, Mastroianni, Neu and Robertson as Class II Directors. Huntington has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the number of directors may be decreased pursuant to the bylaws, or the board of directors may designate a substitute nominee for whom shares represented by a properly submitted proxy would be voted.

The board of directors recommends a vote FOR the election of each of the nominees for director.

The following tables set forth certain information concerning each nominee and each continuing director of Huntington.

NOMINEES FOR TERMS EXPIRING IN 2011
(CLASS II DIRECTORS)

		Director
Name and Principal Occupation(1)	Age	Since	Other Directorships(2)

David P. Lauer Certified Public Accountant; Retired Managing Partner, Deloitte & Touche LLP, Columbus, Ohio office (1989 — 1997)	67	2003	Diamond Hill Investment Group, Inc. R. G. Barry Corporation
Gerard P. Mastroianni President, Alliance Ventures, Inc., real estate development and property development	54	2007
Richard W. Neu Chairman, MCG Capital Corporation; Retired Treasurer and Director, Charter One Financial	54	2010	Dollar Thrifty Automotive Group MCG Capital Corporation
Kathleen H. Ransier Partner, Vorys, Sater, Seymour and Pease LLP, legal services	62	2003
William R. Robertson Retired Managing Partner, Kirtland Capital Partners, private equity investments	68	2009	Hartland & Co. Brush Engineered Materials, Inc.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2011
(CLASS I DIRECTORS)

		Director
Name and Principal Occupation(1)	Age	Since	Other Directorships(2)

John B. Gerlach, Jr. Chairman, President, and Chief Executive Officer, Lancaster Colony Corporation, manufacturer and marketer of specialty foods and candles	55	1999	Lancaster Colony Corporation
D. James Hilliker Vice President/Managing Shareholder, Better Food Systems, Inc., owner, lessee, and operator of Wendy’s fast food restaurant franchises in Ohio and Indiana	62	2007
Jonathan A. Levy Partner, Redstone Investments, real estate development, construction, property management, private equity investments	49	2007
Gene E. Little Retired Senior Vice President and Treasurer, The Timken Company, international manufacturer of highly engineered bearings and alloy steels	66	2006	Bucyrus International

(CLASS III DIRECTORS)

		Director
Name and Principal Occupation(1)	Age	Since	Other Directorships(2)

Don M. Casto III Principal /Chief Executive Officer, CASTO, real estate developers	65	1985
Michael J. Endres Principal, Stonehenge Financial Holdings, Inc., private equity investment firm	62	2003	Tim Horton’s, Inc. Worthington Industries, Inc.
Wm. J. Lhota President and Chief Executive Officer, Central Ohio Transit Authority, public transit	70	1990
David L. Porteous Attorney, McCurdy, Wotila & Porteous, a Professional Corporation, legal services	57	2003
Stephen D. Steinour Chairman, President, and Chief Executive Officer, Huntington and The Huntington National Bank	51	2009	Exelon Corporation Liberty Property Trust

(1)	Mr. Steinour’s business experience is described under “Executive Officers of Huntington” below. Each other director has held, or been retired from, the various positions indicated or other executive or professional positions with the same organizations (or predecessor organizations) for at least the past five years. Messrs. Casto, Lauer, Levy, Lhota, Porteous and Steinour are also directors of The Huntington National Bank. Mr. Lauer also served as a director of Huntington Preferred Capital, Inc. from September 2002 to February 2003.

(2)	Other directorships currently held in companies with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934.

Corporate Governance

Transactions with Directors and Executive Officers
Indebtedness of Management
Many of Huntington’s directors and executive officers and their immediate family members are customers of Huntington’s affiliated financial and lending institutions in the ordinary course of business. In addition, directors and executive officers of Huntington also may be affiliated with entities that are customers of Huntington’s affiliated financial and lending institutions in the ordinary course of business. Loan transactions with directors, executive officers and their immediate family members and affiliates have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers otherwise not affiliated with Huntington. Such loans also have not involved more than the normal risk of collectibility or presented other unfavorable features.

Certain Other Transactions
The Huntington National Bank leases office space in Columbus, Ohio, from a partnership of which the mother of director D. James Hilliker and her revocable trust are the partners. The current lease term runs through April 30, 2011, and the monthly rental is $4,500. As of January 1, 2010, the aggregate rental amount payable through the end of the current lease term is $72,000. Huntington has an option to renew the lease through April 30, 2016, at a monthly rental of $4,750.

The Huntington National Bank leases a banking office in Alliance, Ohio, from a limited liability company owned by director Gerard P. Mastroianni, his siblings and a family trust. The current term of this lease ends September 30, 2012. The Huntington

National Bank currently pays $4,650 per month for rent including parking. As of January 1, 2010, the aggregate rental amount payable through the end of the current lease term is $153,450. Huntington has options to renew this lease for three additional five-year terms through September 30, 2027. The rental amount for each renewal period will be adjusted for increases in the Consumer Price Index with a cap of 10%.

Huntington Mezzanine Opportunities Inc., a wholly-owned subsidiary of Huntington, established a private corporate mezzanine investment fund in 2002 which provides financing in transaction amounts of up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. Stonehenge Mezzanine Partners LLC, as its sole purpose, serves as the asset manager of the fund. Under the investment management agreement with Huntington Mezzanine Opportunities Inc., Stonehenge Mezzanine Partners LLC receives a quarterly management fee equal to the greater of a fixed amount or a set percentage of the mezzanine loan balances. Following the origination period under the agreement (which ended in 2008), the minimum quarterly management fee is equal to $62,500. Stonehenge Mezzanine Partners LLC is also eligible to receive a percentage of profits based on the performance of the investments. In 2008 Huntington Mezzanine Opportunities Inc. established a second private corporate mezzanine investment fund that operates substantially the same as the initial fund described above. Stonehenge Mezzanine Partners II LLC, an affiliate of Stonehenge Mezzanine Partners LLC, serves as the asset manager of the second fund and is currently entitled to quarterly management fees of $125,000 through 2010. During 2009, Stonehenge Mezzanine Partners LLC and Stonehenge Mezzanine Partners II LLC collectively received management fees from Huntington Mezzanine Opportunities, Inc. of $1,408,629 and collectively earned $108,254 as a percentage of profits. Michael J. Endres, a director of Huntington, has a 12.56667% equity interest in Stonehenge Mezzanine Partners LLC and a 12.5% equity interest in Stonehenge Mezzanine Partners II LLC.

The Huntington National Bank has a $10 million commitment for an equity investment in the Stonehenge Opportunity Fund II, LP, a $150 million investment fund and referred to as the Fund, which was organized on September 30, 2004. The Fund operates as a “Small Business Investment Company” licensed by the Small Business Administration. The Fund seeks to generate long-term capital appreciation by investing in equity and, in certain cases, mezzanine securities of a diverse portfolio of companies across a variety of industries. Management of Huntington and The Huntington National Bank determined that the investment would provide a cost effective means to participate in financing small businesses, provide a means of obtaining lending or investment credits under the Community Reinvestment Act and generally be favorable to Huntington. The Fund is managed by Stonehenge Partners, Inc., an investment firm of which Michael J. Endres is a principal and holds a 9.8% equity interest. The Fund pays to Stonehenge Partners, Inc. management fees not to exceed on an annual basis 2.00% of the aggregate of private capital commitments and Small Business Administration debentures of the Fund. In addition, Stonehenge Partners, Inc. is the controlling entity of Stonehenge Equity Partners, LLC, which serves as managing member of the Fund.

In December 2009, The Huntington National Bank purchased Mark E. Thompson’s personal residence in Pennsylvania for $1.225 million. The purchase and the purchase price were in accordance with the relocation provisions contained in Mr. Thompson’s offer of employment. Mr. Thompson is currently leasing the residence from The Huntington National Bank for his family’s use through June 30, 2010, at a monthly rent of $5,000. Mr. Thompson is an executive officer of Huntington and was employed in April 2009 as Director of Strategy and Segment Performance.

Review, Approval or Ratification of Transactions with Related Persons
The Nominating and Corporate Governance Committee of the board of directors oversees Huntington’s Related Party Transactions Review and Approval Policy, referred to as the Policy. This written Policy covers “related party transactions”, including any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, either currently proposed or since the beginning of the last fiscal year in which Huntington was or is to be a participant, involves an amount exceeding $120,000 and in which a director, nominee for director, executive officer or immediate family member of such person has or will have a direct or indirect material interest. The Policy requires Huntington’s senior management and directors to notify the general counsel of any existing or potential “related party transactions.” The general counsel reviews each reported transaction, arrangement or relationship that constitutes a “related party transaction” with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee determines whether or not “related party transactions” are fair and reasonable to Huntington. The Nominating and Corporate Governance Committee also determines whether any “related party transaction” in which a director has an interest impairs the director’s independence. Approved “related party transactions” are subject to on-going review by Huntington’s management on at least an annual basis. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Federal Reserve Board Regulation O are deemed approved under this Policy. Any such loans that become subject to specific disclosure in Huntington’s annual proxy statement will be reviewed by the Nominating and Corporate Governance Committee at that time. The Nominating and Corporate Governance Committee would also consider and review any transactions with a shareholder having beneficial ownership of more than 5% of Huntington’s voting securities in accordance with the Related Party Transaction Review and Approval Policy. The transaction with Mark Thompson reported above was approved by the Compensation Committee in connection with Mr. Thompson’s offer of employment rather than by the Nominating and Corporate Governance Committee.

Independence of Directors
The board of directors and the Nominating and Corporate Governance Committee have reviewed and evaluated transactions and relationships with board members to determine the independence of each of the members. The board and the Nominating and Corporate Governance Committee have determined that a majority of the board’s members are “independent directors” as the term is defined in the Nasdaq Stock Market Marketplace Rules. The directors determined to be independent under such definition are: Don M. Casto III, Marylouise Fennell, John B. Gerlach, Jr., D. James Hilliker, David. P. Lauer, Jonathan A. Levy, Wm. J. Lhota, Gene E. Little, Gerard P. Mastroianni, Richard W. Neu, David L. Porteous, Kathleen H. Ransier, and William R. Robertson. The board of directors has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under such definition and that the members of the Audit Committee are independent under the additional, more stringent requirements of the Nasdaq Stock Market applicable to audit committee members. The board of directors does not believe that any of its non-employee members has relationships with Huntington that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as director.

In making the independence determinations for each of the directors under such definition, the board of directors took into consideration the transactions disclosed above. In addition, the board of directors considered that the directors and their family members are customers of Huntington’s affiliated financial and lending institutions. Many of the directors have one or more transactions, relationships or arrangements where Huntington’s affiliated financial and lending institutions, in the ordinary course of business, act as depository of funds, lender or trustee, or provide similar services. In addition, directors may also be affiliated with entities which are customers of Huntington’s affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business.

Board Meetings and Committees, Lead Director
The board of directors has separate standing Audit, Compensation, Nominating & Corporate Governance, Capital Planning, Community Development, Executive, and Risk Oversight Committees. The Community Development Committee was newly established in January 2010. Also in January 2010, the Pension Review Committee was combined with the Compensation Committee. From time to time the board of directors may appoint ad hoc committees. Each standing committee has a separate written charter. Current copies of the committee charters are posted on the Investor Relations pages of Huntington’s website at

www.huntington.com. The board of directors appointed David L. Porteous as Lead Director in November 2007. The responsibilities of the Lead Director include: (i) presiding at all meetings of the board at which the Chairman is not present, including executive session of the independent directors; (ii) serving as liaison between the Chairman of the Board and the independent directors; (iii) consulting with the Chairman of the Board on information sent to the board; (iv) reviewing and providing input to the Chairman of the Board on meeting agendas for the board; (v) consulting with the Chairman of the Board on meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent directors; and (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

In addition, the board of directors has a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Corporate Governance Guidelines are attached as Exhibit A to the charter for the Nominating & Corporate Governance Committee. The Code of Business Conduct and Ethics applies to all employees and, where applicable, to directors of Huntington and its affiliates. Huntington’s officers serving as chief executive officer, chief financial officer, corporate controller, and principal accounting officer are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington’s website at www.huntington.com.

The Corporate Governance Guidelines provide that attendance at board of directors and committee meetings is of utmost importance. Directors are expected to attend the annual shareholders meetings and at least 75% of all regularly scheduled meetings of the board of directors and committees on which they serve. During 2009, the board of directors held a total of 24 regular and special meetings. Each director attended greater than 75% of the meetings of the full board of directors and the committees on which he or she served. All directors who were then serving attended the 2009 annual meeting of shareholders.

Shareholders who wish to send communications to the board of directors may do so by following the procedure set forth on the Investor Relations pages of Huntington’s website at www.huntington.com.

Board Committees
The table below indicates the current standing committees of the board and the current committee members.

Nominating
		Capital	Community			& Corporate	Risk
	Audit	Planning	Development	Compensation	Executive	Governance	Oversight
Committee Members	Committee	Committee	Committee	Committee	Committee	Committee	Committee

Don M. Casto III				Member	Chair	Member
Michael J. Endres		Chair			Member		Member
Marylouise Fennell				Member		Member
John B. Gerlach, Jr.				Chair		Member
D. James Hilliker	Member
David P. Lauer	Chair	Member
Jonathan A. Levy		Member			Member		Member
Wm. J. Lhota			Member				Chair
Gene E. Little	Member
Gerard P. Mastroianni			Member
Richard W. Neu	Member	Member					Member
David L. Porteous				Member	Member	Chair
Kathleen H. Ransier			Chair	Member
William R. Robertson	Member			Member			Member
Stephen D. Steinour					Member

Collectively, the board of directors and the standing committees of the board met 98 times in 2009. The table below indicates the standing committees of the board in 2009 and the number of times these committees met in 2009.

Nominating &
		Capital			Corporate		Risk
	Audit	Planning	Compensation	Executive	Governance	Pension Review	Oversight
	Committee	Committee	Committee	Committee	Committee	Committee	Committee

Number of Meetings	10	11	19	9	6	4	14

Audit Committee.  A primary responsibility of the Audit Committee is to oversee the integrity of Huntington’s consolidated financial statements, including policies, procedures, and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and the internal control over financial reporting. The Audit Committee also provides assistance to the board of directors in overseeing the internal audit division and the independent registered public accounting firm’s qualifications and independence; compliance with Huntington’s Financial Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and compliance with corporate securities trading policies.

The board of directors has determined that David P. Lauer, Chairman of the Audit Committee, Gene E. Little, Richard W. Neu and William R. Robertson each qualifies as an “audit committee financial expert” as the term is defined in the SEC rules. Designation of Messrs. Lauer, Little, Neu and Robertson as audit committee financial experts by the board of directors does not impose any duties, obligations or liabilities on them that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The SEC has determined that a person who is identified as an “audit committee financial expert” will not be deemed an expert for any purpose as a result of such designation. Each member of the Audit Committee qualifies as an “independent director” as the term is defined in the Nasdaq Stock Market Marketplace Rules.

Audit Committee Report

The following Audit Committee Report should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Huntington specifically incorporates the Audit Committee Report into any such filing by reference.

In carrying out its duties, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 with Huntington management and with Huntington’s independent registered public accounting firm, Deloitte & Touche LLP. This discussion included the selection, application and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board in Rule 3526 regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2009, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2009 are compatible with and do not impair Deloitte & Touche LLP’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Huntington’s Annual Report on Form 10-K for the year 2009 for filing with the SEC.

Audit Committee
David P. Lauer, Chairman
D. James Hilliker
Gene E. Little
Richard W. Neu
William R. Robertson

Compensation Committee.  The Compensation Committee periodically reviews and approves Huntington’s goals and objectives with respect to the compensation of the chief executive officer and other executive management. The Compensation Committee evaluates the performance of the chief executive officer and other executive management in light of such goals and objectives, and sets their compensation levels based on such evaluation. The Compensation Committee advises the board of directors with respect to compensation for service by non-employee directors on the board of directors and its committees. The Compensation Committee also makes recommendations to the board of directors with respect to Huntington’s incentive compensation plans and equity-based plans, oversees the activities of the individuals and committees responsible for administering these plans, and discharges any responsibility imposed on the Compensation Committee by any of these plans. Since January 2010, the Compensation Committee has taken on the duties of the Pension Review Committee, which include providing recommendations to the board of directors in connection with actions taken by the board in fulfillment of the duties and responsibilities delegated to Huntington and/or the board pursuant to the provisions of Huntington’s retirement plans.

Huntington designs its executive and director compensation programs through a combined effort among Huntington management, the Compensation Committee and a third-party compensation consultant. Huntington’s management, including the chief executive officer, may make recommendations to the Compensation Committee with respect to the amount and form of executive and director compensation. Huntington’s chief executive officer and chief financial officer make recommendations to the Compensation Committee when it sets specific financial measures and goals for determining incentive compensation. The chief executive officer also makes recommendations to the Compensation Committee regarding the performance and compensation of his direct reports, which include the executive officers.

Huntington has retained the services of a third-party consultant through Watson Wyatt & Company to provide consulting services to the Compensation Committee. The Compensation Committee has direct access to the consultant and may engage the consultant on an as needed basis for advice with respect to the amount and form of executive and director compensation. In addition, from time to time, the consultant provides information and analysis to Huntington’s management at its request for use by the Compensation Committee.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve fees and other retention terms of advisors, including an outside compensation consultant. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, or in accordance with the terms of a particular compensation plan. The Compensation Committee may not however delegate the determination of compensation for executive officers. The Compensation Committee may obtain the approval of the board of directors for equity incentive awards in order to qualify such awards under Rule 16b-3 of the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation
Huntington has no Compensation Committee interlocks. In addition, no member of the Compensation Committee has been an officer or employee of Huntington.

Compensation Committee Report

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report into any such filing by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Huntington’s proxy statement for its 2010 annual meeting of shareholders.

In addition, the Compensation Committee certifies that:

(1)	It has reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Huntington;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Huntington; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Huntington to enhance the compensation of any employee.

This certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule of the United States Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Discussion of Risk Review and Assessment

Overview

Huntington’s Chief Risk Officer (senior risk officer) has conducted three assessments of the Company’s compensation programs since February 2009 and has reviewed and discussed the assessments and the compensation plans with the Compensation Committee. The most recent assessment with the Compensation Committee occurred on February 4, 2010 and covered all compensation plans, including the SEO compensation plans. The Compensation Committee adopted the approach recommended by the Chief Risk Officer and focused its review on incentive based compensation plans and the controls around these plans and the administration of them. Incentive plans received a closer review based on a “risk-adjusted approach” that took into consideration: products and services incented, average length of transactions, incentives paid as a percentage of total revenue, earnings based on mark to market valuations, incentives paid as a percentage of the participant’s total compensation, and average incentives paid per employee in 2008 and 2009. The Chief Risk Officer also considered compensation plans providing for deferral of compensation and/or retirement benefits, and plans providing for de minimis payouts and determined that these plans did not present opportunities for employees to take unnecessary and excessive risks that threaten the value of Huntington, or to manipulate earnings to enhance the compensation of any employee. The Chief Risk officer also determined to exclude from review broad-based welfare and benefit plans that do not discriminate in scope and terms of operation.

The Compensation Committee believes that Huntington’s overall compensation practices for SEOs, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

•	Executive stock ownership requirements;

•	Balance between fixed compensation (that is, base salary) and incentive and equity compensation opportunity;

•	Maximum payouts which limit overall payout potential;

•	Balance between short-term and long-term incentive compensation opportunity;

•	Limited stock option usage compared to full value equity awards; and

•	Recoupment policies with strong language relating to gross negligence, intentional misconduct, and/or fraud.

In addition, the Compensation Committee believes that there are controls around incentive plans for all employees as described below that effectively discourage unnecessary and excessive risk taking.

Risk Policy Framework

Huntington’s board of directors has established an overall risk tolerance of low to moderate levels of risk in connection with the operating of the Company’s business. Every business segment within Huntington aligns with the Company’s risk policy framework. Adherence to the risk tolerances is ensured by the Company’s system of internal processes and validated by independent groups, including Internal Audit, Risk Management, Credit Risk Management and to some extent, the external auditors. During 2009, segment risk officers have been hired for every business segment. All material business plans must be reviewed against the risk policy framework and approved. Incentive compensation plans and performance goals are tied to the risk-assessed business plans.

In addition to the overarching risk policy framework which limits risks, there are controls around employee incentive plans (including the SEO plans) that effectively discourage and limit unnecessary and excessive risks of the plans. All employee incentive plans allow for management discretion (or Compensation Committee discretion in the case of the SEO plans) to reduce or eliminate any award. Every incentive plan is documented using a standard template and is reviewed annually by a design team which consists of representatives from the business segment, Finance, the Compensation Department, Risk Management (commencing with 2010 plans), and any other group deemed to be appropriate, with final approval by the appropriate executive officer. As further described below, the Compensation Committee reviews and approves all SEO plans, award opportunities and performance goals. Further, incentive plans are audited regularly by internal auditors and periodically by Huntington’s independent registered accounting firm.

SEO Compensation Plans

The SEO compensation plans are currently operating within the constraints of the TARP limits. The Compensation Committee believes, however, that Huntington’s standard compensation programs for executives do not encourage unnecessary and excessive risk, even before application of the TARP limits. As discussed in further detail in the Compensation Discussion and Analysis below, the standard incentive compensation plans for SEOs, before the impact of TARP, consisted of: annual cash incentives under the Management Incentive Plan, long-term incentives under the Amended 2007 Stock and Long-Term Incentive Plan in the form of equity awards (stock options, restricted stock and restricted stock units), and long-term performance awards payable in stock and cash. Annual incentive awards and long-term incentive awards are closely linked to the company’s financial performance compared with Huntington’s strategic plans for each plan year or plan cycle. The opportunity to earn annual incentive awards in cash and long-term awards in a combination of cash and stock provides a mix of variable compensation that integrates the company’s short-term and long-term goals, as well as helps to attract and retain executive officers.

Annual cash incentives under the Management Incentive Plan are payable only when specific pre-determined performance goals are met. All participants have some portion of their award dependent on the selected corporate performance criteria. The potential award for the chief executive officer is typically based entirely on the selected corporate performance goals. The chief executive officer’s direct reports have 75% of their awards tied to corporate performance. For other participants, the range of corporate performance is weighted from 40%-75%. Equity awards are a critical part of Huntington’s compensation philosophy as they encourage the alignment of senior management’s goals with those of shareholders, with the ultimate goal of increasing overall shareholder value. Long-term performance awards are payable in recognition of achievement of Huntington’s goals over a period of time longer than one year, typically a three year period. The Compensation Committee approves all incentive compensation paid to the executive officers, including the SEOs. The Compensation Committee confers with the Audit Committee as necessary when confirming achievement of performance goals.

Due to the impact of TARP, annual cash incentive awards for the SEOs under the Management Incentive Plan have been severely limited or prohibited. Equity awards to the SEOs are also restricted. During 2009 the equity awards for SEOs were limited to long-term restricted stock awards that will vest on the later of the second anniversary of the date of grant or the date Huntington repays the financial assistance it received under TARP. Combined with the Company’s stock ownership requirements for executives, the Compensation Committee believes that the Company’s current compensation practices for SEOs do not encourage unnecessary or excessive risk that threaten the value of Huntington.

Employee Compensation Plans

In addition to the incentive plans in which the SEOs participate, Huntington has 21 business unit incentive plans which reward measurable performance across Huntington’s five major business segments: Retail and Business Banking, Commercial Banking, Commercial Real Estate, Auto Finance and Dealer Services, and the Private Financial Group. The Compensation Committee believes that the features of these incentive compensation plans, alone and/or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. In particular, there are effective controls in place to review business generated by individuals who earned 75% or more of their compensation in variable pay. In addition, persons having compliance, risk, credit quality, quality assurance and finance roles are not compensated on the same results as the business teams they support. Instead, their incentives are tied to corporate goals under the Management Incentive Plan. During 2009 Huntington integrated a recoupment policy into every incentive compensation plan containing language regarding Huntington’s ability to withhold or recoup all or a portion of any incentive payment if it is determined that an unnecessary or excessive risk was taken, that, had it not, would have resulted in a smaller or no payout. Huntington has had a recoupment policy for SEO incentive plans in effect since 2007.

Further, in light of the significant level of oversight and controls surrounding incentive plans, and the significant amounts that would be required to impact Huntington’s reported earnings, the Compensation Committee believes that the incentive plans for employees, including SEOs, do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

Compensation Committee
John B. Gerlach, Jr., Chairman
Don M. Casto III
Marylouise Fennell
David L. Porteous
Kathleen H. Ransier
William R. Robertson

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s primary responsibilities are to review annually the composition of the board of directors to assure that the appropriate knowledge, skills, and experience are represented, in the Nominating and Corporate Governance Committee’s judgment, and to assure that the composition of the board of directors complies with applicable laws and regulations; review the qualifications of persons recommended for board of directors membership, including persons recommended by shareholders; discuss with the board of directors standards to be applied in making determinations as to the independence of directors; and review annually the effectiveness of the board of directors, including but not limited to, considering the size of the board of directors and the performance of individual directors as well as collective performance of the board of directors. The Nominating and Corporate Governance Committee reviews and approves related party transactions. Other primary responsibilities of the Nominating and Corporate Governance Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers and employees.

Director Nomination Process
Each person recommended by the Nominating and Corporate Governance Committee for nomination to the board of directors must be an active leader in his or her business or profession and in his or her community. Diversity is considered by the Nominating and Corporate Governance Committee when evaluating nominees because the board of directors believes that board membership should reflect the diversity of Huntington’s markets. The Nominating and Corporate Governance Committee evaluates potential nominees, including persons recommended by shareholders, in accordance with these standards which are part of the Corporate Governance Guidelines. From time to time the Nominating and Corporate Governance Committee may develop specific additional selection criteria for board membership, taking into consideration current board composition and ensuring that the appropriate knowledge, skills and experience are represented. Currently the Nominating and Corporate Governance Committee sees a need for a director with current or recent experience as a public company chief executive officer. There are no other specific additional criteria at this time. Directors Richard W. Neu and William R. Robertson are being nominated for election by the shareholders for the first time. Mr. Neu was recommended by a third party search firm and Mr. Robertson was recommended by a non-management director. Huntington utilized a third party search firm in 2009 to assist in identifying and evaluating potential board nominees.

Shareholders who wish to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may send a written notice to the Secretary at Huntington’s principal executive offices. The notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the Marketplace Rules of the Nasdaq Stock Market, and the class and number of shares of Huntington securities owned by the person. The Nominating and Corporate Governance Committee may require additional information to determine the qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of Huntington securities owned by, the person or persons making the recommendation. There have been no material changes to the shareholder recommendation process since the last disclosure of this item.

Other Standing Committees.  The Capital Planning Committee oversees the company’s capital management and planning processes, reviews strategies for achieving financial objectives, and reviews financial performance results as they relate to capital management and planning. The Community Development Committee’s principal role is to promote Huntington’s mission of local involvement and leadership in the communities where Huntington is located and were its employees work. This Committee will consider matters relating to community development and involvement, philanthropy, government affairs and diversity. This Committee also has responsibility for monitoring the Corporation’s commitments pursuant to the Community Reinvestment Act (“CRA”).

The Executive Committee considers matters brought before it by the chief executive officer. This Committee also considers matters and takes action that may require the attention of the board of directors or the exercise of the powers or authority of the board of directors in the intervals between meetings of the board of directors. The Risk Oversight Committee assists the board of directors in overseeing Huntington’s enterprise-wide risks, including credit, market, operational, compliance and fiduciary risks. Towards this end, the Risk Oversight Committee monitors the level and trend of key risks, management’s compliance with board-established risk tolerances and Huntington’s risk policy framework. The Risk Oversight Committee also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the board of directors and the adequacy of management’s response.

Ownership of Voting Stock

The beneficial ownership of Huntington common stock by each of Huntington’s directors, nominees for director, executive officers named in the Summary Compensation Table, and the directors and all executive officers as a group, as of January 31, 2010 is set forth below.

	Shares of
	Common Stock		Percent
	Beneficially		of
Name of Beneficial Owner	Owned(1)		Class

Daniel B. Benhase	468,982	(3)	*
Don M. Casto III	507,838	(2)(4)	*
Michael J. Endres	159,123	(4)	*
Marylouise Fennell	58,629		*
John B. Gerlach, Jr.	1,684,675	(2)(4)	*
D. James Hilliker	251,611	(2)(4)	*
Thomas E. Hoaglin	273,541		*
Donald R. Kimble	211,397	(3)	*
David P. Lauer	83,076	(2)	*
Jonathan A. Levy	209,495	(2)	*
Wm. J. Lhota	185,579	(2)(4)	*
Gene E. Little	61,124	(2)(4)	*
Gerard P. Mastroianni	178,552	(2)	*
Richard W. Neu	20,000		*
David L. Porteous	576,770	(2)(4)	*
Kathleen H. Ransier	51,497	(2)	*
William R. Robertson	50,713		*
Nicholas G. Stanutz	305,401	(3)	*
Stephen D. Steinour	1,316,418		*
Mark E. Thompson	110,030		*
Directors and Executive Officers as a group (29 in group)	7,768,730	(2)(3)(4)	1.08%

*	Indicates less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. None of the shares reported are pledged as security. Figures include the number of shares of common stock which could have been acquired within 60 days of January 31, 2010, under stock options as set forth below. The stock option shares reported for Ms. Fennell and Messrs. Hilliker, Levy and Mastroianni were awarded under stock option plans of Sky Financial Group, Inc. (or its predecessors) and converted to Huntington options. The rest of the reported stock options were awarded under Huntington’s stock option plans.

Mr. Benhase	383,736
Mr. Casto	50,750
Mr. Endres	25,000
Ms. Fennell	25,902
Mr. Gerlach	50,750
Mr. Hilliker	75,627
Mr. Hoaglin	0
Mr. Kimble	162,836
Mr. Lauer	25,000
Mr. Levy	111,395
Mr. Lhota	50,750
Mr. Little	0
Mr. Mastroianni	76,746
Mr. Neu	0
Mr. Porteous	17,500
Ms. Ransier	25,000
Mr. Robertson	0
Mr. Stanutz	260,819
Mr. Steinour	200,000
Mr. Thompson	0
Directors and Executive Officers as a Group (29 in the group)	2,289,702
(footnotes continued on following page)

(footnotes continued from previous page)

(2)	Figures include 11,779 shares, 1,086,868 shares, 8,871 shares 5,877 shares, 16,143 shares, 9,182 shares, 200 shares, 108,658 shares, and 1,772 shares of common stock owned by members of the immediate families or family trusts of Messrs. Casto, Gerlach, Hilliker, Lauer, Levy, Little, Mastroianni and Porteous, and Ms. Ransier, respectively; 422,664 shares, 1,762 shares, and 2,766 shares owned by various corporations and partnerships attributable to Messrs. Gerlach, Levy, and Mastroianni, respectively; 16,777 shares owned jointly by Mr. Lhota and his spouse; and 300,444 shares owned jointly by Mr. Porteous and his spouse; and 1,500 shares owned jointly by Ms. Ransier and her spouse.

(3)	Figures include the following shares of common stock held as of December 31, 2009 in Huntington’s Supplemental Stock Purchase and Tax Savings Plan: 5,022 for Mr. Benhase, 5,870 for Mr. Kimble, 12,901 for Mr. Stanutz and 55,004 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan. Figures also include the following shares of common stock held as of December 31, 2009 in Huntington’s Executive Deferred Compensation Plan: 7,364 for Mr. Kimble and 16,390 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(4)	Figures include the following shares of common stock held as of December 31, 2009, in Huntington’s deferred compensation plans for directors: 170,867 for Mr. Casto, 44,123 for Mr. Endres, 64,857 for Mr. Gerlach, 27,727 for Mr. Hilliker, 21,974 for Mr. Lhota, 32,045 for Mr. Little and 57,675 for Mr. Porteous. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans. Mr. Hilliker’s total includes 9,970 shares held in the Sky Financial Group, Inc. Non-Qualified Retirement Plans I and II, and Mr. Little’s total includes 2,895 shares held in the Unizan Deferred Compensation Plan.

As of December 31, 2009, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Huntington common stock, except as follows:

	Shares of
	Common Stock
Name and Address	Beneficially	Percent of
of Beneficial Owner	Owned	Class

BlackRock, Inc.(1)	38,074,832	5.32%
40 East 52nd Street New York, NY 10022
Wellington Management Company, LLP(2)	54,272,965	7.59
75 State Street
Boston, MA 02109
FMR LLC(3)	108,395,482	14.969
82 Devonshire Street
Boston, MA 02109

(1)	This information is based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. BlackRock, Inc. has sole voting power and sole dispositive power of all of the shares. BlackRock, Inc. holds the shares in the ordinary course of business.

(2)	This information is based on a Schedule 13G filed by Wellington Management Company, LLP on February 12, 2010. Wellington Management Company, LLP has shared voting power over 42,251,486 of the shares and shared dispositive power over 54,272,965 of the shares. The Schedule 13G was filed by Wellington Management, in its capacity as investment adviser, and the shares are owned of record by clients of Wellington Management.

(3)	This information is based on a Schedule 13G filed by FMR LLC (“FMR”) on February 16, 2010. All such shares are beneficially owned by five entities: (a) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR is deemed to beneficially own 92,484,820 shares in its capacity as an investment advisor to various investment companies (“Fidelity Funds”). The number of shares owned by the Fidelity Funds includes 8,131,945 shares resulting from the assumed conversion of 97,193 shares of Huntington’s 8.50% Series A non-voting perpetual convertible preferred stock (“Series A Preferred Stock”). Edward C. Johnson III and FMR, through its control of Fidelity, and the Fidelity Funds, each has the sole power to dispose of the 92,484,820 shares beneficially owned by them. Strategic Advisers, Inc., a wholly owned subsidiary of FMR, is the beneficial owner of 856 shares in its capacity as an investment adviser providing investment advisory services to individuals. Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly owned subsidiary of FMR, is the beneficial owner of 2,587,063 shares in its capacity as investment manager of institutional accounts. The number of shares owned by those institutional accounts includes 730,589 shares resulting from the assumed conversion of 8,732 shares of Huntington’s Series A Preferred Stock. Edward C. Johnson III and FMR, through its control of Pyramis, each has sole dispositive power over 2,587,063 shares and sole power to vote or direct the vote of 2,587,063 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, is the beneficial owner of 3,423,060 shares in its capacity as investment manager of institutional accounts. The number of shares owned by those institutional accounts includes 227,493 shares resulting from the assumed conversion of 2,719 shares of Huntington’s Series A Preferred Stock. Edward C. Johnson III and FMR, through its control of PGATC, each has sole dispositive power over 3,423,060 shares and sole power to vote or direct the vote of 3,131,975 shares. FIL Limited (“FIL”), a qualified institution that is separate from FMR but predominately controlled by Mr. Johnson and his family, is the beneficial owner of 9,899,683 shares. FIL has sole dispositive power over 9,899,683 shares and sole power to vote or direct the vote of 9,482,783 shares.

Huntington also has issued and outstanding 8.50% Series A non-voting perpetual convertible preferred stock (“Series A Preferred Stock”). As of December 31, 2009, Mr. Casto owned 300 shares, Mr. Endres owned 500 shares and Mr. Lauer owned 100 shares of Series A Preferred Stock, which collectively was less than 1% of the Series A Preferred Stock outstanding. In addition, as of December 31, 2009, Mr. Benhase owned, and Huntington’s executive officers as a group owned, 800 and 900 shares, respectively, of Class C Preferred Stock, $25.00 par value, issued by Huntington Preferred Capital, Inc., a subsidiary of Huntington, which collectively was less than 1% of the Class C Preferred Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Huntington’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington with copies of all Section 16(a) forms filed by them. Due to administrative error, one transaction for Donald R. Kimble pursuant to a deferred compensation plan was filed late. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington believes that during 2009 all other filing requirements applicable for reporting persons were met.

Executive Compensation

Compensation Discussion & Analysis
This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the named executive officers whose compensation is detailed in this proxy statement. These named executive officers are the two persons who served as chief executive officer in 2009, the chief financial officer and the other three most highly compensated executive officers serving as of December 31, 2009, as listed in the Summary Compensation Table.

Overview of 2009

Huntington is in the midst of a significant effort to reposition itself for growth and improved financial performance, while facing one of the most challenging economic environments in many decades, and it is critical that Huntington retain and attract experienced and critical talent. At the same time the U.S. Department of the Treasury’s TARP (“Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008”) rules have limited Huntington’s alternatives for providing market competitive compensation opportunities to key TARP Covered Employees.

As a participant in the Capital Purchase Program, a component of TARP, Huntington is subject to certain corporate governance and executive compensation standards applicable to all TARP recipients as required by the American Recovery and Relief Act of 2009 (the “ARRA”). The U.S. Department of the Treasury (the “Treasury”) issued final interim rules on June 15, 2009 to implement the ARRA standards (the “TARP Rules”). The TARP Rules restrict compensation for Huntington’s senior executive officers (“SEOs”, generally the five “named executive officers” identified in the proxy statement) and Huntington’s 20 next most highly compensated employees. We refer to these employees as the “TARP Covered Employees”. All of the named executive officers in this proxy statement were TARP Covered Employees in 2009 with the exception of Mark E. Thompson. All of the named executive officers are TARP Covered Employees in 2010. The TARP Rules apply during the period in which Huntington has any outstanding obligations arising from financial assistance under TARP.

The TARP Rules prohibit bonus payments to TARP Covered Employees during the TARP period. There are exceptions for “long-term restricted stock” awards and amounts required to be paid under valid employment contracts that were in effect as of February 11, 2009. Any bonuses that are paid during the TARP period are subject to a “clawback” provision if the bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Other restrictions that apply are prohibitions on “golden parachute” payments (to the named executive officers and the top five other most highly compensated employees) and tax “gross-ups” on compensation (for all TARP Covered Employees). In addition, Huntington adopted an “excessive or luxury expenditures” policy applicable to all employees. Huntington also agreed, as a condition to participate in the Capital Purchase Program, that it would be subject to a $500,000 annual deduction limit under IRC Section 162(m), which limits annual tax deduction for non-performance-based compensation.

Compensation Objectives

Huntington must retain and attract key talent in order to generate value for the shareholders. Huntington’s executive compensation programs are designed to: ensure a strong linkage between corporate, business unit and individual performance and pay; integrate with Huntington’s annual and long-term strategic goals and tie awards to the levels of performance achieved, with opportunities to earn maximum awards for maximum performance; and encourage the alignment of senior management’s goals with those of shareholders with the ultimate goal of increasing overall shareholder value. In addition, as further described in the Compensation Committee Report above, Huntington’s compensation programs are consistent with Huntington’s risk management program and levels of risk tolerance.

The company strives to provide an overall compensation package that is commensurate with the executive’s responsibilities, experience and demonstrated performance and to align the total compensation opportunity with those of peer organizations. Huntington’s compensation policies and programs are generally consistent for all executive officers except to the extent compensation of certain executives was impacted by the TARP Rules. Amounts paid and potential incentive opportunities will vary depending upon the executive’s role and scope of responsibility. For example, Mr. Steinour had a higher base salary and higher potential award opportunities due to his responsibilities as chief executive officer. In addition, because of his leadership role, the chief executive officer’s annual cash incentive compensation is typically tied to overall corporate performance, whereas other named executive officers have components of their award tied to personal performance. The chief executive officer is also held to a higher stock ownership guideline reflecting his increased stake in the company’s performance.

Huntington has worked to balance its compensation philosophy with the goal of achieving maximum deductibility under Internal Revenue Code Section 162(m). Huntington’s Management Incentive Plan and Amended and Restated 2007 Stock and

Long-Term Incentive Plan have been structured so that awards under these plans may qualify as performance-based compensation deductible for federal income tax purposes under Internal Revenue Code Section 162(m). However, Huntington’s ability to take a deduction for executive compensation under the Internal Revenue Code is currently limited due to Huntington’s participation in the U.S. Treasury’s Capital Purchase Program under the Troubled Asset Relief Program. Huntington also takes into consideration Internal Revenue Code Section 409A with respect to non-qualified deferred compensation programs, and has revised a number of compensation and benefit plans, including the Executive Deferred Compensation Plan, to be Internal Revenue Code Section 409A compliant. In addition, Huntington also considers ASC 718, “Compensation — Stock Compensation” in administering its equity compensation program.

Compensation Components
Huntington’s executive compensation philosophy and objectives are reflected in the structure of Huntington’s compensation programs for senior management which consist of the following principal components:

•	base salary;

•	annual incentive awards;

•	long-term incentive awards (including equity awards); and

•	benefits.

Increases in base salary, annual incentive awards, and long-term incentive awards are dependent on individual and/or company performance and competitive pay within the market. Annual incentive awards and long-term incentive awards are closely linked to the company’s financial performance compared with Huntington’s strategic plans for each plan year or plan cycle. The opportunity to earn annual incentive awards in cash and long-term awards in a combination of cash and stock provides a mix of variable compensation that integrates the Company’s short-term and long-term goals, as well as helps to attract and retain executive officers. Huntington does not currently have a set policy for dividing the aggregate amount of an executive’s compensation between cash and non-cash compensation or between short-term and long-term awards except as reflected in market competitive practices. Huntington’s focus is on total compensation.

Executive officers participate in the same benefit programs generally available to all employees. In addition, Huntington has a supplemental defined contribution plan and a supplemental defined benefit pension plan for eligible officers whose income exceeds the limits established by the Internal Revenue Service. Huntington also offers additional fringe benefits to certain senior officers including a tax and financial planning quarterly allowance and paid parking. For Mr. Steinour, Huntington provides security monitoring for his personal residence. Huntington has access to a private airplane which may be used by executives on a very limited basis. All of the named executive officers are eligible to defer certain compensation under Huntington’s Executive Deferred Compensation Plan. In addition, all named executive officers have an Executive Agreement which provides income continuation security and benefit protection in the event of any change in control of Huntington.

These principal compensation components are further discussed below.

Recoupment Policies
Huntington’s board of directors has had a formal recoupment policy in place since 2007. The policy applies if the board determines that gross negligence, intentional misconduct or fraud by a current or former executive officer caused or partially caused the company to restate its financial statements. Under the policy, the board may require repayment of a portion or all of any incentive-based compensation paid and/or cancellation of any unvested restricted stock if the amount or vesting of the incentive compensation was calculated or contingent upon the achievement of financial or operating results that were affected by the restatement and the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Any recoupment would be at the board’s discretion and would be to the extent permitted by law and the company’s benefit plans, policies and agreements. There are also forfeiture and recoupment provisions contained in the Amended 2007 Stock and Long-Term Incentive Plan specific to awards under that plan.

In addition, the TARP Rules provide for recovery of any bonus payment, retention award, or incentive compensation paid to the TARP Covered Employees based on materially inaccurate financial statements (which includes but is not limited to, statements of earnings, revenues, or gains), or any other materially inaccurate performance metric criteria.

Employment Agreement
Huntington and Stephen D. Steinour, Chairman, President and Chief Executive Officer are parties to an employment agreement with an initial term ending on December 31, 2013, subject to automatic three-year renewal periods upon expiration of the initial term and each renewal term. Pursuant to the agreement, Mr. Steinour has a minimum annual base salary of $1,000,000, is eligible for an annual target incentive award opportunity equal to 110% of annual base salary (and a guaranteed minimum bonus of no less than 50% of the target incentive payment for 2009), is eligible for long-term incentive awards with a target award opportunity of 31.25% of annual base salary for each performance cycle, and is generally entitled to employee benefits, fringe benefits, perquisites and annual equity awards on terms and conditions no less favorable than those provided to other senior executives of the company. In connection with entry into the employment agreement, Huntington awarded Mr. Steinour an inducement option to purchase 1,000,000 shares of Huntington’s common stock, with a per share exercise price of $4.95, the closing price of Huntington’s common stock on January 14, 2009.

Thomas E. Hoaglin, Huntington’s former Chairman, President and Chief Executive Officer preceding Mr. Steinour, had an employment agreement with Huntington that entitled him to certain payments and benefits including upon termination of employment.

Stock Ownership Guidelines
Consistent with the objective to align senior management’s goals with those of shareholders, the Compensation Committee has adopted stock ownership guidelines for key Huntington executives who are viewed as critical to the Company’s success. Increased stock ownership also reinforces, for both the investing public and employees, senior management’s commitment to the Company. Each executive generally has five years to reach a specified minimum ownership level of common stock derived from a multiple of his or her base salary. The multiple for the chief executive officer is 5 times base salary. The requirement is 2 times base salary for the other named executive officers. To determine the individual ownership guidelines, the product of the multiple and base salary on the date the executive becomes subject to the guidelines is divided by the fair market value of Huntington’s common stock, as defined in Huntington’s equity compensation plans, on that date. The guidelines for the named executive officers are set forth below.

	Ownership
	Guideline			Original
	(As a Multiple		Number of	Compliance
Executive	of Base Salary)		Shares	Date

Stephen D. Steinour	5	X	1,010,101	01/14/2014
Donald R. Kimble	2	X	32,134	07/18/2011
Mark E. Thompson	2	X	289,389	04/20/2014
Nicholas G. Stanutz	2	X	25,707	07/18/2011
Daniel B. Benhase	2	X	27,164	07/18/2011

The Compensation Committee has suspended compliance for executive officers while Huntington remains a participant in the Capital Purchase Program of TARP. For officers who were subject to guidelines before January 2009, the deadline is 3 years from the date Huntington repays TARP funds. For officers who become subject to the guidelines after January 2009, the deadline is 5 years from the date Huntington repays TARP funds. If guidelines are not met by the applicable date, the affected officer will be required to defer at least 50% of any annual bonus earned and invest the deferral in Huntington stock. Shares held in Huntington’s benefits programs, including deferred compensation, and shares owned outside these plans will be counted for purposes of meeting ownership guidelines.

In 2009, the Compensation Committee added stock ownership guidelines for directors. The minimum ownership level for directors is based on five times the annual retainer fee (excluding committee chairmanship retainers). Based on the fair market value of Huntington’s common stock on October 21, 2009, the guideline for directors is 40,603 shares. Directors have five years to meet the minimum guidelines (until October 21, 2014) and new directors will have five years from the date of election to the board.

The Compensation Committee retains the right to modify or adjust the ownership targets and time frames established for compliance under the stock ownership guidelines, on an individual or aggregate basis, as may be necessary or desirable in the Compensation Committee’s discretion based on events or circumstances. The Compensation Committee has not currently adopted a policy regarding an officer’s hedging of the economic risk associated with the ownership of employer stock.

Determination of Compensation Benchmarking
In determining compensation, Huntington regularly utilizes information on peer banks for comparative analysis relative to levels of compensation, financial performance, stock usage metrics and other key data. The peer banks used for comparative analysis are determined annually by Huntington management with guidance from the Watson Wyatt compensation consultant, and approved by the Compensation Committee. The peer banks are typically determined in July and data collected is from the most recent proxy statement filings. Two categories of peer banks are determined.

“Primary Peers” are those banks that represent the best market comparators for Huntington in terms of size (as an indicator for scope of responsibility) and mix of businesses. The process for determining the 2009 peers began with the selection of U.S. based publicly traded banks with assets as of December 31, 2008, ranging from approximately one-half of Huntington’s assets to approximately twice the amount of Huntington’s assets. This initial group of banks was then reviewed based upon business compatibility. Banks with a significantly different business mix and those under foreign ownership were eliminated from the group. The resulting group consisted of 10 reasonably comparable banks with assets ranging from $23 billion to $120 billion. “Reference Peers” were the three banks that were larger than $120 billion in assets as of December 31, 2008, and were used to provide a frame of reference particularly with respect to compensation practices, the relationship of variable pay to base pay, share usage and performance.

Peer Banks Utilized During 2009

Primary Peers	Reference Peers

Associated Banc-Corp	Sun Trust Banks, Inc.
BOK Financial Corporation	BB & T
Comerica	Regions Financial Corp.
Fifth Third
First Horizon
KeyCorp
M&T Bank Corp
Marshall & Ilsley
Synovus
Zions Bancorp

Huntington also relies on third party published survey data, and in 2009 utilized the 2008 Hewitt Financial Services Executive Total Compensation Survey and the 2008 Towers Perrin Financial Services Executive Database - U.S. Commercial Banks Report and the Long-Term Incentive Plan Report.

The Hewitt report provided data classified by industry and Huntington utilized the data representing the banking industry. The banking industry portion of the data consisted of 23 banks excluding Huntington. The data was provided primarily in two asset sizes: $40 - $74.9 billion and greater than $75 billion. For some positions, regional data was also used. Five of Huntington’s Primary Peers and two Reference Peers were included in the survey along with 16 other participants considered part of the banking industry for this survey which were: Bank of America, Bank of Montreal, Colonial Bank, Compass Bank, Cullen/Frost Bankers, Inc., Downey Savings & Loan Assoc., Federal Home Loan Bank of Atlanta, HSBC Bank USA, Navy Federal Credit Union, Peoples Bank, PNC Financial Services Group, Inc., U.S. Bancorp, UnionBanCal Corporation, Wachovia, Washington Mutual, Inc., and Wells Fargo and Company.

The Towers Perrin Survey of U.S. Commercial Banks Report represented 30 banks excluding Huntington. Banks were grouped into two asset sizes as follows: less than $50 billion, which included 9 banks, and greater than $50 billion, which included 21 banks. Five Primary Peers and three Reference Peers were included in the survey and the remaining 22 banks participating were as follows: Associated Banc-Corp, Bank of America, Bank of the West, Citigroup, Citizens Bank, Compass Bancshares, Cullen/Frost

Bankers, Guaranty Bank, Harris Bank, HSBC North America, IndyMac, Irwin Financial, People’s Bank, PNC Financial Services, Sovereign Bancorp, SVB Financial, TD Banknorth, Union Bank of California, U.S. Bancorp, Wachovia, Webster Bank and Wells Fargo.

The Towers Perrin Long-Term Incentive Report represented all of the banks listed above in the Towers Perrin U.S. Commercial Banks Report except for IndyMac. The survey included eight Primary Peers and three Reference Peers. In addition, the following financial institutions were included in the report: Capital One Financial, Commerce Bancorp, Federal Home Loan Bank of San Francisco, First Midwest Bancorp, Mellon Financial, and Sterling Bancshares. Data from the banks and financial institutions in the less than $50 billion asset range was reviewed along with data for the greater than $50 billion asset size for reference purposes.

When using data, data that fell closest to Huntington’s asset size was used when available. If data was not available for the asset size closest to Huntington, data representing the average of all participating companies was used. Data for the larger asset groups was reviewed as reference information. Where third party published surveys are mentioned in the following discussion, the reference is to these surveys described above.

Base Salary
Base salary is significant because it serves as the basis for determining eligible levels for certain benefits, and for certain executive programs, awards are determined as a multiple or percentage of base salary. Huntington also views base salary as an important factor in attracting and retaining key personnel. Huntington does not have a set policy to target compensation at a specific level of compensation in the market. Huntington has typically positioned base salaries for executive officers to fall between the 50th and 75th market percentile. Huntington’s current goal is to set salaries closer to the 75th market percentile for higher performing executives occupying critical positions.

The Compensation Committee reviews salaries for the executive officers on an annual basis and as needed. The review of the chief executive officer’s salary is typically later in the year so that the proxy statement data for Reference Peers and Primary Peers can be compiled and considered. While reviewing salaries each year, Huntington also reviews the total compensation package for each executive officer. Huntington takes into consideration how adjustments in base salary affect other key compensation elements; a base salary that is too low or too high disproportionately affects the total compensation opportunity as the annual cash and performance awards are determined as a percentage of base salary.

The level of compensation selected for an executive in comparison to the market data can vary based on other relevant factors such as individual and business unit performance, scope of responsibility and accountability, cost of living, internal equity, annual merit budget or any other factors deemed important. The extent to which each of these factors is considered may vary from executive to executive. The chief executive officer evaluates the performance of, and makes merit recommendations for, each of the other named executive officers. The chief executive officer does not participate in the discussion of his own salary.

To address the impact of the TARP Rules on Huntington’s executive compensation programs, the Compensation Committee approved increases, effective for 2010, in the base salaries of certain TARP Covered Employees, including Messrs. Steinour, Kimble, Stanutz and Benhase. The entire increased salary amount for each executive will be paid in shares of Huntington common stock. With respect to each semi-monthly pay period, the executive will receive the number of shares of common stock determined by dividing the amount of base salary (net of applicable tax withholdings) to be paid in common shares with respect to that pay period by the closing price of a share of Huntington common stock as reported on the Nasdaq Global Select Market on the pay date for such period, or if not a business day, the business day immediately preceding such date. The shares will be paid under Huntington’s Amended and Restated 2007 Stock and Long-Term Incentive Plan in the form of restricted stock. The shares will be immediately 100% vested as of the pay date and will not be subject to any requirement of future service. The shares may not, however, be sold, transferred, pledged, assigned, or otherwise disposed of until the later to occur of (1) or (2) below:

(1) The date that is six months after the pay date; or

(2)	The earliest to occur of the following events: (A) 6 months after repayment of the financial assistance received by the company under TARP, (B) January 1, 2012, or (C) a change in control of the company.

The Compensation Committee may, in its sole discretion and without the executive’s consent, terminate, modify or suspend this compensation structure at anytime.

Annual Cash Incentive Awards
The TARP Rules restrict the payment of bonuses and thus impacted the annual cash incentive awards for the named executive officers.

Cash incentive awards may be earned on an annual basis under the Management Incentive Plan when specific, pre-determined goals are met in the short-term (one year). This plan aligns executive officers and other participants with common short-term corporate goals, which can change from year to year depending on Huntington’s strategic direction. The Management Incentive Plan, which was approved by the shareholders, provides a number of key performance criteria for corporate performance which the Compensation Committee can select from annually to set financial performance goals. The Compensation Committee establishes the performance criteria and weightings, the performance goals at various levels of performance and the potential awards under the Management Incentive Plan for each year.

The Compensation Committee selected pre-tax pre-provision income (40%), core deposit growth (20%), the efficiency ratio (20%) and credit quality (20%) as the performance criteria and weightings for 2009. The chief executive officer and the chief financial officer recommended that these criteria represented important indicators for relative performance of Huntington when compared to its peers in light of current economic conditions and Huntington’s strategic plan. After considering Huntington’s performance for the prior year, and the actual and expected performance of peers, the performance goals for each of these measures were set at Huntington’s targeted performance goals for the year. The compensation consultant also had the opportunity to comment on the measures and goals. The specific performance goals for 2009 are discussed under “Discussion of 2009 Compensation” below.

Although Huntington was subject to restrictions due to TARP, in order to compare and evaluate among executive officers, Huntington established award opportunities and goals for the executive officers in the event that annual cash incentive awards could be paid with respect to 2009 or a portion of the year for some executives. Establishing goals and opportunities for senior officers also served to maintain the existing structure of the Management Incentive Plan which provides for annual cash incentive awards to other employees as well as executive officers. Based on this premise, the named executive officers have 75% to 100% of their annual incentive awards dependent on the selected corporate performance criteria. The potential award for the chief executive officer is typically based entirely on the selected corporate performance goals to align his interests with those of the shareholders. This also is intended to maintain the deductibility of the award payable to the chief executive officer under the plan in relation to Internal Revenue Code Section 162(m) (currently limited by TARP). The other named executive officers generally have additional goals based on their business unit and specified individual initiatives (referred to as “personal performance”). These business unit and individual goals were determined by Mr. Steinour, as the manager of each of the other named executive officers. The plan also includes a discretionary component that can be used to adjust awards, other than awards subject to Section 162(m), up or down based on other factors that are critical to the company’s success.

Award opportunities are tied to the achievement of threshold, target and maximum performance levels. The level of achievement affected the percentage of base salary that could have been earned under the plan components. The threshold award opportunities are typically set in the range of approximately one-third to one-half of the target award, and the maximum award opportunities are typically set as two times the target award. When performance goals are met, which means performance is at or above the threshold for any one component, participants are eligible to receive annual cash awards determined as a percentage of base salary earned over the plan year. It is the intent of the Compensation Committee that maximum awards are only paid for truly exceptional performance and goals are set accordingly. The Management Incentive Plan allows for awards to be earned under each plan criterion and plan component, independent of the other criteria.

As it does each year, Huntington reviewed the award opportunities (expressed as a percentage of base salary) and potential award amounts for the named executive officers against data from published surveys mentioned above and in the case of the chief executive officer against the Peer Bank proxy statement information to ensure that the award opportunities align with the competitive market. The opportunities for the executive officers are targeted between the 50th and 75th percentiles of the market data. The level of award opportunity is also reviewed from a total compensation perspective. The award opportunities for 2009 were increased to be more competitive. The chief executive officer’s target award opportunity was increased from 100% to 110%, and the target award opportunity for the other named executive officers was increased from 50% to 80%. Threshold and maximum award opportunities were likewise adjusted.

The threshold, target, and maximum award opportunities for the named executive officers for 2009 under the Management Incentive Plan are set forth in the table below.

	Threshold	Target	Maximum
	Award	Award	Award
	Opportunity	Opportunity	Opportunity
	(As a	(As a	(As a
	Percentage of	Percentage of	Percentage of
	Base Salary)	Base Salary)	Base Salary)

Kimble, Thompson, Stanutz and Benhase	34%	80%	160%
Steinour	55%	110%	220%

Following the end of each plan year, the Compensation Committee determines whether the applicable performance goals have been met. The Committee may include or exclude “extraordinary events” or other factors, events or occurrences in determining whether a performance goal has been achieved. “Extraordinary events” are defined in the Management Incentive Plan and include:

•	changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results;

•	accruals for reorganization and restructuring programs;

•	special gains or losses in connection with mergers and acquisitions or on the sale of branches or other significant portions of the Company;

•	any extraordinary non-recurring items as described in ASC 225-20, “Income Statement-Extraordinary and Unusual Items”, and/or in the MD&A of Financial Condition and Results of Operations appearing or incorporated by reference in the Annual Report on Form 10-K filed with the SEC;

•	losses on the early repayment of debt; or

•	any other events or occurrences of a similar nature as determined by the Committee.

Huntington’s chief executive officer and chief financial officer make recommendations to the Compensation Committee as to the inclusion or exclusion of extraordinary events and other objective events or occurrences. As part of the certification process, the Compensation Committee will make specific inquiries into the relationship between the achievement of the performance goals and any accounting adjustments recommended by management. The Compensation Committee meets with representatives of the Audit Committee and obtains input from the third party compensation consultant in making this determination.

In addition to cash awards under the Management Incentive Plan, the Compensation Committee may also approve discretionary cash bonuses outside this plan to the executive officers as the Compensation Committee deems appropriate, such as for extraordinary performance or for recruitment or retention purposes.

The determination of annual cash incentive awards earned by the named executive officers for 2009 is included in the “Discussion of 2009 Compensation” below.

Long-Term Incentive Compensation
Executive officers are also eligible to earn long-term incentive compensation consisting of equity awards and long-term performance awards under Huntington’s shareholder approved Amended and Restated 2007 Stock and Long-Term Incentive Plan, referred to as the 2007 Plan. Equity awards are a critical part of Huntington’s compensation philosophy as they encourage the alignment of senior management’s goals with those of shareholders, with the ultimate goal of increasing overall shareholder value. Long-term performance awards are payable in recognition of achievement of Huntington’s goals over a period of time longer than one year, typically a three year period.

Long-Term Performance Awards
Huntington’s long-term performance awards program has been suspended due to administrative complexities under the TARP rules. Long-term performance awards are based on Huntington’s performance over three-year performance cycles (however the plan allows two, three or four year cycles). A new cycle was not commenced in 2009, however one cycle ended on December 31, 2009 and another cycle is pending under the program. No awards have been earned under the cycle that ended on December 31, 2009 (the 2007 — 2009 cycle).

The Compensation Committee selects the participants for this program and has limited participation to the most senior executives whose performance is likely to impact Huntington’s long-term strategic goals. These awards are payable in the form of stock, although up to 50% of an award may be paid in cash at the election of the participant.

The Compensation Committee selects the performance criteria and weightings, the performance goals at various levels of performance, and the potential awards for each cycle based on recommendations of Huntington’s management and the input of the compensation consultant. The 2007 Plan provides a list of approved performance criteria from which to choose. For each new cycle, Huntington’s chief executive officer and chief financial officer compile long-term strategic objectives and recommend appropriate performance measures and goals to the Compensation Committee for final approval. The Compensation Committee also solicits input from the Audit Committee and the third party compensation consultant regarding the recommended performance criteria and goals.

The 2007 — 2009 cycle ended on December 31, 2009 and the 2008 — 2010 cycles will end on December 31, 2010. Awards earned under any cycle will generally be paid in the first quarter of the year following the end of the respective cycle. Typically, a new cycle begins each year as is consistent with market practices and keeps future expectations in line with current expectations. Each cycle is typically three years because that time frame strikes a balance between providing a meaningful long-term award and reasonable goal setting.

The performance criteria for the 2007 — 2009 cycle are average annual growth in EPS and return on average annual tangible equity (referred to as ROTE) along with average annual efficiency ratio. The performance criteria for the 2008 — 2010 cycle are average annual growth in EPS and annual efficiency ratio, and revenue growth. The former chief executive officer and chief financial officer determined that these criteria were the best objective measures of performance for Huntington for the respective three-year periods. These criteria consider profitability and growth (by reviewing EPS) as well as quality of earnings (by reviewing ROTE). The 2007 — 2009 and the 2008 — 2010 cycles also focus on control of expenses through the efficiency ratio component. The former chief executive officer and the chief financial officer recommended to the Compensation Committee for approval the specific goals for each performance criteria under each cycle, taking into consideration the economic outlook for Huntington’s markets and the expected relative performance of peers over the same cycle. The weighting of the performance criteria for potential awards under the two cycles discussed above are set forth in the table below.

	2007-2009	2008-2010
Performance Criteria	Cycle	Cycle

EPS Growth	50%	50%
Efficiency Ratio	25%	25%
ROTE	25%	—
Revenue Growth	—	25%

The award opportunities were established at the beginning of each cycle as a percentage of base salary and set at various levels of performance for plan threshold, target, superior and maximum performance results. The award opportunities as a percentage of base salary are the same for the cycle that just ended and for the cycle not yet completed. If performance falls between the established performance goals, the Committee uses straight-line interpolation to determine the appropriate level of earned award. Participants are assigned to one of three incentive groups and award opportunities vary among the three groups. The chief executive officer, due to his role with the company, participates in the highest level incentive group. The chief executive officer recommends to the Compensation Committee the incentive group placement for each of the other participants.

The threshold, target, superior and maximum award opportunities for the named executive officers under the 2007 — 2009 cycle and the current cycle not yet completed are set forth in the table below.

2007-2009 Cycle
2008-2010 Cycle
	Threshold	Target	Superior	Maximum
	Award	Award	Award	Award
	Opportunity	Opportunity	Opportunity	Opportunity
	(As a	(As a	(As a	(As a
	Percentage of	Percentage of	Percentage of	Percentage of
	Base Salary)	Base Salary)	Base Salary)	Base Salary)

Kimble, Thompson, Stanutz and Benhase	6.25%	25.00%	50.00%	100%
Steinour	7.8%	31.25%	62.5%	125%

Mr. Steinour is a participant on a pro-rated basis in both the 2007 — 2009 cycle and the 2008 — 2010 cycle and Mr. Thompson is a participant on a pro-rated basis in the 2008 — 2010 cycle.

Awards for the 2007 — 2009 cycle can be increased by up to 20% or decreased by 10% based on the success of the Sky Financial integration, determined on a subjective basis by the Compensation Committee at the end of the cycle. Awards for the 2008 — 2010 cycle can be increased by up to 20% or decreased by 10% based on credit quality (net charge-offs) in 2010. Awards under this plan can only be paid if performance is at or above the threshold levels of performance criteria established for each cycle.

Following the end of each cycle, the Compensation Committee determines whether the applicable performance goals have been met. The Compensation Committee may include or exclude “extraordinary events” or any other factors, events or occurrences in determining whether a performance goal has been achieved. “Extraordinary events” are the same as those used in the Management Incentive Plan and discussed above.

Huntington’s chief executive officer and chief financial officer make recommendations to the Compensation Committee as to the inclusion or exclusion of extraordinary events and other objective events or occurrences. As part of the certification process, the Compensation Committee will make specific inquiries into the relationship between the achievement of the performance goals and any accounting adjustments recommended by management. The Compensation Committee meets with representatives of the Audit Committee and obtains the input of the third party compensation consultant in making this determination.

The number of shares that can be awarded to a participant is determined by dividing the dollar value of the award by the fair market value (see more information on definition of fair market value below) of a share of Huntington common stock as of the award date as determined by the Compensation Committee.

The 2007 — 2009 long-term performance cycle which ended December 31, 2009 is discussed under the “Discussion of 2009 Compensation” below.

Equity Awards
Huntington’s equity awards program for senior management typically consists of a combination of restricted stock units, referred to as RSUs and stock options. RSUs offer a strong emphasis on executive retention and continuity and have certain advantages for Huntington, as explained in greater detail below. Huntington was generally prohibited from awarding stock options to the TARP Covered Employees during 2009. Huntington also granted restricted stock awards (RSAs) to certain executive officers in 2009 for recruitment purposes.

Of the named executive officers, Messrs. Kimble, Stanutz and Benhase received only long-term restricted stock awards pursuant to the limits in the TARP Rules. Mr. Steinour also received a long-term restricted stock award pursuant to the TARP Rules, and, in addition, received a stock option award that was grandfathered under the rules because it was pursuant to a binding contract in effect prior to February 11, 2009. For other executive officers who were not TARP Covered Employees for 2009, including Mr. Thompson, the typical annual grant process applied.

Grant Practices
The Compensation Committee considers grants of equity awards annually, and typically approves equity awards in July following the release of earnings. The option price for each grant of an option is equal to the fair market value of a share on the date the option is granted. Under the 2007 Plan, fair market value is generally defined as the closing price on the date of grant.

Huntington management annually compares (a) its level of stock grants relative to outstanding stock grants, and (b) the level of outstanding stock awards and stock available for grant relative to its common shares outstanding with similar levels for its Reference and Primary Peers.

To set the appropriate range of opportunity for individual grants, the compensation consultant reviewed the Towers Perrin 2008 Long-Term Incentive Plan Report (mentioned previously), which provides data on grant levels by salary bands and separately for the chief executive officer and advised as to market comparable grant range opportunities. Other published surveys (mentioned previously) are used to determine market practices for positions similar to Huntington’s named executive officers. In addition, grant levels as discussed in proxy statements for our Primary Peers are reviewed annually for the chief executive officer and chief financial officer.

Mr. Steinour made recommendations to the Compensation Committee for the number of shares to be awarded to his direct reports (excluding the TARP Covered Employees). In addition to the market data mentioned above, previous grant amounts and grants for internal peers are reviewed and factored into the grant decisions. Huntington’s management, with advice from the compensation consultant, based on current market practices, recommends the terms of the stock awards. The recommended grants and terms are then presented to the Compensation Committee for review and approval.

Stock Options and Restricted Stock Units
The goals of providing a combination of both stock options and RSUs are to attract and retain the talent the Company needs to be successful, align senior management with shareholder interests, promote and encourage stock ownership, reward performance achievements, and maintain simplicity for ease of understanding. When the TARP Rules cease to apply to Huntington, Huntington intends to return to utilizing stock options with respect to all of its executive officers.

Stock options remain an important part of the long-term incentive compensation strategy for Huntington’s senior executives. Stock options encourage participants to focus on increasing Huntington’s stock price as these types of awards only have value if the stock price increases above the option price set at the fair market value on the date of grant. Stock options typically have a 7-year expiration date and vest equally over three years on each anniversary of grant. Huntington grants both Incentive Stock Options, referred to as ISOs, and Non-statutory Stock Options, referred to as NSOs, to its executive officers as approved by the Compensation Committee.

RSUs have the advantage of reducing share usage. In addition, Huntington believes that RSUs provide stronger retention value and create a stronger ownership alignment. Generally, the RSUs vest on the third anniversary of the grant provided the executive has been continuously employed through the date of vesting, subject to acceleration on certain terminations of employment and change in control transactions. Upon vesting the RSUs will be paid in shares. As an added benefit for additional retention value, the Compensation Committee approved the accumulation of dividends, which will be paid in cash when the underlying RSUs are paid.

Recipients of stock options and RSUs in 2009 were required to agree to a non-solicitation provision that will remain in effect for one year following termination of employment, unless termination is due to a change in control or not for cause.

Awards under the 2007 Plan are subject to forfeiture. Except following a change in control, in the event the Compensation Committee determines that a participant has committed a serious breach of conduct (which includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002), or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with Huntington, the Compensation Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. If such conduct or activity occurs within three years following the exercise or payment of an award, the Compensation Committee may require the participant or former participant to repay to Huntington any gain realized or payment received upon exercise or payment of such award. In addition, awards may be forfeited upon termination of employment for cause.

Deferred Compensation
Huntington permits its senior officers to defer receipt of base salary, annual cash awards, RSUs and associated dividends, and long-term performance awards pursuant to the Executive Deferred Compensation Plan, a non-qualified plan. Huntington believes that the Executive Deferred Compensation Plan provides a good vehicle for participants to defer receipt of cash or stock to a time when taxes may be at a more personally beneficial rate and/or to save for long-term financial needs. Amounts deferred will accrue interest, earnings and losses based on the performance of the investment options selected by the participant. The investment options consist of Huntington common stock and a variety of mutual funds and are generally the same investment options available to all employees under Huntington’s defined contribution plan. Eligibility to participate in this plan is determined by the Compensation Committee from time to time. Each of the named executive officers is eligible to participate. Amounts payable under the Executive Deferred Compensation Plan are general unsecured obligations of Huntington. Such amounts, as well as any administrative costs relating to the Executive Deferred Compensation Plan, will be paid out of the general assets of Huntington to the extent not paid by a grantor trust. Amounts in this plan that are earned and vested on or after January 1, 2005 are subject to Internal Revenue Code Section 409A. The Executive Deferred Compensation Plan is also discussed following the table on Non-Qualified Deferred Compensation 2009 below.

Huntington also offers a supplemental defined contribution plan providing additional salary deferral for officers whose income exceeds the limits established by the Internal Revenue Service for qualified plans. This Supplemental Plan is discussed in greater detail following the table on Non-Qualified Deferred Compensation 2009.

Benefits
Huntington provides a comprehensive benefits package to its employees and Huntington’s executive officers are eligible for the same broad-based benefits as other employees. These benefits consist of two qualified retirement plans and a variety of welfare benefits plans described below.

In addition, officers nominated by senior management and approved by the Committee are eligible to participate in a supplemental defined contribution plan and a supplemental defined benefit pension plan. The value of the benefits for which an executive is eligible does not impact the decisions with respect to the other components of the executive’s compensation.

Retirement Plans
Huntington maintains a broad-based tax qualified 401(k) plan, the Huntington Investment and Tax Savings Plan (HIP). Huntington also maintains the Huntington Bancshares Incorporated Supplemental Stock Purchase and Tax Savings Plan (Supplemental Plan), which is not a tax qualified plan. The purpose of the Supplemental Plan is to provide a supplemental savings program for selected Huntington employees who are unable to continue to make contributions to HIP for part of the year because they have made the maximum permitted pre-tax deferrals during a calendar year to HIP. The named executive officers are eligible to participate in both HIP and the Supplemental Plan. Additional detail about HIP and the Supplemental Plan can be found following the table relating to Non-Qualified Deferred Compensation 2009 below.

Huntington maintains the Huntington Bancshares Retirement Plan (Retirement Plan). Employees hired or rehired on or after January 1, 2010 are not eligible to participate in the Retirement Plan. Eligible employees hired before January 1, 2010 will continue to participate in the Retirement Plan but the benefit formula is reduced for benefits earned after December 31, 2009. Benefits earned on or before December 31, 2009 are determined under the Retirement Plan formula in effect prior to these changes. Huntington also maintains the Huntington Bancshares Incorporated Supplemental Retirement Income Plan (SRIP) for selected executives. The SRIP was not amended. SRIP benefits for employees terminating employment on or after becoming eligible for early or normal retirement are determined under the Retirement Plan benefit formula as of December 31, 2009, except that benefits under the SRIP are not limited by the compensation and benefit limits of the Internal Revenue Code. SRIP benefits for employees who are not eligible for early or normal retirement at the time they terminate employment are determined under the Retirement Plan benefit formula taking into account the changes made effective January 1, 2010, except that benefits under the SRIP are not limited by the compensation and benefit limits of the Internal Revenue Code. All of the named executive officers are eligible to participate under the Retirement Plan and the SRIP. Additional detail about the Retirement Plan and SRIP is set forth following the Pension Benefits 2009 Table below.

Other Benefits
Huntington provides other benefits to executive officers on the same basis that they are provided to employees generally. Other benefits include medical, dental and vision benefits to all eligible employees through its group health plan.

Huntington provides basic group term life insurance coverage at no cost to employees and optional term life insurance and dependent term life insurance at their own expense. Huntington also provides business travel life and AD&D insurance coverage to its eligible employees. Huntington provides short and long term disability benefits to its employees at no cost. Other broad-based benefits available to eligible employees include health and dependent care flexible spending accounts, commuter assistance and adoption benefits.

Huntington maintains a transition pay plan that provides benefits based upon an employee’s service with Huntington in the event employment is terminated as a result of his or her position being eliminated due to business or economic conditions or a job reassessment.

Fringe Benefits
Huntington offers certain fringe benefits to its more senior officers. The value of fringe benefits received by an executive officer does not impact decisions regarding other components of the executive officer’s compensation. All of the named executive officers who are located at Huntington’s headquarters in downtown Columbus are eligible for paid parking. Huntington also offers a quarterly allowance for tax and financial planning to its more senior officers, including the named executive officers, equal to 2% of base salary. For the chief executive officer, Huntington provides security monitoring of his personal residence and infrequent use of a private airplane.

Executive Agreements
Huntington has entered into change-in-control agreements, referred to as Executive Agreements, with its executive officers which provide certain protections for the executive officers, and thus encourage their continued employment, in the event of any actual or threatened change in control of Huntington. Huntington believes that the definition of change in control used in its Executive Agreements is standard within the financial services industry. Each executive officer is a party to one of three forms of Executive Agreement. The protections provided by the Executive Agreements include lump-sum severance payments and other benefits, as further described under “Potential Payments Upon Termination or Change in Control” below. Severance benefits for the named executive officers are subject to the significant limitations imposed due to Huntington’s participation in the Capital Purchase Program under TARP.

The following table sets forth the compensation paid by Huntington and its subsidiaries for each of the last three fiscal years ended December 31, 2009 to Huntington’s principal executive officers serving in 2009, principal financial officer, and the three other most highly compensated executive officers serving at the end of 2009.

Summary Compensation 2009

							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	qualified
						Plan	Deferred	All Other
Name and Principal			Bonus	Stock	Option	Compen-	Compensation	Compensation
Position(1)	Year	Salary	(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	(7)	Total(8)

Stephen D. Steinour	2009	$965,909	$550,000	$32,757	$323,128	$0	$0	$96,772	$1,968,566
Chairman, President and CEO
Thomas E. Hoaglin	2009	148,500	0	91,453	77,557	0	127,212	25,864	470,586
Former Chairman, President	2008	891,000	0	506,503	771,632	0	235,838	148,495	2,553,468
and CEO	2007	870,417	0	353,507	743,571	0	107,648	110,064	2,185,207
Donald R. Kimble	2009	467,042	0	146,041	77,026	0	53,337	14,621	758,067
Chief Financial Officer	2008	387,000	0	97,487	128,949	0	39,201	15,960	668,597
	2007	385,000	0	60,388	191,548	103,950	28,676	14,805	784,367
Mark E. Thompson	2009	315,340	0	92,477	11,957	150,000	0	176,132	745,906
Senior Executive Vice President and Director of Strategy & Segment Performance
Nicholas G. Stanutz	2009	338,333	0	108,349	57,581	120,000	108,668	13,062	745,993
Senior Executive Vice President and Dealer Sales Group Executive
Daniel B. Benhase	2009	363,333	0	137,007	78,931	0	49,666	42,358	671,295
Senior Executive Vice	2008	330,000	0	101,384	137,435	0	46,771	13,851	629,441
President & Senior Trust	2007	327,833	0	64,274	209,121	104,907	31,138	12,850	750,123
Officer

(1)	Mr. Steinour succeeded Mr. Hoaglin as Chairman, President and Chief Executive Officer effective January 14, 2009. Mr. Thompson joined Huntington on April 20, 2009. Mr. Stanutz was not a named executive officer for 2008 or 2007. Mr. Thompson’s, Mr. Stanutz’s and Mr. Benhase’s titles and positions are with The Huntington National Bank.

(2)	Mr. Steinour received a cash bonus of $550,000 pursuant to the terms of his employment agreement, which was equal to 50% of his target annual incentive opportunity for 2009 under the Management Incentive Plan.

(3)	The amounts in this column are the dollar amounts recognized for financial reporting purposes for awards of restricted stock units in accordance with ASC 718, “Compensation-Stock Compensation”, and includes the expense recognized during 2009 for any awards with unvested shares outstanding during the 2009 calendar year specifically including awards granted during the three year period ended December 31, 2009. The assumptions made in the valuation are discussed in Note 18 “Share-Based Compensation” of the Notes to Consolidated Financial Statements for Huntington’s financial statements for the year ended December 31, 2009. The awards granted in 2009 and the grant date fair values of these units are reported in the Grants of Plan Based Awards Table. Any awards paid under the cycle of the long-term incentive award program that ended on December 31, 2009 would have been reported in this column; however, there were no awards for this cycle.
(footnotes continued on following page)

(footnotes continued from previous page)

(4)	The amounts in this column are the dollar amounts recognized for financial reporting purposes for awards of stock options in accordance with ASC 718 - “Compensation-Stock Compensation”, and includes the expense recognized during 2009 for any stock options with unvested shares outstanding during the 2009 calendar year specifically including stock options granted during the three year period ended December 31, 2009. The assumptions made in the valuation are discussed in Note 18 “Share-Based Compensation” of the Notes to Consolidated Financial Statements for Huntington’s financial statements for the year ended December 31, 2009. The stock options granted in 2009 and the grant date fair values of these units are reported in the Grants of Plan Based Awards Table.

(5)	Mr. Thompson earned an annual cash incentive award for 2009 under the Management Incentive Plan. Mr. Stanutz earned an annual cash incentive award accrued through June 15, 2009. These awards may be paid to Mr. Thompson and Mr. Stanutz following Huntington’s repayment of funds received under TARP.

(6)	The figures in this column are the change in the actuarial present value of accumulated benefit, for the participating officers, under two defined benefit and actuarial pension plans: the Retirement Plan and the SRIP. The actuarial present values are determined as of December 31, the pension plan measurement date used for financial statement reporting purposes. The change in present value for both the Retirement Plan and SRIP for the twelve months ended December 31, 2009 is detailed below. Additional detail about Huntington’s defined benefit and actuarial pension plans is set forth in the discussion following the table of Pension Benefits 2009 below. There were no above-market or preferential earnings on non-qualified deferred compensation.

	Change in
	Present	Change in
	Value	Present
	Retirement	Value
Name	Plan	SRIP	Total

Mr. Hoaglin	$16,085	$111,127	$127,212
Mr. Kimble	21,163	32,174	53,337
Mr. Stanutz	73,171	35,497	108,668
Mr. Benhase	27,902	21,764	49,666

(7)	All other compensation in this column includes contributions by Huntington to the Huntington Investment and Tax Savings Plan, a defined contribution plan, referred to as HIP. Huntington also maintains a Supplemental Stock Purchase and Tax Savings Plan. Huntington suspended contributions to both of these plans as of March 15, 2009. The amounts contributed to each participating executive’s HIP plan account for 2009 are detailed below.

Amounts
Contributed
Name	to HIP

Mr. Hoaglin	$5,940
Mr. Kimble	1,774
Mr. Stanutz	2,583
Mr. Benhase	2,750

This column also includes perquisites and personal benefits for the named executive officers. Perquisites and personal benefits for Mr. Steinour totaled $96,208 and included $79,547 for relocation expenses consisting of temporary housing and travel, including one-time use of a company airplane when commercial flights were unavailable. Other perquisites and personal benefits for Mr. Steinour consisted of financial planning, executive parking, and security monitoring of his personal residence.
(footnotes continued on following page)

(footnotes continued from previous page)

Perquisites and personal benefits for Mr. Hoaglin totaled $19,830 and consisted of financial planning, executive parking and limited use of a company airplane. Perquisites and personal benefits for Mr. Thompson totaled $173,670 and included $165,817 for relocation expenses, including travel and temporary housing, a negotiated relocation allowance and a gross-up for taxes, in the amount of $32,517. Other perquisites and personal benefits for Mr. Thompson consisted of financial planning and executive parking. Perquisites and personal benefits for Mr. Benhase totaled $25,732 and consisted of financial planning, executive parking and temporary housing and relocation expense. Perquisites and personal benefits for each of Mr. Kimble and Mr. Stanutz did not exceed $10,000 and are not included.

Premiums for group term life insurance paid by Huntington during 2009 for each named executive officer are also included in this column as follows: $564 for Mr. Steinour, $94 for Mr. Hoaglin, $513 for Mr. Kimble, $462 for Mr. Thompson, $388 for Mr. Stanutz, and $421 for Mr. Benhase. Also included are dividends paid to Messrs. Thompson, Kimble, Stanutz and Benhase upon the vesting of RSU and RSA awards in 2009 in the amounts of $2,000, $12,334, $10,091 and $13,455, respectively.

(8)	This column shows the total of all compensation for the fiscal year as reported in the other columns of this table.

Grants of Plan-Based Awards 2009

									All Other
									Stock	All Other
			Estimated Possible			Estimated Future			Awards:	Option
			Payouts Under			Payouts Under			Number of	Awards:	Exercise or	Grant Date
		Date of	Non-Equity Incentive			Equity Incentive			Shares of	Number of	Base Price	Fair Value
		Board or	Plan Awards(1)			Plan Awards(2)			Stock or	Securities	of Option	of Stock
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying	Awards	and Option
Name	Grant Date	Action	($)	($)	($)	($)	($)	($)	(#)(3)	Options(#)(4)	($/Sh)(5)	Awards($)(6)

Stephen D. Steinour			531,250	1,062,500	2,125,000	N/A	N/A	N/A
	01/14/2009	01/13/2009								1,000,000	4.95	1,681,000
	12/16/2009	12/16/2009							440,377			1,594,165
Thomas E. Hoaglin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A
Donald R. Kimble			158,794	373,633	747,267
	07/27/2009	07/21/2009				N/A	N/A	N/A	59,571			233,518
Mark E. Thompson			107,216	252,373	504,545	N/A	N/A	N/A
	04/20/2009	03/18/2009							100,000			311,000
	07/27/2009	07/21/2009							10,000			39,200
	07/27/2009	07/21/2009								40,000	3.92	83,472
Nicholas G. Stanutz			115,033	270,667	541,333	N/A	N/A	N/A
	07/27/2009	07/21/2009							43,154			169,164
						N/A	N/A	N/A
Daniel B. Benhase			123,533	290,667	581,333	N/A	N/A	N/A
	07/27/2009	07/21/2009							46,343			181,665

(1)	The award opportunities presented in these columns are under the Management Incentive Plan and are based on salaries earned in 2009. Bonuses under the Management Incentive Plan were restricted for TARP covered employees. Mr. Steinour was entitled to a bonus of $550,000 under the terms of his employment agreement. Messrs. Kimble, Stanutz and Benhase had the opportunity to earn annual incentive awards accrued through June 15, 2009.

(2)	Huntington did not commence a long-term incentive plan cycle in 2009.

(3)	The Compensation Committee awarded long-term RSUs in accordance with the exception to the bonus prohibition under TARP to each of Messrs. Steinour (on December 16, 2009), Kimble, Stanutz and Benhase (on July 27, 2009). These RSUs vest on the later of the second anniversary of the date of grant or the date Huntington repays the financial assistance it received under TARP. Mr. Thompson was not a TARP Covered Employee for 2009 and received RSUs on July 27, 2009 in accordance with
(footnotes continued on following page)

(footnotes continued from previous page)

Huntington’s annual grant practices. Mr. Thompson’s RSUs vest on the third anniversary of the date of grant. The RSUs were granted under Huntington’s Amended and Restated 2007 Stock and Long-Term Incentive Plan. Mr. Thompson also received a grant in the form of a restricted stock award (RSA) for 100,000 shares effective April 20, 2009. These restricted shares vest in 25% increments on the dates that are 6 months, 18 months, 24 months and 30 months from the date of grant. The grant of restricted shares was an inducement award outside the terms of Huntington’s 2007 Stock and Long-Term Incentive Plan, but is subject to the terms of the plan.

(4)	In connection with Mr. Steinour’s employment agreement, Huntington awarded Mr. Steinour a grant of options to purchase 1,000,000 shares of Huntington’s common stock. The option vests in equal increments on each of the first five anniversaries of the date of grant, and expires on the seventh anniversary. The option was granted as an inducement option outside the terms of Huntington’s 2007 Stock and Long-Term Incentive Plan, but is subject to the terms of the plan. Mr. Thompson’s award of stock options was granted under the 2007 Stock and Long-Term Incentive Plan and vests in three equal annual increments beginning one year from the date of grant.

(5)	Each stock option reported has a per share exercise price equal to the closing price of a share of Huntington common stock on the date of grant.

(6)	The amounts in this column are the grant date fair values of the awards of the RSUs, RSAs and stock options reported in the table computed in accordance with ASC 718, “Compensation-Stock Compensation”.

Discussion of 2009 Compensation
The Company’s 2009 executive compensation was significantly impacted by the hiring of a new chief executive officer in the midst of a challenging economic environment and the restrictions of TARP Rules. In addition, upon the arrival of the new chief executive officer, Huntington embarked on a restructuring effort. These challenging circumstances were also complicated by the uncertainty that existed before the Treasury issued the TARP Rules on June 15, 2009. Base salaries, annual incentive awards and long-term incentive awards were all impacted.

In 2009 Huntington hired Mr. Steinour as the new chief executive officer and negotiated a compensation package set forth in an employment agreement with Mr. Steinour. Under the employment agreement, Mr. Steinour has a minimum annual base salary of $1,000,000, is eligible for an annual target incentive award opportunity equal to 110% of annual base salary (and a guaranteed minimum bonus of no less than 50% of the target incentive payment for 2009), is eligible for long-term incentive awards with a target award opportunity of 31.25% of annual base salary for each performance cycle, and is generally entitled to employee benefits, fringe benefits, perquisites and annual equity awards on terms and conditions no less favorable than those provided to other senior executives of the company. In connection with entry into the employment agreement, Huntington awarded Mr. Steinour an inducement option to purchase 1,000,000 shares of Huntington’s common stock, with a per share exercise price equal to the closing price of Huntington’s common stock on January 14, 2009 ($4.95).

Base Salary
Due to the Company’s performance in 2008, Huntington determined that no annual merit increases would be awarded to employees in February 2009. Huntington did however approve salary increases later in the year for certain executive officers to bring these executives’ compensation in line with the competitive market and to preserve internal equity after a broad-based organization restructure.

As a result of the Company’s restructuring effort, Huntington hired a number of new executive officers in 2009. In connection with making employment offers to new executives, Huntington determined that its compensation levels for certain of its incumbent executive officers were not competitive. In particular, it was determined that the base salary for Mr. Kimble, Huntington’s chief financial officer, was 16% – 23% below the median of peer survey data. Because Mr. Kimble was deemed to be critical to the restructuring and ultimate success of the company, the Compensation Committee approved a base salary increase for Mr. Kimble of 29.2% in April 2009.

Typically the Compensation Committee reviews salaries in February, however, in 2009, the Compensation Committee reviewed the compensation of TARP Covered Employees in July following the issuance of the TARP Rules and in conjunction with consideration of annual equity grants. The Compensation Committee considered the market survey data described and equity awards for each executive officer. In order to more competitively align their compensation externally and with recent hires, the Compensation Committee approved base salary increases of 21.9% for Mr. Stanutz and 24.2% for Mr. Benhase.

As part of Huntington’s restructuring efforts it was determined that there was a need for creation of a new position of Director of Strategy and Segment Performance. Mr. Thompson was identified as an executive who had the ready talent to fill this position for which Huntington had an immediate and critical need. Mr. Thompson’s starting salary was negotiated at $450,000.

Annual Cash Incentive Awards
The four components for the 2009 plan year tied to overall corporate performance were pre-tax pre-provision (“PTPP”) earnings, core deposit growth, the efficiency ratio and net charge-offs (credit quality). These criteria are discussed in greater detail in the Compensation Discussion & Analysis above. Potential awards for the named executive officers were based 75% on corporate performance and 25% on personal performance, except for Mr. Steinour, the chief executive officer, whose potential award was based 100% on corporate performance.

Huntington’s actual performance for each component in 2009 compared to the performance goals varied. Huntington’s pre-tax pre-provision earnings were above the threshold level of performance and below the target level of performance. Core deposit growth was above the maximum level of performance and the efficiency ratio was lower (better) than threshold level of performance. Net charge-offs were higher (worse) than the threshold level of performance. Huntington’s performance was impacted by several isolated and non-recurring transactions that the chief executive officer and the chief financial officer recommended be considered as “extraordinary events” under the terms of the plan. The Compensation Committee accepted the recommendations of the chief executive officer and the chief financial officer and excluded the following “extraordinary events”:

•	A non-recurring goodwill impairment of $2.6 billion;

•	A gain of $31.4 million on the sale of VISA stock;

•	Gains realized on the redemption of certain outstanding trust preferred securities and subordinated debentures in the aggregate amount of $141 million;

•	An FDIC special insurance assessment of $23.6 million; and

•	A $4.9 million adjustment related to the impact of certain interest rate swaps.

All of these adjustments were applied to the efficiency ratio and had a negative impact. The first four adjustments were already excluded from pre-tax pre-provision earnings by definition; however, the last adjustment was applied and had a negative impact on this component. None of the adjustments were applicable to the measurement of core deposit growth or net charge-offs and therefore had no impact. Based on the adjusted levels of performance, the components paid out at the following levels compared to target:

Pre-tax pre-provision earnings	80%
Core deposit growth	200%
Net charge-offs	0%
Efficiency ratio	50%

The threshold, target and maximum goals and the actual and adjusted values for the performance criteria are set forth in the table below.

	PTPP			Net Charge-offs
	Operating Income	Core Deposit	Efficiency	(Credit Quality)
	($000s)	Growth	Ratio	($000s)

Threshold	$885	3.5%	62.0%	$860
Target	960	5.0	59.5	810
Maximum	1,050	7.5	56.5	750
2009 Actual	944.6	12.6	55.4	1477
2009 Adjusted	939.8	12.6	61.1	1477

Mr. Thompson, who was not a TARP Covered Employee in 2009, earned an annual cash incentive award under MIP for 2009 of $150,000. Since Mr. Thompson has been identified as a 2010 TARP Covered Employee, his award will be held until after Huntington repays TARP. Mr. Steinour received an award of $550,000 as provided in his employment agreement. Based on Mr. Steinour’s recommendation, the Compensation Committee approved an incentive award for Mr. Stanutz of $120,000, which was accrued through June 15, 2009 and which will be held until after Huntington repays TARP. No awards were approved for Messrs. Kimble and Benhase.

Long-Term Incentive Compensation
The 2007 — 2009 cycle of the Long-Term Incentive Awards program, which is discussed in detail above in the “Compensation Discussion and Analysis”, ended December 31, 2009. No awards were paid under this cycle.

The goals for this cycle, which were established in February 2007, were based on average annual growth in EPS over the cycle with a baseline adjusted EPS of $1.82, average annual return on tangible equity (referred to as ROTE), and average annual efficiency ratio. In addition, awards for this cycle could be increased by up to 20% or decreased by 10% based on the success of the Sky Financial integration, determined on a subjective basis by the Compensation Committee at the end of the cycle.

Huntington’s performance was below the threshold levels of performance for each component and no awards were earned. The threshold, target, superior and maximum goals for the performance criteria are set forth in the table below.

			Average
	Average	Average	Annual
	Annual	Annual	Efficiency
	EPS Growth	ROTE	Ratio

Threshold	5%	20%	54%
Target	6.5	21	53.5
Superior	7.5	22	52.5
Maximum	9.0	22.5	52

Stock Option and Restricted Stock Unit Awards
The Compensation Committee granted long-term restricted stock awards to Messrs. Steinour, Kimble, Stanutz and Benhase as permitted under the TARP Rules. The bonus restrictions under TARP allow for the granting awards of long-term restricted stock. Pursuant to the TARP Rules, Huntington granted RSUs to its executive officers who were TARP Covered Employees in 2009 which had a value equal to one half of the officer’s annual salary for 2009, and in the case of Mr. Steinour, equal to one half of his annual salary, agreed upon bonus and the Black-Scholes value of his inducement option grant. The values were divided by the closing price of a share of the Company’s common stock on the date of grant to determine the number of shares. These RSUs will vest on the later of the second anniversary of the date of grant or the date Huntington repays the financial assistance it received under TARP.

These RSUs were granted to Messrs. Kimble, Stanutz and Benhase on July 27, 2009, when the closing price of a share of Huntington common stock was $3.92. The RSUs for Mr. Steinour were granted on December 16, 2009 when the closing price for a share of Huntington common stock was $3.62.

Mr. Thompson received an inducement grant in the form of a restricted stock award of 100,000 shares upon commencement of employment. These shares were granted to entice Mr. Thompson to join Huntington and to compensate Mr. Thompson for potential foregone compensation upon departure from his former employer. In accordance with Mr. Thompson’s offer of employment, he was also considered for an annual equity grant and received an award of 10,000 RSUs and 40,000 stock options. The stock options granted to Mr. Thompson have an option price of $3.92 per share, the closing price of a share of Huntington common stock on the date of grant. The stock options become exercisable in three equal annual installments beginning on the first anniversary of grant with suspension of award accruals while he is serving as a TARP Covered Employee. The options will be exercisable for a period of seven years from the date of grant. The RSUs will vest on the third anniversary after grant and will be paid in shares. Dividends will accumulate over the vesting period and be paid in cash at the same time as the underlying RSUs are paid.

Outstanding Equity Awards at Fiscal Year-End 2009

							Stock Awards
		Option Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number of	Number of			Number of	Value of	Unearned	of Unearned
		Securities	Securities			Shares or	Shares or	Shares,	Shares,
		Underlying	Underlying			Units of	Units of	Units,	Units,
		Unexercised	Unexercised			Stock That	Stock That	or Other	or Other
		Options(#)	Options(#)	Option	Option	Have Not	Have Not	Rights That	Rights That
	Grant	Exercisable	Unexercisable	Exercise	Expiration	Vested (#)	Vested ($)	Have not Yet	Have not
Name	Date	(1)	(1)	Price($)	Date	(2)	(3)	Vested (#)(4)	Vested ($)(4)

Stephen D. Steinour	1/14/2009		1,000,000	$4.9500	1/14/2016
	12/16/2009					440,377	$1,607,376
								(4)	$78,000
								(4)	78,000
Thomas E. Hoaglin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Donald R. Kimble	7/8/2004	50,000	0	23.0300	7/8/2011
	7/19/2005	50,000	0	24.6500	7/19/2012
	7/18/2006	27,500	0	23.3400	7/18/2013
	7/23/2007	16,669	13,331	20.0100	7/23/2014	6,000	21,900
	7/21/2008	18,667	37,333	6.9700	7/21/2015	14,000	51,100
	7/27/2009					59,571	217,434
								(4)	31,250
								(4)	31,250
Mark E. Thompson	4/20/2009					75,000	273,750
	7/27/2009	0	40,000	3.9200	7/27/2016	10,000	36,500
								(4)	28,125
Nicholas G. Stanutz	5/17/2000	8,250	0	15.4800	5/17/2010
	5/16/2001	40,000	0	14.8500	5/16/2011
	9/4/2001	400	0	17.9900	9/4/2011
	7/16/2002	40,000	0	18.1500	7/16/2012
	7/15/2003	40,000	0	20.4075	7/15/2013
	7/8/2004	40,000	0	23.0300	7/8/2011
	7/19/2005	45,000	0	24.6500	7/19/2012
	7/18/2006	22,500	0	23.3400	7/18/2013
	7/23/2007	12,669	11,331	20.0100	7/23/2014	4,800	17,520
	7/21/2008	12,000	24,000	6.9700	7/21/2015	9,000	32,850
	7/27/2009					43,154	157,512
								(4)	23,625
								(4)	23,625
Daniel B. Benhase	8/16/2000	25,000	0	17.1875	8/16/2010
	2/21/2001	13,000	0	15.0650	2/21/2011
	5/16/2001	50,000	0	14.8500	5/16/2011
	9/4/2001	400	0	17.9900	9/4/2011
	7/16/2002	60,000	0	18.1500	7/16/2012
	7/15/2003	60,000	0	20.4075	7/15/2013
	7/8/2004	55,000	0	23.0300	7/8/2011
	7/19/2005	55,000	0	24.6500	7/19/2012
	7/18/2006	30,000	0	23.3400	7/18/2013
	7/23/2007	16,669	13,331	20.0100	7/23/2014	6,000	21,900
	7/21/2008	18,667	37,333	6.9700	7/21/2015	14,000	51,100
	7/27/2009					46,343	169,152
								(4)	25,625
								(4)	25,625

(1)	The option granted to Mr. Steinour on January 14, 2009 for 1,000,000 shares vests in equal increments on each of the first five anniversaries of the date of grant. The option granted to Mr. Benhase on February 21, 2001 for 13,000 shares was immediately vested. The options granted to Mr. Benhase and Mr. Stanutz on September 4, 2001 vested on October 7, 2004. All other awards of stock options become exercisable in three equal annual increments from the date of grant and are fully vested on the third anniversary of the date of grant.

(2)	Awards in this column consist of restricted stock units, except the award granted to Mr. Thompson on April 20, 2009 was a restricted stock award for 100,000 shares. Awards of restricted stock units generally vest on the third anniversary of the date of grant, however, the awards of restricted stock units to Messrs. Kimble, Stanutz and Benhase on July 27, 2009 and to Mr. Steinour on December 16, 2009 vest upon the later of two years or the date Huntington repays TARP. Mr. Thompson’s restricted stock award vests in 25% increments on the dates that are 6 months, 18 months, 24 months and 30 months from the date of grant.

(3)	The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of Huntington common stock on December 31, 2009 ($3.65) by the number of shares.

(4)	Messrs. Steinour, Kimble, Stanutz and Benhase are participants in the long-term incentive award cycles that ended or will end on December 31 of 2009 and 2010, respectively. Mr. Thompson is a participant in the long-term incentive award cycle that will end on December 31, 2010. Since Mr. Steinour and Mr. Thompson became participants mid-cycle, any awards for them will be prorated. Awards are payable in the form of stock, although participants may elect to receive up to 50% of an award in cash. The indicated threshold award opportunities under the two cycles (2007 — 2009 and 2008 — 2010) are based on salaries as of December 31, 2009.

Option Exercises and Stock Vested 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Stephen D. Steinour	0	0	0	$0
Thomas E. Hoaglin	0	0	0	0
Donald R. Kimble	0	0	5,500	21,835
Mark E. Thompson	0	0	25,000	109,250
Nicholas G. Stanutz	0	0	4,500	17,865
Daniel B. Benhase	0	0	6,000	23,820

Huntington maintains two plans under which executive officers may defer compensation on a non-qualified basis: the Supplemental Stock Purchase and Tax Savings Plan, referred to as the Supplemental Plan, and the Executive Deferred Compensation Plan, referred to as the EDCP. For each named executive officer, information about participation in the Supplemental Plan and the EDCP is contained in the table below.

Nonqualified Deferred Compensation 2009

		Registrant		Aggregate
	Executive	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Contributions in	Last Fiscal Year	in Last Fiscal	Distributions	at Last Fiscal Year
Name	Last Fiscal Year($)	($)(1)	Year($)	($)	End($)(2)

Stephen D. Steinour
Supplemental Plan	0	0	0	0	0
EDCP	0	N/A	0	0	0
Thomas E. Hoaglin
Supplemental Plan	0	0	(72,888)	145,987	0
EDCP	0	N/A	(447,570)	1,152,988	0
Donald R. Kimble
Supplemental Plan	12,500	0	(10,569)	0	34,341
EDCP	32,979	N/A	(6,097)	0	26,882
Mark E. Thompson
Supplemental Plan	0	0	0	0	0
EDCP	0	N/A	0	0	0
Nicholas G. Stanutz
Supplemental Plan	17,042	0	(30,055)	0	61,573
EDCP	0	N/A	17,112	0	99,900
Daniel B. Benhase
Supplemental Plan	5,125	0	(12,187)	0	27,002
EDCP	0	N/A	0	0	0

(1)	Huntington suspended its contributions to the Supplemental Plan in March 2009. Huntington does not make contributions to the EDCP.

(2)	The year-end balances in this column reflect Huntington contributions made and reported as compensation for the named executive officers in Summary Compensation Tables from prior years under “All Other Compensation” as follows:

Thomas E. Hoaglin	$156,366
Donald R. Kimble	16,863
Daniel B. Benhase	14,633

The purpose of the Supplemental Plan is to provide a supplemental savings program for eligible Huntington employees (as determined by the Compensation Committee) who are unable to continue to make contributions to the Huntington Investment and Tax Savings Plan, a tax qualified 401(k) plan referred to as HIP, for part of the year because the individual has: (I) contributed the maximum amount permitted by the Internal Revenue Service for the calendar year ($16,500 in 2009); or (II) received the maximum amount of compensation permitted to be taken into account by the Internal Revenue Service for the calendar year ($245,000 in 2009). HIP and the Supplemental Plan work together. When an employee elects to participate in HIP, he or she designates the percentage between 1% and 75% of base pay on a pre-tax basis that is to be contributed to HIP. Contributions to HIP are automatically deducted from the employee’s pay and then allocated to a HIP account. Prior to March 15, 2009, Huntington matched all or a portion of the contributions to HIP according to the following formula: 100% on the dollar up to the first 3% of base compensation deferred and then 50% on the dollar on the next 2% of base compensation deferred. The Supplemental Plan generally works the same way. When a participant elects to participate in the Supplemental Plan, he designates the percentage of base pay that is to be contributed to the Supplemental Plan — between 1% and 75% of base pay. All contributions to the Supplemental Plan must be on a pre-tax basis. Prior to March 15, 2009, Huntington then matched all or a portion of the contributions according to the same formula used by HIP. Huntington suspended the matching contributions to HIP and the

Supplemental Plan effective March 15, 2009. Under HIP employees can invest their contributions (and the Huntington matching contributions when they were in effect) in any of 20 investment alternatives. Under the Supplemental Plan, employee pre-tax contributions (and the Huntington match when in effect) are generally invested in Huntington common stock, and dividends paid on Huntington common stock are reinvested in Huntington common stock.

A participant cannot receive a distribution of any part of his account in the Supplemental Plan until his employment terminates. Once employment terminates, the account in the Supplemental Plan is required to be distributed to the participant. All distributions from the Supplemental Plan are made in shares of Huntington common stock and are subject to federal and state income tax withholding.

The EDCP provides senior officers designated by the Compensation Committee the opportunity to defer up to 90% of base salary, annual bonus compensation and certain equity awards, and up to 90% of long-term incentive awards. An election to defer can only be made on an annual basis and is generally irrevocable. Huntington makes no contributions to the EDCP; all contributions to this plan consist of compensation deferred by the participants. Deferrals of common stock are held as common stock until distribution. Cash amounts deferred will accrue interest, earnings and losses based on the performance of the investment option selected by the participant and tracked by a book-keeping account. The investment options consist of Huntington common stock and a variety of mutual funds and are generally the same investment options available under HIP.

At the time of the initial deferral election, a participant elects the method and timing of account distribution in the event of termination or retirement. Accounts distributed upon termination or retirement may be distributed in a single lump sum payment or in substantially equal installments. A participant may request a hardship withdrawal prior to termination or retirement. In addition, for amounts earned and vested on or before December 31, 2004, a participant may obtain an in-service withdrawal subject to a 10% penalty and suspension of future contributions for at least 12 months. Cash that is deferred is paid out in cash, except that any cash that is invested in Huntington common stock at the time of distribution is distributed in shares. Huntington common stock that is deferred is distributed in kind.

The table below sets forth the rate of return for the one-year period ending December 31, 2009 for each of the investment options under the EDCP.

American Funds EuroPacific Growth Fd CI R-4	39.13%
Eaton Vance Large-Cap Val Fd CI I	17.26
Huntington Bancshares Incorporated Common Stock	(49.40)
Huntington Conservative Deposit	N/A
Huntington Dividend Capture Fd	25.24
Huntington Fixed Inc Sec Fd IV	5.36
Huntington Growth Fund IV	17.53
Huntington Income Equity Fd IV	21.92
Huntington Inter Gov Inc Fd IV	1.86
Huntington Intl Equity Fd IV	32.84
Huntington Mid-Corp America Fd IV	32.69
Huntington New Economy Fd IV	39.20
Huntington Real Strategies Fd IV	32.33
Huntington Rotating Mkts Fd IV	33.64
Huntington Situs FD IV	36.86
T Rowe Price Mid-Cap Growth	45.46
T Rowe Price Small Cap Stock Fd Adv	38.18
Vanguard Index 500 Portfolio	26.49
Vanguard Wellington Fd	22.20

The table below presents the actuarial present value of each named executive officer’s accumulated benefit as of December 31, 2009 under Huntington’s Retirement Plan and Huntington’s Supplemental Retirement Income Plan, known as the SRIP.

Pension Benefits 2009

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

Stephen D. Steinour(3)	Retirement Plan	0	0	0
	Supplemental Retirement Income Plan	0	0	0
Thomas E. Hoaglin(4)	Retirement Plan	8.0833	221,415	0
	Supplemental Retirement Income Plan	8.0833	1,030,272	0
Donald R. Kimble	Retirement Plan	5.5833	81,374	0
	Supplemental Retirement Income Plan	5.5833	104,755	0
Mark E. Thompson(3)	Retirement Plan	0	0	0
	Supplemental Retirement Income Plan	0	0	0
Nicholas G. Stanutz	Retirement Plan	23.6667	533,805	0
	Supplemental Retirement Income Plan	23.6667	394,026	0
Daniel B. Benhase	Retirement Plan	9.5833	140,097	0
	Supplemental Retirement Income Plan	9.5833	127,009	0

(1)	Years of credited service reported in the table are equal to actual years of service as of the pension plan measurement date, December 31, 2009.

(2)	The valuation method used to determine the benefit figures shown, and all material assumptions applied, are discussed in Footnote 20 of Huntington’s Notes to Consolidated Financial Statements contained in the Annual Report for the fiscal year ended December 31, 2009.

(3)	As of December 31, 2009, neither Mr. Steinour nor Mr. Thompson was eligible to participate in the Retirement Plan or the Supplemental Retirement Income Plan. It is expected that Mr. Steinour and Mr. Thompson will become participants in both plans as of July 1, 2010 at which time they will each have accrued benefits under the plans as of December 31, 2009. The present value of these accrued benefits at December 31, 2009 is $17,093 and $61,943 for Mr. Steinour and $13,585 and $18,825 for Mr. Thompson for the Retirement Plan and the Supplemental Retirement Income Plan, respectively.

(4)	Due to Mr. Hoaglin’s termination of employment in February 2009, the reported years of credited service and present values of accumulated benefits are based on benefits accrued through his date of termination.

Subject to amendments to the Retirement Plan effective January 1, 2010, an employee becomes a participant in the Retirement Plan on the January 1 or July 1 following the date he or she attains age 21 and completes one year of service. An employee who: (a) is a participant in the Retirement Plan; (b) has been nominated by the Compensation Committee; and (c) earns compensation in excess of the limitation imposed by Internal Revenue Code Section 401(a)(17) or whose benefit exceeds the limitation of Code Section 415(b), is eligible to participate in the SRIP. In addition, employees whose final benefits under the Retirement Plan are reduced due to elective deferral of compensation under the Huntington Executive Deferred Compensation Plan are also eligible to participate in the SRIP.

Benefits under both the Retirement Plan and the SRIP are based on levels of compensation and years of credited service. Benefits under the SRIP, however, are not limited by Code Sections 401(a)(17) and 415. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2009, this limit was $245,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2009, this amount was $195,000.

As of December, 31, 2009, the compensation covered by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer’s career with Huntington, of base salary and 50% of bonus. Bonuses are taken into account for the year in which paid rather than earned. The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. The number of years of credited service reported in the table is equal to the actual years of service with Huntington. The Compensation Committee may however, in its discretion, approve additional years of service and/or credited service in addition to those actually earned by a participant for the purposes of determining benefits under the SRIP.

Benefit figures shown are computed on the assumption that participants retire at age 65, the normal retirement age specified in the plans. The normal form of benefit under the Retirement Plan is a life annuity. The Retirement Plan offers additional forms of distribution that are actuarially equivalent to the life annuity. As required by federal law, if a participant is married at the time his or her benefit commences, the participant must commence benefits in the form of a qualified joint and 50% survivor annuity unless the participant’s spouse consents to another form of distribution. In addition to various annuity forms of distribution, the Retirement Plan permits distribution in the form of a single lump sum under either of the following two circumstances: (I) the present value of the participant’s accrued benefit is less than $10,000; or (II) the participant terminates employment, is eligible for early or normal retirement, and elects to receive a lump sum distribution within 45 days of being notified of its availability. Benefits with a present value greater than the applicable dollar limit under Code Section 402(g) ($16,500 for 2009) are paid from the SRIP in the form of a life annuity with ten years of payments guaranteed and benefits with a present value that is equal to or less than the applicable dollar limit under Code Section 402(g) are paid in the form of a lump sum distribution. Mr. Steinour’s employment agreement requires SRIP benefits to be paid in the form of a lifetime joint and survivorship annuity.

None of the named executive officers was eligible for early retirement in 2009 under either the Retirement Plan or the SRIP, except Mr. Stanutz. A participant who is at least 55 years of age with at least 10 years of vesting service may retire and receive an early retirement benefit.

Employees hired or rehired on and after January 1, 2010, are not eligible to participate in the Retirement Plan. For employees hired before January 1, 2010, the benefit formula was changed for benefits earned on and after January 1, 2010. Benefits earned through December 31, 2009, are determined according to the provisions of the Retirement Plan in effect on December 31, 2009. For benefits earned on and after January 1, 2010, the compensation covered by the Retirement Plan is base salary and 50% of overtime, bonuses, incentives and commissions paid pursuant to plans with a measurement period of one year or less. Bonuses are taken into account in the year paid rather than earned. No changes were made to the SRIP. Eligible employees hired before January 1, 2010 may still be nominated to participate in the SRIP.

Potential Payments Upon Termination or Change-in-Control

Huntington has previously entered into change-in-control agreements, referred to as Executive Agreements, with each of the persons named in the Summary Compensation Table. The Executive Agreements were entered into to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of Huntington. In addition, Mr. Steinour’s employment agreement provides, and Mr. Hoaglin’s employment agreement provided, for continuing payments to the executive upon the event of termination in certain situations other than a change in control. Also, Huntington’s outstanding RSU awards provide for pro-rated payment upon involuntary termination (not for cause) and retirement.

As noted above, however, the TARP Rules prohibit Huntington from making any payment to the SEOs or the next 5 most highly-compensated employees for departure from Huntington (a “golden parachute payment”), except for payments for services performed or benefits accrued.

Executive Agreements
The discussion below describes the potential payments and benefits under the Executive Agreements, absent the impact TARP Rules.

Under the Executive Agreements, change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of Huntington’s outstanding voting securities;

•	a change in the composition of the board of directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

•	a merger involving Huntington where Huntington’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of Huntington; and

•	a disposition of assets, reorganization, or other corporate event involving Huntington which would have the same effect as any of the above-described events.

Under each Executive Agreement, Huntington or its successor must provide severance benefits to the executive officer if such officer’s employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by Huntington, at any time within 36 months after a change in control;

•	by Huntington, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 36 months after a change in control of Huntington; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Good reason generally means the assignment to the executive officer of duties which are materially different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by Huntington or its successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as chief executive officer of Huntington immediately prior to a change in control, the occurrence of a change in control will be conclusively deemed to constitute good reason.

The executive officer’s severance payments and benefits under the Executive Agreements consist of:

•	in addition to any accrued compensation payable as of termination of employment, a lump-sum cash payment equal to three times for the chief executive officer (or, in the case of Messrs. Kimble, Thompson, Stanutz and Benhase, two and one-half times) the officer’s base annual salary;

•	in addition to any interim award that Huntington owes under the Management Incentive Plan, a lump-sum cash payment equal to three times for the chief executive officer (or, in the case of Messrs. Kimble, Thompson, Stanutz and Benhase, two and one-half times) the greater of the target annual incentive award for the executive officer’s incentive group for the calendar year during which the change in control occurs or the calendar year immediately preceding the year during which the change in control occurs;

•	in addition to any prorated long-term incentive award that Huntington owes under the long-term incentive plan program, a lump sum cash payment equal to the greater of the target long-term incentive plan award for the executive’s incentive group for the most recent performance cycle during which the change in control occurs or the performance cycle immediately preceding the most recent performance cycle during which the change in control occurs;

•	thirty-six months of continued insurance benefits, provided that for Mr. Steinour, to the extent any employment agreement with Huntington provides the executive officer with greater health care benefits or with health care benefits for a longer period of time, then the employment agreement supersedes the Executive Agreement;

•	thirty-six months of additional service credited for purposes of retirement benefits; and

•	all fees for outplacement services for the executive up to a maximum amount equal to 15% of the executive’s annual base salary plus reimbursement for job search travel expenses up to $5,000;

•	stock, stock options, restricted stock, RSUs and other awards under Huntington’s stock and incentive plans become exercisable according to the terms of the plans; and

•	such other benefits that the executive was otherwise entitled to including perquisites, benefits, and service credit for benefits.

Each Executive Agreement also provides that Huntington will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement, referred to as a tax gross-up. However, if the severance payments and benefits to Messrs. Kimble, Thompson, Stanutz and Benhase would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that Huntington will not have to pay an excess severance payment and Messrs. Kimble, Thompson, Stanutz, and Benhase will not be subject to an excise tax.

The Executive Agreements provide that, for a period of five years after any termination of the executive officer’s employment, Huntington will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the officer to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the officer in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of Huntington or any subsidiary.

Huntington must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due in connection with any action taken to enforce such officer’s rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

As a condition to receiving the payments and benefits under the Executive Agreements, the executive officer will be required to execute a release in the form determined by Huntington. Severance benefits payable in a lump sum will be paid not later than 45 business days following the date the executive’s employment terminates. The Executive Agreements automatically renewed for one-year terms as of December 31, 2009 and are subject to automatic one-year renewals and to an extension for thirty-six months after any month in which a change in control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits, or if Huntington elects not to renew it.

The estimated payments and benefits that would be paid in the event each named executive officer is entitled to benefits under his or her Executive Agreement are set forth below. Mr. Hoaglin’s Executive Agreement terminated upon his termination of employment effective February 28, 2009. For purposes of quantifying these benefits, Huntington assumed that a change in control occurred on December 31, 2009 and that the executive officer’s employment was terminated on that date without cause. The closing price of a share of Huntington common stock on that date was $3.65. Under the TARP Rules severance payments could be made in the event Huntington were acquired by an un-affiliated non-TARP entity.

The tables below show the estimated payments and benefits upon a change-in-control under the Executive Agreements before the impact of the limitations under the TARP Capital Purchase Program.

							Time-based
		Pro Rata	Total	Total	Perf. Cont.	Additional	Equity	Preliminary
	Cash	Bonus	Perquisite	Welfare	Equity	SERP	Acceleration	CIC
Executive	Severance(1)	Value(2)	Value(3)	Value(4)	Value(5)	Value(6)	Value(7)	Payment(8)

Steinour	$6,300,000	$1,100,000	$155,000	$48,208	$512,821	$479,796	$776,636	$9,372,461
Kimble	2,250,000	400,000	80,000	42,225	333,333	219,387	57,935	3,382,881
Thompson	2,025,000	360,000	72,500	47,113	139,063	197,509	68,022	2,909,207
Stanutz	1,701,000	302,400	61,700	46,765	252,000	507,440	40,912	2,912,217
Benhase	1,845,000	328,000	66,500	46,025	273,333	312,726	48,621	2,920,205

(1)	Multiple of base salary and target bonus, payable in a lump sum.

(2)	Prorated target bonus for 2009 — reflects full year.

(3)	Reflects 15% of base salary plus $5,000 for job search travel.

(4)	Reflects 36 months of medical, dental, vision, AD&D insurance, group term life insurance, and long-term disability insurance.

(5)	The prorated value of all unpaid long-term incentive plan performance cycles at December, 31, 2009, assuming target performance, plus one time target amount.

(6)	Value of accelerated vesting of retirement benefit and additional years of service credited under SRIP.

(7)	Value of accelerated vesting of time-based stock options and RSUs (calculated under Section 280 G of the Internal Revenue Code).

(8)	Preliminary change in control value equal to the total of all payments and values in the table.

The table below illustrates the calculation of the tax gross-up amount and the final change in control value.

				Excess
	Preliminary			Payment			Final
	CIC	Base	Safe Harbor	Subject to	Excise	Gross-Up	CIC
Executive	Payment(1)	Amount(2)	Amount(3)	Excise Tax(4)	Tax(5)	Amount(6)	Payment(7)

Steinour	$9,372,461	$1,008,163	3,024,488	$8,364,298	$1,672,860	$4,483,676	$13,856,138
Kimble	3,382,881	496,116	1,488,348	2,886,765	577,353	1,547,448	4,930,329
Thompson	2,909,207	891,125	2,673,376	2,018,081	403,616	1,081,791	3,990,998
Stanutz	2,912,217	432,342	1,297,025	2,479,875	495,975	1,329,335	4,241,552
Benhase	2,920,205	494,397	1,483,192	2,425,808	485,162	1,300,353	4,220,558

(1)	Total from table above.

(2)	Average gross income as determined pursuant to Code Section 280(G).

(3)	Maximum parachute amount payable at which the excise tax under Code Section 4000 will be triggered.

(4)	If the preliminary change in control value is greater than the safe harbor amount, the amount greater than the base amount, reduced by the amount established as a reasonable compensation for services rendered before the change in control, is subject to tax. Based on these estimates, it appears that Mr. Thompson’s benefits would be subject to reduction in order to avoid the excise tax.

(5)	The excise tax is equal to 20% of the amount subject to the excise tax.

(6)	The gross-up amount includes federal income taxes (at the rate of 35%), plus the effect of federal income taxes on state income taxes (at the rate of 6,24%) and FICA-HI taxes (at the rate of 1.45%) on the excise tax. This amount is payable in a lump sum.

(7)	The total value of the change in control payments. In the event Mr. Thompson’s payments were reduced to avoid the excise tax, his final payment would be $2,673,375.

Mr. Steinour’s Employment Agreement — Potential Payments Upon Termination Other Than Change-in-Control
Mr. Steinour’s employment agreement provides for certain payments upon a termination of his employment without “cause” or for “good reason” (each, as defined in the agreement).

Upon such termination the agreement provides that he is entitled to certain accrued amounts, a pro-rata annual incentive payment for the year of termination, which may be based on the higher of the target incentive payment and the incentive payment paid to Mr. Steinour for the year prior to the year of termination or may be based on actual performance, a lump sum cash severance amount equal to two times the sum of his annual base salary and the higher of the target incentive payment and the incentive payment paid to Mr. Steinour for the year prior to the year of termination and pro-rata long-term incentive plan awards for any open cycles, based on actual performance.

Mr. Steinour’s employment agreement further provides that in the event Mr. Steinour’s employment is terminated due to death or disability, he would be entitled to certain accrued amounts and the pro-rata annual incentive payment for the year of termination. If Mr. Steinour’s employment is terminated for “cause” or by Mr. Steinour without “good reason”, he would be entitled to accrued amounts.

Due to the restrictions of the TARP Rules, if Mr. Steinour’s employment had terminated as of December 31, 2009, he would not have received any severance payments under his employment agreement other than payments for services performed or benefits accrued.

Mr. Hoaglin’s Employment Agreement — Payments Upon Termination Other Than Change-in-Control
Mr. Hoaglin’s employment agreement provided for certain payments and benefits in the event his employment was terminated during the term by death, disability, without “cause” by Huntington, and for “good reason” by Mr. Hoaglin. Mr. Hoaglin’s employment terminated effective February 28, 2009 for “good reason” under the employment agreement. Due to the limitations imposed by the TARP rules, Mr. Hoaglin received no severance payments in connection with termination, other than payments and benefits available generally to salaried employees upon termination of employment, such as distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans.

Mr. Hoaglin also received certain additional benefits for services performed or benefits accrued. Under Mr. Hoaglin’s agreement, Mr. Hoaglin and his wife were entitled to health insurance coverage which is comparable in terms of coverage, deductibles, co-payments and costs to the health care coverage provided to him and her immediately prior to his termination until the earlier of such time as he and/or his wife are entitled to health care coverage under another employer’s plan, he and/or his wife are eligible for Medicare or other comparable program, or he and/or his wife are entitled to health care insurance pursuant to any health care insurance plan provided by Huntington to retired employees. In the event that participation in these health insurance plans is not permitted, then Huntington will directly provide, at its discretion and at no after-tax cost to Mr. Hoaglin, either the benefits to which he or his wife would be entitled under such plans, or a lump-sum cash payment equal to the after-tax value of the benefits. The present value of these health care benefits as of February 28, 2009, the date of Mr. Hoaglin’s termination of employment, was $203,000.

RSU’s — Potential Payment Upon Involuntary Termination (Not for Cause) or Retirement
Each of the named executive officers, other than Mr. Hoaglin, has outstanding RSU awards which may vest upon involuntary termination (not for cause) or upon retirement. RSUs that were granted at least six months prior to involuntary termination or retirement may be paid in shares on a prorated basis and accumulated dividends are paid on the prorated shares. The table below shows the prorated shares and accumulated dividends that would have been payable under outstanding grants of RSUs to the respective officers upon an involuntary termination (not for cause) or retirement as of December 31, 2009.

	Prorated	Accumulated
Name	Shares	Dividends

Steinour	0	$0
Kimble	12,000	11,465
Thompson	18,750	0
Stanutz	8,500	8,523
Benhase	12,000	11,465

Director Compensation
Huntington compensates its non-employee directors for their services as directors with retainer fees and meeting fees. Huntington also considers equity awards for non-employee directors on an annual basis. A director may defer all or any portion of the cash compensation payable to the director if he or she elects to participate in the Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the “Directors Deferred Plan”). Huntington transfers cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has typically invested the trust fund primarily in shares of Huntington common stock.

The board determined that during 2009 directors’ fees would be paid in shares of common stock rather than in cash. Directors who were not participating in the Directors Deferred Plan during 2009 received shares of restricted stock in lieu of cash fees.

Fees
Each director earns an annual retainer of $35,000, payable in four equal quarterly installments. Huntington pays an additional annual retainer of $15,000 to the lead director, $14,000 to the chairman of the Audit Committee, $5,000 to the chairman of the Executive Committee and $10,000 to the chairmen of all other standing committees of the board of directors, also payable in quarterly installments. In addition, Huntington pays meeting fees at the standard rate of $1,500 for each board of directors or committee meeting the director attends; $2,500 for Audit Committee meetings and $750 for each special teleconference board of directors or committee meeting in which the director participates. As noted, a director may defer all or any portion of the cash compensation otherwise payable to the director if he or she elects to participate in the Directors Deferred Plan, which is described in greater detail below.

Equity Awards
Huntington considers equity awards for non-employee directors on an annual basis in amounts determined at the discretion of the Compensation Committee. On July 27, 2009 Huntington granted each non-employee director deferred stock awards of 2,500 units. These units vested immediately and will be released to the respective directors 6 months following separation from service. Huntington has granted deferred stock awards to non-employee directors for each of the past several years (2,500 units in years 2007 through 2009 and 2,000 units in 2006). Huntington has previously granted stock options to the non-employee directors, from 1997 through 2005.

Director Compensation 2009

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned or		Option	Non-Equity	Deferred
	Paid in	Stock	Awards	Incentive Plan	Compensation	All Other
Name(1)	Cash(2)	Awards(3)(4)	(4)	Compensation	Earnings	Compensation	Total
Don M. Casto III	$110,750	$9,800	—	—	—	—	$120,550
Michael J. Endres	87,500	9,800	—	—	—	—	97,300
Marylouise Fennell	96,750	9,800	—	—	—	—	106,550
John B. Gerlach, Jr.	96,750	9,800	—	—	—	—	106,550
D. James Hilliker	82,000	9,800	—	—	—	—	91,800
David P. Lauer	102,750	9,800	—	—	—	—	112,550
Jonathan A. Levy	90,500	9,800	—	—	—	—	100,300
Wm. J. Lhota	83,250	9,800	—	—	—	—	93,050
Gene E. Little	70,500	9,800	—	—	—	—	80,300
Gerard P. Mastroianni	75,250	9,800	—	—	—	—	85,050
David L. Porteous	128,500	9,800	—	—	—	—	138,300
Kathleen H. Ransier	73,250	9,800	—	—	—	—	83,050
William R. Robertson	23,167	0					23,167

(1)	Mr. Robertson joined the board of directors in September 2009. Richard W. Neu joined the board of directors in January 2010 and is not included in the table.

(2)	Amounts earned include fees deferred by participating directors under the Directors Deferred Plan. For the directors not participating in the Directors Deferred Plan, the amounts reported as earned include cash fees foregone in exchange for shares of restricted stock.

(3)	Grants of 2,500 deferred stock units were made to each director on July 27, 2009 under the Amended 2007 Stock and Long-Term Incentive Plan. These awards were immediately vested and are payable six months following separation from service. This column reflects the dollar amount recognized for financial statement reporting purposes for these grants with respect to 2009 in accordance with ASC 718 - “Compensation-Stock Compensation”. This amount is the same as the grant date fair value and was determined by multiplying the number of units by the fair market value (the closing price) on the date of grant ($3.92). Dividends will be accumulated and paid when the shares are released.

(4)	The directors’ deferred stock units and stock option awards outstanding as of December 31, 2009 are set forth in the table below. The stock options reported for Ms. Fennell and Messrs. Hilliker, Levy and Mastroianni were granted by Sky Financial Group Inc., or a predecessor, and were converted to Huntington options upon the merger with Huntington in 2007.

	Deferred Stock Awards	Shares Subject to
Name	Outstanding (#)	Option (#)

Don M. Casto III	9,500	50,750
Michael J. Endres	9,500	25,000
Marylouise Fennell	7,500	25,902
John B. Gerlach, Jr.	9,500	50,750
D. James Hilliker	7,500	77,662
David P. Lauer	9,500	25,000
Jonathan A. Levy	7,500	113,430
Wm. J. Lhota	9,500	50,750
Gene E. Little	9,500	0
Gerard P. Mastroianni	7,500	78,781
David L. Porteous	9,500	17,500
Kathleen H. Ransier	9,500	25,000
William R. Robertson	0	0

Directors Deferred Plan

The Directors Deferred Plan allows the members of the board of directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Huntington transfers cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington common stock. During 2009, the trustee invested primarily in shares of Huntington common stock.

A director’s account will be distributed either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of the creditors of Huntington. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also employees of Huntington do not receive compensation as directors and are not eligible to participate in this deferred compensation plan.

As of December 31, 2009, the participating directors had account balances as set forth below.

Account Balance at
December 31,
Name	2009

Don M. Casto III(1)	$624,517
Michael J. Endres	161,269
John B. Gerlach, Jr.(1)	237,053
D. James Hilliker	101,342
Wm. J. Lhota	80,315
Gene E. Little	117,126
David L. Porteous	210,802

(1)	The account balances for Messrs. Casto and Gerlach also include the balances for each under a predecessor plan.

Proposal to Approve Huntington’s Second Amended and Restated 2007 Stock And Long-Term Incentive Plan

Huntington is asking shareholders to consider and vote on a proposal to approve the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan (the “Second Amended Plan”). Huntington’s shareholders approved the 2007 Stock and Long-Term Incentive Plan (the “2007 Plan”) at the 2007 annual meeting. Huntington’s shareholders subsequently approved an amendment and restatement of the 2007 Plan at the 2009 annual meeting (the “2009 Restatement”). The 2007 Plan was adopted by the board of directors for long-term performance awards and for grants of stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock. The primary purpose of amending and restating the 2009 Restatement is to increase the shares of common stock authorized for issuance by 17.5 million shares.

The Second Amended Plan also contains certain additional changes from the 2009 Restatement, including clarification that liberal share counting is not permitted, clarification of the vesting and forfeiture rules with respect to when Awards granted under the 2009 Restatement may be accelerated, addition of “pre-tax pre-provision” as a performance criterion, addition of requirement that dividends payable with respect to performance-based restricted stock be accumulated and paid only if a participant vests in such shares of restricted stock, and clarification of the definition of change in control. The information about the Second Amended Plan which follows is subject to, and qualified in its entirety by reference to, the Second Amended Plan document, which is attached to this proxy statement as Appendix A. We urge you to carefully read the Second Amended Plan document in its entirety.

The Second Amended Plan will become effective upon approval by the shareholders at the 2010 annual meeting of shareholders. If shareholder approval is not obtained for the Second Amended Plan at this annual meeting, the 2009 Restatement will continue in effect.

Need for Increase in Authorized Plan Shares
As noted, Huntington is in the midst of a significant effort to reposition itself for growth and improved financial performance, while facing one of the most challenging economic environments in many decades as well as the restrictions of the TARP Rules. The TARP Rules have limited Huntington’s alternatives for providing market competitive compensation opportunities to key employees. In addition, bank regulatory initiatives related to compensation recently announced by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation are likely to impact the compensation strategies used by financial institutions. Huntington expects that new best compensation practices will evolve from the increased regulatory scrutiny on incentive compensation that may encourage increased use of company stock.

The 2009 Restatement reserves for issuance a maximum aggregate of 13 million shares of Huntington’s common stock. Additional shares are necessary to enable Huntington to continue to effectively utilize equity awards for the next several annual grant cycles. In addition, Huntington believes a sufficient reserve of shares is critical to provide Huntington the flexibility in this uncertain regulatory environment. Due to the continuing impact of the TARP Rules and potential new guidance and regulations, Huntington’s management expects that Huntington’s compensation practices may focus even more toward equity awards. Under the TARP Rules, Huntington was generally prohibited from paying bonuses to TARP Covered Employees in 2009, however, Huntington was permitted to issue certain long-term restricted stock awards. In addition, Huntington has historically had a relatively low burn rate under the 2007 Plan and the 2009 Restatement. In order to support its intended growth, Huntington’s Management has determined that it needs to be more competitive in its compensation strategies in order to attract and retain key employees. Therefore, the Board of Directors has approved, and recommends that shareholders approve, an amendment to Section 4.1 of the 2009 Restatement to increase the number of authorized shares under the plan by 17.5 million, from 13 million to 30.5 million.

If shareholder approval is not obtained for the Second Amended Plan at this annual meeting, Huntington will continue to grant equity awards under the 2009 Restatement until the authorized and reserved shares are exhausted.

The Second Amended Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The Nasdaq Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Internal Revenue Code Section 162(m). Shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

The Board of Directors recommends that you vote for the Second Amended Plan to enable Huntington the ability to attract and retain key employees and because of the prudent corporate governance practices described below.

Compensation Philosophy. Huntington’s equity awards program implemented under the 2009 Restatement is a critical part of Huntington’s total compensation package. Huntington believes that its equity based compensation plans have made a significant contribution to its success in attracting and retaining key employees and directors. Huntington believes that equity awards will be especially valuable for attracting and retaining key employees and directors during this challenging economic period.

In addition, equity awards link compensation with performance and thus help to motivate participants who make a significant contribution to Huntington’s success. Equity awards also encourage the alignment of senior management’s goals with those of shareholders.

Corporate Governance Practices.  The Second Amended Plan incorporates key corporate governance practices:

•	minimum three year vesting for awards in most cases;

•	administered by a committee of independent directors;

•	the price of any option may not be altered or repriced without shareholder approval;

•	stock options and stock appreciation rights must be granted at not less than 100% of the fair market value on the date of grant;

•	reload options are not permitted;

•	the structure of the plan facilitates compliance with Code Section 162(m);

•	performance goals may be imposed on any grants as deemed appropriate by the Compensation Committee;

•	no “liberal share counting”;

•	no ability of participants to receive dividend payments with respect to performance-based restricted stock until the participants vest in such shares of restricted stock; and

•	forfeiture provisions enable the Compensation Committee to cancel awards and/or to require payback of any gains/awards which are tainted by misconduct of the participant.

Conservative Use of Shares.  As of an analysis performed in July 2009 based on prior grant practices, Huntington fell below the bottom 25th percentile of its peers in overhang and run rate levels, and slightly above the bottom 25th percentile of its peers in dilution.

Limits on Shares Authorized for the Second Amended Plan.
The Second Amended Plan reserves for issuance a maximum aggregate of 30.5 million shares of Huntington’s common stock, which is 17.5 million greater than the 13 million previously authorized and reserved. Approximately 5 million shares of common stock previously authorized and approved for issuance under the Second Amended Plan are not subject to outstanding awards and remain available for the issuance of additional awards. Accordingly, the number of additional shares available for awards upon approval of the Second Amended Plan would be 22.5 million. This amount is equal to approximately 3.15% of Huntington’s shares outstanding as of January 1, 2010. The market value of the 22.5 million shares of Huntington’s common stock to be subject to the Second Amended Plan was approximately $107.8 million on January 29, 2010. Any shares issued under the Plan may be authorized and unissued shares, shares purchased in the open market, or shares held in treasury stock.

No more than 10% of the shares authorized for the Second Amended Plan may be used for awards granted to directors who are not also employees. No awards may be made on or after December 31, 2019. All shares authorized under the Second Amended Plan are available for grants of full value awards. The shares authorized for issuance under the Second

Amended Plan and the number of shares subject to any specific award are subject to adjustment for stock dividends, stock splits, spin offs, mergers or other reorganizations as necessary to prevent dilution or enlargement of participants’ rights. Only shares that are subject to an award that terminates, expires, or lapses for any reason will be available for future grants of awards, otherwise, the maximum number of shares available for issuance under the Second Amended Plan is reduced by the full number of shares covered by awards granted under the Second Amended Plan. Further, unless otherwise required by applicable law or regulation, any shares granted through the assumption of or in substitution for outstanding awards granted by a company that is merged, consolidated with, or acquired by Huntington will not be subject to the share limitations of the Second Amended Plan.

Objectives of the Second Amended Plan
The Second Amended Plan is designed to provide Huntington flexibility in its ability to motivate, attract, and retain the services of participants who make significant contributions to Huntington’s success and creation of shareholder value. Additional objectives of the Second Amended Plan are to:

•	help optimize the profitability and growth of Huntington through stock-based incentives which are consistent with Huntington’s objectives and which link the interests of the participants to those of the shareholders;

•	induce participants to strive for the highest level of performance;

•	promote teamwork; and

•	allow participants to share in Huntington’s success

Administration
The Compensation Committee of Huntington’s Board of Directors will administer the Second Amended Plan. Under the Nasdaq MarketPlace Rules, Huntington’s compensation committee must consist of independent directors. For purposes of granting, administering and certifying awards to those Covered Employees the Compensation Committee designates as covered officers (“Covered Officers”), the Compensation Committee or any sub-committee acting on its behalf will be composed of 2 or more members of the Board each of whom is an “outside director” within the meaning of Code Section 162(m). Any Compensation Committee member who is not an “outside director” within the meaning of Code Section 162(m) will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers.

Eligibility
Persons eligible to participate in the Second Amended Plan are any employee and any non-employee director of the Huntington or its subsidiaries. As of December 31, 2009, Huntington and its subsidiaries had approximately 10,833 employees and 13 non-employee directors who could be eligible to participate in the Second Amended Plan. Participants are selected by the Compensation Committee, which also administers the Plan. Although there can be no assurance as to the number of participants selected by the Compensation Committee, the Compensation Committee approved equity awards under the 2009 Restatement for 350 employees in 2009. Employees are eligible to receive all types of awards under the Second Amended Plan, while non-employee directors are only eligible to receive non-qualified stock options, restricted stock awards, restricted stock units and deferred stock awards.

Types of Awards
The Compensation Committee will select the participants in the Plan, determine the sizes and types of awards, and determine the terms and conditions of awards. As stated above, the Compensation Committee may from time to time grant stock options, shares of restricted stock, restricted stock units, stock appreciation rights, deferred stock awards, and long-term performance awards. Each award will be evidenced by a written award agreement setting forth the applicable terms and provisions.

Stock Options.  Grants of stock options are subject to the following restrictions and limitations:

•	Options for no more than 10 million shares may be awarded under the Second Amended Plan to any participant over any five-year period. Any shares subject to an award of stock appreciation rights to a participant during the same five-year period will count toward this limitation.

•	The Compensation Committee may not grant an option to a participant if the sum of the number of shares then subject to all options held by such participant plus the shares then owned or deemed to be owned under the Code by such participant would constitute more than 10% of the total combined voting power of all classes of stock of Huntington.

•	The Compensation Committee may not grant incentive stock options to any non-employee director.

•	The Compensation Committee may not grant incentive stock options to any employee if the aggregate fair market value of shares underlying all incentive stock options granted under any of Huntington’s plans exercisable for the first time by such employee during any calendar year exceeds $100,000. Any excess will be deemed a non-qualified stock option.

•	The option price for each grant must be at least 100% of the fair market value of a share of Huntington common stock on the date the option is granted. Generally, the fair market value of a share on any given date will be the closing price for which a share was sold on The NASDAQ Stock Market on that date.

•	No option may be exercisable on or after the tenth anniversary date of its grant.

As with the 2009 Restatement, reload options are not permitted under the Second Amended Plan.

Each stock option agreement will specify the date of grant, the option price, the number of shares to which the option relates, whether the option is intended to be an incentive stock option or a non-qualified stock option, the duration of the option, any time-based vesting restrictions, and any other provision determined by the Compensation Committee.

Each stock option generally will vest ratably until the third anniversary after the date of grant of the option. Options may vest earlier as provided in an award agreement for (a) new hires, (b) retirees, (c) the satisfaction of performance objectives, (d) a change in control, (e) death of the participant, or (f) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington.

Upon exercise of an option, the participant must pay the full exercise price:

•	by tendering either, or a combination of, cash and/or previously acquired shares that have been held for six months;

•	through a broker-facilitated cashless exercise procedure acceptable to the Compensation Committee; or

•	by any other means which the Compensation Committee determines to be consistent with the plan’s purpose and applicable law.

If shares acquired upon exercise of incentive stock options are disposed of by a participant prior to either two years from the date of grant or one year from the date of exercise, or otherwise in a “disqualifying disposition” under the Code, the participant must notify Huntington in writing. Further, in such event, the participant will also cooperate with respect to any tax withholding obligations resulting from such disqualifying disposition.

The transfer of stock options is limited. In general, no stock option granted under the Second Amended Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution.

Except as otherwise provided in an award agreement or determined by the Compensation Committee, upon termination of employment for any reason other than death, retirement, or a change in control, a participant’s outstanding options terminate no later than 60 days after the participant’s termination, unless such termination was for cause. If employment is terminated for cause, the rights under each outstanding option granted to the participant terminate immediately. In the event that the employment of a participant is terminated by reason of retirement, each then outstanding option of such participant shall continue to be exercisable at such times and be subject to such restrictions and conditions, including expiration, as set forth in the applicable award agreement. Each incentive stock option not exercised within three months of a participant’s retirement will automatically convert to a non-qualified stock option. If a participant dies while employed or after retirement, his or her options become exercisable in full and may be exercised by the participant’s executor or beneficiaries until the earlier of the expiration date of such options or 13 months from the date of the participant’s death. In addition, the Compensation Committee has the authority to include such other termination provisions in stock option agreements which it deems advisable. These provisions need not be uniform among all participants and may reflect distinctions based upon the reason for termination of employment.

Outstanding options granted to a non-employee director terminate no later than 13 months after the date such non-employee director ceases to be a director for any reason other than retirement, death, or a change in control. Upon the retirement of a non-employee director, his or her options become exercisable in full and may be exercised until their expiration date. In the event of the non-employee director’s death while serving as a non-employee director, or death after retirement as a non-employee director, all such outstanding options granted to the non-employee director will become exercisable in full, and the executor or administrator of such non-employee director’s estate or a person or persons who have acquired the options directly from such non-employee director by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by Huntington, will have until the expiration dates of such options or 13 months after the non-employee director’s date of death, whichever first occurs, to exercise such options.

Restricted Stock Awards.  Each restricted stock agreement will specify the number of restricted shares granted, the period of restriction, and such other provisions as the Compensation Committee may determine. Other restrictions the Compensation Committee may impose include a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, any time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction will be not less than three years from the date of grant. Grants of restricted stock may vest earlier, however, as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary termination without cause, (d) the satisfaction of performance objectives, (e) a change in control, (f) death of the participant, or (g) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington. In no event, however, will restricted stock vest earlier than six months after the date of grant.

At the Compensation Committee’s discretion, during the period of restriction, participants may exercise full voting rights with respect to the restricted shares and may be credited with regular cash dividends paid on such shares. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of restricted stock, upon such terms as the Compensation Committee establishes, provided, however, that with respect to performance-based shares of restricted stock, dividends may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into additional shares of restricted stock subject to the same performance-based conditions as the original grant and upon such terms as the compensation committee establishes. Shares of restricted stock will become freely transferable by the participant after the last day of the applicable period of restriction. The maximum aggregate cash equivalent value of shares of restricted stock that may be awarded to a participant for any calendar year will be $8,000,000. The cash equivalent value of any awards of restricted stock units and/or deferred stock awarded to such participant for such calendar year will count toward this limitation.

Restricted Stock Units (RSUs).  Each RSU agreement will specify the number of RSUs granted, the form of payment of the RSU, the period of restriction, and such other provisions as the Compensation Committee may determine. Other restrictions the Compensation Committee may impose include a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction will be not less than three years from the date of grant. Grants of restricted stock units may vest earlier, however, as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary termination without cause, (d) the satisfaction of performance objectives, (e) a change in control, (f) death of the participant, or (g) other circumstances as determined by the

Compensation Committee to be in the best interest of Huntington. In no event, however, will restricted stock units vest earlier than six months after the date of grant.

Such “other circumstances” include grants of restricted stock units designed to comply with the American Recovery and Reinvestment Act of 2009 (the “ARRA”). As described previously, the ARRA prohibits Huntington from granting bonuses or incentive compensation to the following executives because of the assistance Huntington received under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”): (a) its Senior Executive Officers and (b) any of the next 20 highest most highly compensated employees of Huntington, or such larger number that the United States Treasury Secretary may require. An exception to this prohibition is that Huntington may grant to such executives shares of restricted stock or restricted stock units that do not vest until Huntington has repaid to the United States Treasury Department the amount of assistance Huntington received under TARP. Huntington may grant to its SEOs and other such highly compensated employees restricted stock units that vest at the later of (a) 2 years after the date of grant or (b) the date that Huntington’s TARP obligation is repaid.

During the period of restriction, participants holding RSUs may not exercise any voting rights and will not be entitled to any dividends or dividend equivalents with respect to the RSUs, unless otherwise determined by the Compensation Committee in its discretion. Participants have no right to transfer any rights with respect to restricted stock units during the period of restriction. The maximum aggregate cash equivalent value of an award of RSUs that may be awarded to a participant for any calendar year will be $8,000,000. The cash equivalent value of any awards of restricted stock and/or deferred stock awarded to such participant for such calendar year will count toward this limitation.

Stock Appreciation Rights (SARs).  A SAR will represent a right to receive a payment in cash, shares, or a combination thereof, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which will be no less than the fair market value on the date the SAR was granted (or the option price for SARs granted in tandem with an option). Each SAR agreement will specify the exercise price, the duration of the stock appreciation right, the number of shares to which the rights pertain, the form of payment of the SAR upon exercise, whether the stock appreciation right is granted in tandem with the grant of a stock option or is freestanding, and such other provisions as the Compensation Committee may determine. SARs will be exercisable at such times and be subject to such restrictions and conditions as the Compensation Committee will approve and be set forth in the award agreement, which need not be the same for each grant or each participant.

Each SAR generally will vest ratably until the third anniversary after the date of grant of the SAR. SARs may vest earlier as provided in an award agreement for (a) new hires, (b) retirees, (c) the satisfaction of performance objectives, (d) a change in control, (e) death of the participant, or (f) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington.

SARs granted in tandem with the grant of a stock option may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. SARs granted in tandem with the grant of a stock option may be exercised only with respect to the shares for which the related option is then exercisable.

With respect to stock appreciation rights granted in tandem with an incentive stock option, such SAR will expire no later than the expiration of the underlying incentive stock option. In addition, the value of the payout with respect to such stock appreciation right may be for no more than 100% of the difference between the exercise price for the underlying option and the fair market value of the shares subject to the option at the time the stock appreciation right is exercised. SARs granted independently from the grant of a stock option may be exercised upon the terms and conditions stated in the applicable award agreement.

Award agreements for stock appreciation rights will set forth the extent to which the participant will have the right to exercise SARs following termination of employment. Such provisions will be determined in the sole discretion of the Compensation Committee and need not be uniform among all the SARs granted and may reflect distinctions based on the reasons for termination of employment. No SAR granted under the Second Amended Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution, unless otherwise determined by the Compensation Committee in its discretion. SARs granted in tandem with an incentive stock option will be exercisable during the participant’s lifetime only by such participant. The maximum aggregate number of shares which may be subject to one or more SAR awards (whether settled in cash, shares, or a combination thereof) to a participant shall be 10 million shares over any five-year period. Any shares subject to options awarded to such participant over the same five-year period will count toward this limitation.

Deferred Stock Awards.  Each deferred stock grant or sale will constitute the agreement by Huntington to deliver shares to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral periods as the Compensation Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment that is less than the fair market value of the shares on the date of grant. Each deferred stock agreement will specify the form of payment of the award and contain such terms and provisions, consistent with the Plan, as the Compensation Committee may approve. Each grant or sale of deferred stock will be subject to a deferral period of not less than one year, as determined by the Compensation Committee at the date of grant.

During the deferral period, the participant will have no rights of ownership in the shares of deferred stock and will have no right to vote them, unless otherwise determined by the Compensation Committee in its discretion. The Compensation Committee may, at or after the date of grant, authorize payment of dividend equivalents on any shares of deferred stock during the deferral period on either a current, deferred or contingent basis, either in cash or in additional shares. Participants have no right to transfer any rights with respect to the deferred stock during the deferral period. The maximum aggregate cash equivalent value of an award of shares of deferred stock that may be awarded to any participant for any calendar year will be $8 million. The cash equivalent value of any awards of restricted stock and/or RSUs awarded to such participant for such calendar year will count toward this limitation.

Long-Term Performance Awards.  Long-term performance awards may be in the form of shares and/or cash in amounts and upon terms as determined by the Compensation Committee. The Compensation Committee will set performance objectives which, depending upon the extent to which they are met, will determine the number of shares and/or value of long-term performance awards that will be paid to a participant. The Compensation Committee will establish two-, three-, or four-year performance cycles for each award and may impose other conditions and restrictions, including restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, any time-based restrictions, or any restrictions under applicable federal or state securities laws.

After the end of a performance cycle, the participant will be entitled to receive payments of the amount of shares and/or cash earned by the participant over the performance cycle; provided, however, that except in the case of a change in control, the Compensation Committee has the discretion to reduce or eliminate an award that would otherwise be payable. Payment of awards will be made in the form of cash or in shares of common stock, or in a combination thereof which have an aggregate fair market value equal to the value of the earned award at the close of the cycle. The Compensation Committee may place restrictions on shares of common stock awarded. Except in the case of a change in control, a participant must remain employed by the Huntington until the date of payment in order to be entitled to a payment of a long-term performance award unless the Compensation Committee, in its discretion, provides for a partial or full payment to a participant who is not employed at the time of payment.

No payment of a long-term performance award under the Second Amended Plan for any specified cycle to a participant may exceed $8 million in cash or its equivalent in shares. Long-term performance awards may not be sold, transferred, pledged, or otherwise alienated, other than by will or the laws of descent and distribution.

Section 162(m) Deduction Qualifications
Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. One rule is that Huntington may not deduct any compensation in excess of $500,000 to its Senior Executive Officers so long as Huntington still has an obligation to repay its TARP assistance to the United States Treasury Department. If this rule does not apply, Code Section 162(m) also limits the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other three most highly compensated executive officers required to be named in the proxy statement. Compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The Compensation Committee will work to structure awards to comply with Code Section 162(m) unless the Compensation Committee determines that such compliance is not desirable with respect to any specified award.

Within 90 days of the beginning of each performance cycle, or such earlier or later date as may be permitted by Code Section 162(m), the Compensation Committee will designate those participants whose awards under the Second Amended Plan will be calculated pursuant to the qualified performance-based compensation provisions of Code Section 162(m) (the “covered employees”) and establish the “qualifying performance criteria” applicable to the performance cycle for each so designated covered employee. For purposes of the Second Amended Plan, “qualifying performance criteria” will be any of the following performance criteria:

•	net income;

•	earnings per share;

•	return on equity, return on average equity, or return on tangible common equity (defined as a ratio, the numerator of which is income before amortization of intangibles and the denominator of which is tangible common equity);

•	return on assets or return on average assets;

•	efficiency ratio determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains);

•	non-interest income to total revenue ratio;

•	net interest margin;

•	revenues;

•	credit quality;

•	net operating profit;

•	loan growth;

•	deposit growth;

•	non-interest income growth;

•	total shareholder return;

•	market share;

•	productivity;

•	interest income;

•	pre-tax pre-provision; and

•	other strategic milestones based on objective criteria established by the Compensation Committee, provided that with respect to Covered Officers, such strategic milestones must be approved by the shareholders prior to the payment of the award.

As mentioned previously, the Second Amended Plan adds pre-tax pre-provision to the list of Qualifying Performance Criteria. “Pre-tax pre-provision” is a pre-tax income on a tax-equivalent basis adjusted for: provision expense, security gains and losses, and amortization of intangibles.

Qualifying Performance Criteria may be expressed in terms of (1) attaining a specified absolute level of the criteria, or (2) a percentage increase or decrease in the criteria compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee. The Qualifying Performance Criteria may be applied either to the Corporation as a whole or to a business unit or subsidiary, as determined by the Compensation Committee. Qualifying Performance Criteria may be different for different Participants, as determined in the discretion of the Compensation Committee.

In determining whether a performance goal has been met, the Compensation Committee may include or exclude “extraordinary events” (as defined below), or any other objective events or occurrences of a similar nature in either establishing the performance goal based on the qualifying performance criteria or in determining whether the performance goal has been achieved. Notwithstanding the above, the attainment of the performance goals and the determination of results for designated Covered Officers will be evaluated entirely on the qualifying performance criteria. Extraordinary events may only be considered in reducing an award that would otherwise be payable to a Covered Officer. Further, the Compensation Committee does have the discretion to reduce or eliminate an award for any participant, including an award to a Covered Officer, based on the Compensation Committee’s evaluation of extraordinary events or other factors. Under no circumstances may the Compensation Committee increase an award paid to any designated Covered Officer above the amount which was determined based upon the Covered Officer’s pre-established performance goals for the applicable performance cycle. Awards may be paid to Covered Officers only after the Compensation Committee has certified in writing that the performance goals have been met. Extraordinary events are:

•	changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results;

•	accruals for reorganization and restructuring programs;

•	special gains or losses in connection with mergers and acquisitions or on the sale of branches or significant portions of the company;

•	any extraordinary non-recurring items described in ASC 225-20, “Income Statement — Extraordinary and Unusual Items” and/or in Management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the Annual Report on Form 10-K filed with the Securities and Exchange Commission;

•	losses on the early repayment of debt; or

•	any other events of occurrences of a similar nature.

For purposes of granting, administering and certifying awards to Covered Officers, the Compensation Committee or any sub-Compensation Committee acting on its behalf will be composed of 2 or more directors, each of whom is an “outside director” within the meaning of Code Section 162(m). Any Compensation Committee member who is not an “outside director” will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers.

The maximum aggregate number of shares which may be subject to (1) option by one or more option awards, (2) one or more SAR awards (whether settled in cash, shares or any combination thereof), or (3) any combination of option awards or SAR awards to a participant will be 10 million shares over any 5 year period. Further, the maximum amount of compensation (whether represented by shares, cash or a combination thereof) that may be payable to a participant, including a Covered Officer, with respect to any specified performance cycle, pursuant to the attainment of a performance goal associated with a long-term performance award, restricted stock award, restricted stock unit award, or deferred stock award will be $8 million for each type of award.

Change in Control
Unless otherwise specifically prohibited under applicable law, upon the occurrence of a change in control:

•	All options and stock appreciation rights granted under the Second Amended Plan will become immediately exercisable in full;

•	All such options and stock appreciation rights will remain exercisable throughout their term notwithstanding the death, retirement, or termination of employment or directorship of the participant;

•	All non-performance based restriction periods or restrictions imposed on shares of restricted stock, restricted stock units, stock appreciation rights, and deferred stock will lapse; and

•	All long-term performance awards and performance based awards of shares of restricted stock, restricted stock units, stock appreciation rights, and shares of deferred stock will be measured as of the date of the change in control and will be paid within thirty days following the change in control in a pro rata amount based upon the actual results and the length of time which has elapsed prior to the change in control.

Generally, a change in control will be deemed to have occurred if:

•	anyone other than a director or officer or an affiliate of a director or officer becomes the beneficial owner of 35% or more of Huntington’s voting power;

•	the current directors of Huntington, together with all subsequently elected directors whose election or nomination was approved by the current directors, no longer constitute at least a majority of the Huntington’s board of directors;

•	Huntington consummates a merger or consolidation with another entity and the shareholders of Huntington immediately prior to the merger or consolidation hold less than 51% of the combined entity immediately after the merger or consolidation;

•	there is consummation of a sale or other disposition of 50% or more of the assets or earning power of Huntington;

•	Huntington consummates a liquidation or dissolution; or

•	there is consummation of a reorganization, recapitalization, or other transaction which has the same effect as any of the foregoing.

Federal Income Tax Consequences of the Plan
Based on Management’s understanding of current federal income tax laws, the federal income tax consequences of awards under the Second Amended Plan are, generally, as follows:

Options and SARs.  In general, a recipient of an option or SAR granted under the Second Amended Plan will not have regular taxable income at the time of grant.

Upon exercise of a nonqualified stock option or SAR, the optionee generally must recognize taxable income in an amount equal to the fair market value on the date of exercise of the shares exercised, minus the exercise price. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss recognized upon any later sale or other disposition of the acquired shares generally will be capital gain or loss. The character of such capital gain or loss (short-term or long-term) will depend upon the length of time that the optionee holds the shares prior to the sale or disposition. Generally, such shares must be held at least 12 months in order for long-term capital gains tax rates to apply.

An optionee generally will not be required to recognize any regular taxable income upon the exercise of an incentive stock option, provided that the optionee does not dispose of the shares issued to him or her upon exercise of the option within the two-year period after the date of grant and within one year after the receipt of the shares by the optionee. The optionee will have alternative minimum taxable income equal to the amount by which the fair market value of the shares on the exercise date exceeds the purchase price. An optionee will recognize ordinary taxable income upon the exercise of an incentive stock option if such optionee uses the broker-assisted cashless exercise method. Provided the optionee does not recognize regular taxable income upon exercise, the tax basis for the shares purchased is equal to the exercise price. Upon a later sale or other disposition of the shares, the optionee must recognize long-term capital gain or ordinary taxable income, depending upon whether the optionee holds the shares for specified holding periods.

Restricted Stock.  In general, a participant who receives restricted stock will not recognize taxable income upon receipt, but instead will recognize ordinary income when the shares are no longer subject to restrictions. Alternatively, unless prohibited by the Compensation Committee, a participant may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Compensation Committee with ten days’ prior written notice of his or her intent to do so. In all cases, the amount of ordinary income recognized by the participant will be equal to the fair market value of the shares at the time income is recognized, less the amount of any price paid for the shares. In general, any gain recognized thereafter will be capital gain.

RSUs.  In general, a participant who is awarded RSUs will not recognize taxable income upon receipt. When a participant receives payment for an award of RSUs in shares or cash, the fair market value of the shares or the amount of cash received will be taxed to the participant at ordinary income rates. However, if any shares used to pay out RSUs are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. In such a case, a participant, unless prohibited by the Compensation Committee, may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Compensation Committee with ten days’ prior written notice of his or her intent to do so. In general, any gain recognized thereafter will be capital gain.

Deferred Stock.  In general, a participant who receives an award of deferred stock will not recognize taxable income upon receipt, but instead will be subject to tax at ordinary income rates on the fair market value of any nonrestricted stock on the date that such stock is transferred to the participant under the award, reduced by any amount paid by the participant for such stock. In general, any gain recognized thereafter will be capital gain.

Withholding Requirements.  A participant may satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld at the minimum statutory tax withholding rate, or by delivering to Huntington already-owned shares, having a value equal to the amount required to be withheld.

Deduction Limits and Performance Measures.  Huntington generally will be entitled to a tax deduction in connection with an award made under the Second Amended Plan only to the extent that the participant recognizes ordinary income from the award. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. One rule is that Huntington may not deduct any compensation in excess of $500,000 to its Senior Executive Officers so long as Huntington still has an obligation to repay its TARP assistance to the United States Treasury Department. If this rule does not apply, Code Section 162(m) also limits the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other three most highly compensated executive officers required to be named in the proxy statement. Compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The Second Amended Plan has been designed so that, assuming its approval by Huntington’s shareholders at the annual meeting, awards to designated Covered Officers should qualify as performance-based compensation under Code Section 162(m). The Compensation Committee has also reserved the right, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

Code Section 409A Compliance.  Code Section 409A provides that covered amounts deferred under a nonqualified deferred compensation plan are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts.

Based on proposed regulations and other guidance issued under Code Section 409A, the awards under the Second Amended Plan could be affected. In general, if an award either (1) meets the requirements imposed by Code Section 409A or (2) qualifies for an exception from coverage of Code Section 409A, the tax consequences described above will continue to apply. If an award is subject to Code Section 409A and does not comply with the requirements of Code Section 409A, then amounts deferred in the current year and in previous years will become subject to immediate taxation to the participant, and the participant will be required to pay (1) a penalty equal to interest at the underpayment rate plus 1% on the tax that should have been paid on the amount of the original deferral and any related earnings and (2) in addition to any regular tax, an excise tax equal to 20% of the original deferral and any earnings credited on the deferral.

Huntington has designed the Second Amended Plan so that awards either comply with, or are exempt from coverage of, Code Section 409A. Huntington intends to continue to review the terms of the Plan and may, subject to the terms of the Plan, adopt additional amendments to comply with current and additional guidance issued under Section 409A of the Code.

Huntington does not intend the preceding discussion to be a complete explanation of all of the income tax consequences of participating in the Second Amended Plan. Participants in the Second Amended Plan should consult their own personal tax advisors to determine the particular tax consequences of the Second Amended Plan to them, including the application and effect of foreign, state and local taxes, and any changes in the federal tax laws from the date of this proxy statement.

Other Provisions
The Compensation Committee is given broad discretion to interpret the Second Amended Plan and establish rules for the Plan’s administration, except as may be limited by law or Huntington’s Charter or Bylaws. The Compensation Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Second Amended Plan or any award in order to carry out the plan as intended. To the extent permitted by law, the Compensation Committee may delegate its authority under the Second Amended Plan.

Nothing in the Second Amended Plan limits Huntington’s right to terminate any participant’s employment at any time, with or without cause, nor confers upon any participant any right to continued employment with Huntington. The plan does not give any participant any interest, lien or claim against any specific asset of Huntington, and thus, the participant will have only the rights of a general unsecured creditor of Huntington. Huntington has the right to deduct or withhold, or require the participant to remit an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required to be withheld with respect to any taxable event arising under the 2007 Plan. The participant may elect to have Huntington withhold shares having a fair market value equal to the minimum statutory federal, state and local tax rates. Alternatively, the participant may deliver shares that have been held at least six months to satisfy the tax withholding obligation related to the transaction. Participants may name beneficiaries to receive his or her benefits under the Second Amended Plan in case the participant dies before he or she receives such benefit.

The Compensation Committee may permit or require a participant to defer receipt of an award which would otherwise be due the participant. In that event, the Compensation Committee may establish procedures for payment of such deferred awards, including the payment of interest or dividend equivalents. Except following a change in control, in the event the Compensation Committee determines that a participant has committed a serious breach of conduct (which includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002) or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with Huntington, the Compensation Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. In addition, if such conduct or activity occurs within three years of the exercise or payment of an award, the Compensation Committee may require the participant or former participant to repay to Huntington any gain realized or payment received upon exercise or payment of such award.

Except in the case of a change in control or where shareholder approval is required, the Compensation Committee or the Board of Directors will have the authority to alter, suspend, or terminate the plan in whole or in part at any time. Shareholder approval is required to change the stated maximum limits on shares and cash awards, change the minimum option price of an option, change the eligible participants, change the qualifying performance criteria and maximum awards for Covered Officers, reprice or alter the option price of stock options, or permit the purchase of shares subject to any unvested option or SAR or waive the vesting requirement of any unvested award except as a result of (a) a change in control, (b) the death of a participant, or (c) a participant’s separation from service due to retirement or involuntary termination without cause.

It is not possible to state in advance the exact number, types, or values of awards that may be made or the identity of the employees and directors who may receive awards under the Second

Amended Plan. It is also not possible to determine the awards that might have been paid in 2009 if the Second Amended Plan had then been in effect then because the Compensation Committee has discretion to determine the sizes and types of awards to be granted under the Second Amended Plan. Any actual awards, however, which are made to Huntington’s named executive officers and directors will be reported as required in Huntington’s future proxy statements.

The affirmative vote of the holders of a majority of Huntington common stock present at the meeting is required to approve the Second Amended Plan. As noted above, the Second Amended Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The Nasdaq Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Code Section 162(m). Further, shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options. A vote in favor of adopting the Second Amended Plan will constitute approval of all terms of the plan, including the adoption of all qualifying performance criteria identified above, the eligible employees, the maximum award payable to a participant, and other terms applicable to Covered Officers.

Huntington believes that its equity based compensation plans have made a significant contribution to its success in attracting and retaining key employees and directors.

The board of directors recommends a vote FOR the approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan as amended and restated.

Equity Compensation Plan Information
The following table sets forth information about Huntington common stock authorized for issuance under Huntington’s existing equity compensation plans as of December 31, 2009.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants,	options, warrants,	reflected in column
	and rights(2)	and rights(3)	(a))(4)
Plan category(1)	(a)	(b)	(c)

Equity compensation plans approved by security holders	18,852,873	$16.32	5,082,749
Equity compensation not approved by security holders	7,760,745	16.48	—

Total	26,613,618	$16.37	5,082,749

(1)	All equity compensation plan authorizations for shares of common stock provide for the number of shares to be adjusted for stock splits, stock dividends, and other changes in capitalization. The Huntington Investment and Tax Savings Plan, a broad-based plan qualified under Code Section 401(a) which includes Huntington common stock as one of a number of investment options available to participants, is excluded from the table.

(2)	The numbers in this column (a) reflect shares of common stock to be issued upon exercise of outstanding stock options and the vesting of outstanding awards of RSUs and RSAs. The shares of common stock to be issued upon exercise or vesting under equity compensation plans not approved by shareholders include several inducement grants issued outside of the company’s stock plans, and awards granted under the following plans which are no longer active and for which Huntington has not reserved the right to make subsequent grants or awards: the Employee Stock Incentive Plan, a broad-based stock option plan under which employees have received grants of stock options, and employee and director stock plans of Unizan Financial Corp. and Sky Financial Group, Inc. assumed in the acquisitions of these companies.

(3)	The weighted-average exercise prices in this column are based on outstanding options and do not take into account unvested awards of RSUs and RSAs as these awards do not have an exercise price.

(4)	The number of shares in this column (c) reflects the number of shares remaining available for future issuance under Huntington’s Amended 2007 Stock and Long-Term Incentive Plan, excluding shares reflected in column (a). The number of shares in this column (c) does not include shares of common stock to be issued under the following compensation plans: the Executive Deferred Compensation Plan, which provides senior officers designated by the Compensation Committee the opportunity to defer up to 90% of base salary, annual bonus compensation and certain equity awards, and up to 100% of long-term incentive awards; the Supplemental Plan under which voluntary participant contributions made by payroll deduction are used to purchase shares; the Deferred Compensation for Huntington Bancshares Incorporated Directors under which directors my defer their director compensation and such amounts may be invested in shares of common stock; and the Deferred Compensation Plan for directors (now inactive) under which directors of selected subsidiaries may defer their director compensation and such amounts may be invested in shares of Huntington common stock. These plans do not contain a limit on the number of shares that may be issued under them.

Proposal to Approve the Amendment to Huntington’s Charter

Huntington is presently authorized to issue 1,006,617,808 shares of stock, of which 1,000,000,000 shares are common stock, par value $0.01 per share, and 6,617,808 shares are serial preferred stock, par value $0.01 per share. The board of directors of Huntington has adopted resolutions approving and recommending that Huntington’s shareholders adopt an amendment to Article FIFTH of Huntington’s charter, the full text of which is attached to this document as Appendix B. The amendment to Article FIFTH of Huntington’s charter, if approved by shareholders, would increase Huntington’s authorized stock from to 1,006,617,808 shares to 1,506,617,808 shares and authorized common stock from 1,000,000,000 shares to 1,500,000,000 shares.

The authorized common stock of Huntington was previously increased from 500,000,000 shares to 1,000,000,000 shares after approval of the increase at the 2007 annual meeting of shareholders. As of January 31, 2010, 716,382,350 shares of Huntington’s common stock are issued and outstanding. As of January 31, 2010, 362,507 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, or Series A Preferred Stock, are issued and outstanding. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 83.668 shares of common stock. In addition, as of January 31, 2010, 1,398,071 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or Series B Preferred Stock, are issued and outstanding and held by the U.S. Department of the Treasury. The U.S. Department of Treasury also holds a warrant to purchase up to 23,600,000 shares of common stock at an exercise price of $8.90 per share. As of January 31, 2010, 30,330,236 shares of Huntington common stock are reserved for the warrant to the U.S. Department of the Treasury or for the convertible series A shares, and approximately 130,199,220 shares of Huntington’s common stock are authorized but unissued and unreserved.

All shares of Huntington’s common stock, including those currently authorized and those which would be authorized by the proposed amendment to Article FIFTH, are equal in rank and have the same voting, dividend, and liquidation rights. There are no preemptive rights associated with these shares. The issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of existing shareholders of Huntington.

The board of directors of Huntington believes that the amendment to Article FIFTH is desirable to increase the number of authorized shares of common stock available for issuance from time to time, without further action or authorization by the shareholders (except as may be required by applicable law or the rules of the Nasdaq Stock Market or any stock exchange on which Huntington’s common stock is then listed), for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by Huntington’s board of directors to be in the best interest of Huntington and its shareholders.

The proposed increase in the number of authorized shares of common stock will give Huntington greater flexibility to raise additional capital, including the issuance of preferred shares, debt or other securities whose terms and conditions may provide for the right or obligation of Huntington to issue shares of common stock under certain circumstances. Huntington may be able to issue additional shares in such a transaction without further action or authorization by shareholders, subject to the requirements of applicable law or listing rules.

The proposed increase in the number of authorized shares of common stock will also give Huntington greater flexibility in responding quickly to advantageous business opportunities. At the present time, Huntington is not a party to any material written agreements, understandings or arrangements with respect to issuance of shares in connection with any acquisitions; however, Huntington may from time to time explore opportunities to acquire banks and non-bank companies to the extent permitted by the Bank Holding Company Act. Since acquisitions may be made by issuing stock, the proposed increase in the number of authorized shares of common stock may enable Huntington to better meet its future business needs by allowing Huntington to issue such additional shares without further action or authorization by shareholders, subject to the requirements of applicable law or listing rules.

The Huntington board of directors does not have any current plans to use shares of common stock for anti-takeover purposes, however, the proposed amendment to Huntington’s charter may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Huntington if such attempts are not approved by the Huntington board of directors. Huntington is already afforded some protection against acquisition attempts which are not supported by the board of directors by provisions currently contained in Huntington’s charter and bylaws. The Huntington board of directors is not aware of any current efforts to obtain control of Huntington.

The approval of the amendment to Huntington’s charter to increase the authorized common stock from 1,000,000,000 shares to 1,500,000,000 shares requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. If shareholders approve the amendment to Huntington’s charter increasing the authorized common stock, Huntington intends to file a charter amendment that would become effective on the date on which the required filing is made and accepted for record in the office of the State Department of Assessments and Taxation of Maryland.

The Huntington board of directors recommends a vote FOR the amendment to Huntington’s charter to increase the authorized common stock from 1,000,000,000 shares to 1,500,000,000 shares.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has again selected Deloitte & Touche LLP, an independent registered public accounting firm, and referred to as IRPAF, as Huntington’s IRPAF for 2010. Deloitte & Touche LLP has served as Huntington’s IRPAF since 2004. Although not required, shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as IRPAF for Huntington for the year 2010. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.  Audit fees are fees for professional services rendered for the audits of Huntington’s annual financial statements and internal control over financial reporting, review of the financial statements included in Form 10-Q filings, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2009 and December 31, 2008 were $1,968,400 and $2,062,162, respectively.

Audit-Related Fees.  Audit related fees generally include fees for assurance services such as audits of subsidiaries and pension plans, compliance related to servicing of assets, and service organization examinations. The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered for Huntington and its subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2008 were $711,750 and $964,572, respectively.

Tax Fees.  The aggregate fees billed by Deloitte & Touche LLP for tax-related services rendered for Huntington and its subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2008 were $4,570 and $39,177, respectively. The tax-related services were all in the nature of tax compliance.

All Other Fees.  For the fiscal years ended December 31, 2009 and December 31, 2008, Deloitte & Touche LLP did not bill Huntington and its subsidiaries for any other services.

The Audit Committee has a policy that it will pre-approve all audit and non-audit services provided by the IRPAF, and shall not engage the IRPAF to perform the specific non-audit services prohibited by law or regulation. Unless a type of service to be provided by Deloitte & Touche LLP has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has given general pre-approval for specified audit, audit-related, tax and other services. The terms of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different term. The Audit Committee will annually review and pre-approve the services that may be provided by Deloitte & Touche LLP without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. Pre-approval fee levels for all services to be provided by Deloitte & Touche LLP are established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by Deloitte & Touche LLP to management. The Audit Committee may, however, delegate pre-approval authority to a member of its committee. The decisions of the member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority to its chairman. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee or its chairman. The Audit Committee has considered and determined that the provision by Deloitte & Touche LLP of services described above is compatible with maintaining Deloitte & Touche LLP’s independence.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Advisory Vote On Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this proxy statement, Huntington believes that its compensation policies and procedures strongly align the interests of executives and shareholders. Huntington believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance. Huntington’s compensation policies and procedures are described in detail under “Executive Compensation” above.

The proposal set forth below, which is advisory and will not bind the board, gives the shareholders the opportunity to vote on the compensation of Huntington’s executives.

Upon the recommendation of the board of directors, Huntington asks shareholders to consider the following resolution:

“RESOLVED, that the stockholders of Huntington Bancshares Incorporated approve the compensation of its executive officers included in the Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such Named Executive Officers (together with the accompanying narrative disclosure) contained in this Proxy Statement.”

This proposal is provided as required pursuant to the Emergency Economic Stabilization Act of 2008 based on Huntington’s participation in the TARP Capital Purchase Program.

The board of directors recommends a vote FOR the approval of the advisory vote on executive compensation, as described above.

Executive Officers of Huntington

Each executive officer of Huntington is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the board of directors and serve at its pleasure.

STEPHEN D. STEINOUR, age 51, has served as Chairman, President and Chief Executive Officer of Huntington and The Huntington National Bank since January 14, 2009. Before joining Huntington, Mr. Steinour was with Citizens Financial Group in Providence, Rhode Island, from 1992 to 2008, where he served in various executive roles, with responsibilities for credit, risk management, wholesale and regional banking, consumer lending, technology and operations among others. He was named President in 2005 and Chief Executive Officer in 2007. In 2008, Mr. Steinour joined Cross Harbor Capital partners in Boston as a managing partner.

ZAHID AFZAL, age 47, has served as Executive Vice President and Chief Information Officer for Huntington since July 2007. Prior thereto, Mr. Afzal served as Executive Vice President and Chief Information Officer for Sky Financial Group, from March 2006 to July 2007. Mr. Afzal served as Senior Vice President in charge of Consumer Banking Technologies for Bank of America from April 2002 to March 2006.

ELIZABETH HELLER ALLEN, age 56, has served as Executive Vice President and Director of Corporate Public Relations and Communications for The Huntington National Bank since September 2009. Previously, Ms. Allen was a lecturer at Northwestern University on integrated marketing communications programs. She has served as vice president of marketing and communications for Premier Health Partners in Dayton, Ohio, from October 2005 to March 2008, and .as vice president of corporate communications for Dell Corporation, from January 2000 to March 2004.

DANIEL B. BENHASE, age 50, has served as Senior Executive Vice President of The Huntington National Bank since February 2005, as Senior Trust Officer since April 2002 and has managed the Bank’s Private Financial Group since June 2000. Mr. Benhase served as Executive Vice President of The Huntington National Bank from June 2000 to February 2005. Prior to joining Huntington, Mr. Benhase served as Executive Vice President for Firstar Corporation from 1994 to June 2000, and as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994 where he was responsible for managing trust, investment management, private banking and brokerage activities.

KEVIN M. BLAKELY, age 58, has served as Senior Executive Vice President and Chief Risk Officer for Huntington since July 2009. Before joining Huntington, Mr. Blakely served as president and chief executive officer for the Risk Management Association located in Philadelphia. Previously Mr. Blakely served as Executive Vice President and Chief Risk Review Officer for Keycorp, from January 2004 to July 2007.

RICHARD A. CHEAP, age 58, has served as General Counsel and Secretary for Huntington and as Executive Vice President, General Counsel, Secretary and Cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a vice president and a director since April 2001, and as Secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc. Prior to joining Huntington, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington’s bank acquisitions during the preceding nine years.

JAMES S. DUNLAP, age 57, has served as Senior Executive Vice President since May 2009. He has also served as Regional Banking Group President for The Huntington National Bank since January 2006 overseeing Huntington’s operations in Michigan, Northwest Ohio, Cleveland and Pittsburgh. Mr. Dunlap has also served as Commercial Banking director since March 2009, overseeing Huntington’s Commercial Banking and Treasury Management/Fee-based Services businesses, which includes overall strategic direction and alignment, as well as leadership of the Commercial business segment in each of Huntington’s 11 regions. In addition, Mr. Dunlap has had responsibility for the strategic direction of the company’s charitable giving programs since May 2009. Mr. Dunlap has served as Regional President for Huntington’s West Michigan operations since 2001. Mr. Dunlap also served as Executive Vice President of Retail and Commercial Banking for Huntington’s operations in the State of Florida in 1996 prior to being named as Regional President for that region from 1997 to 2001. Mr. Dunlap joined Huntington in 1979 in Northwest Ohio serving in several capacities including Regional Retail Administrator, Corporate Banking Group Head overseeing Commercial Lending, Treasury Management and Public Funds, and was named Regional President of Huntington’s Northwest Ohio operations from 1992 to 1996.

SHIRLEY L. GRAHAM, age 51, has served as Executive Vice President and Director of Human Resources for Huntington since April, 2009. Prior thereto, Ms. Graham served as Senior Vice President and Corporate Human Resources Manager from November 2000 to April 2009. Ms. Graham has served in various other human resource roles from the time she joined the company in May 1986 to November 2000.

DONALD R. KIMBLE, age 50, has served as Chief Financial Officer for Huntington since August 2004, as Senior Executive Vice President since May 2009, and as Treasurer since May 2007. Mr. Kimble served as Executive Vice President from June 2004 to May 2009. Mr. Kimble served as Controller from August 2004 to July 2006. Mr. Kimble has also served as Executive Vice President and Controller for The Huntington National Bank since August 2004. Mr. Kimble has served as President and a director of Huntington Preferred Capital, Inc. since August 2004. Prior to joining Huntington, Mr. Kimble served as Executive Vice President and Controller for AmSouth Bancorporation from December 2000 to June 2004, and previously held various accounting and subsidiary chief financial officer positions with Bank One Corporation from July 1987 to December 2000.

MARY W. NAVARRO, age 54, has served as Regional Banking Group President since April 2006 and as Senior Executive Vice President of The Huntington National Bank since February 2005. She has managed the retail banking line of business since June 2002 when she joined the Bank as Executive Vice President. Her current role includes leadership of the branch network, business banking, mortgage and consumer lending, marketing, online banking, call centers and deposit, card and loan product development and pricing. Prior to joining Huntington, Ms. Navarro served as Executive Vice President and Eastern Region Retail Manager for Bank One Corp. which included responsibility for 500 branches and 300 business bankers. Ms. Navarro served Bank One Corporation in various capacities from January 1986 and held many senior leadership positions including Small Business National Sales Manager, National Retail Business Credit Delivery Manager, Regional Business Banking Sales Manager, and Commercial Banking Manager.

DANIEL J. NEUMEYER, age 50, has served as Senior Executive Vice President and Chief Credit Officer for The Huntingon National Bank since October 2009. Before joining Huntington, Mr. Neumeyer was chief credit officer for Comerica Bank, from January 2008 to October 2009, where he was responsible for credit approval and portfolio administration for the Texas market. He also was responsible for Comerica Inc’s corporate credit policy and its credit training program. Mr. Neumeyer joined Comerica and its predecessors in January 1983 and served in various credit administration and Commercial lending capacities prior to becoming chief credit officer.

NICHOLAS G. STANUTZ, age 55, has served as Senior Executive Vice President since February 2005 and Director for Auto Finance and Dealer Services since June 1999 for The Huntington National Bank. Mr. Stanutz served as Executive Vice President of The Huntington National Bank from June 1999 to February 2005. Prior thereto, Mr. Stanutz served as Senior Vice President from May 1986 to June 1999, as Product Manager for automobile financing from June 1994 to June 1999, and as Indiana Dealer Sales Manager from May 1986 to June 1994.

RANDALL G. STICKLER, age 52, has served as Senior Executive Vice President and Director of Commercial Real Estate (CRE) for Huntington, responsible for management of Huntington’s CRE business, since April 2009. Previously, Mr. Stickler served in various capacities with Charter One Bank beginning in 2005 and most recently served as State of Ohio President for Charter One Bank, from 2007 to March 2009. Prior thereto, Mr. Stickler has also held positions with Chase Properties, Keycorp, Society and Ameritrust.

MARK E. THOMPSON, age 51, has served as Senior Executive Vice President and Director of Strategy and Business Segment Performance, responsible for the strategic planning with Huntington’s various business units with the goal of improving financial performance and revenue growth, since April 2009. Previously Mr. Thompson served as executive vice president and deputy CFO of ABN AMRO, from October 2007 to April 2009. Prior thereto, Mr. Thompson served in various roles with Citizens Financial Group, from 2000 to October 2007. Mr. Thompson’s responsibilities with Citizens Financial Group included serving as CFO for one of Citizens’ largest regions and for the company’s Retail and Business Banking segment. Other responsibilities with Citizens included the oversight of special merger and acquisition projects and leadership of the mortgage business.

Proposals by Shareholders for 2011 Annual Meeting

If any shareholder of Huntington wishes to submit a proposal for inclusion in Huntington’s annual meeting proxy statement and form of proxy with respect to the 2011 Huntington annual meeting, the proposal must be received by the Secretary of Huntington at the principal executive offices of Huntington, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on October 29, 2010.

In addition, Huntington’s bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Huntington board of directors, and (2) the nomination, other than by or at the direction of the Huntington board of directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s Huntington annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of Huntington at Huntington’s principal executive offices.

Other Matters

As of the date of this proxy statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

Huntington’s 2009 Annual Report was furnished to shareholders concurrently with this proxy material. Huntington’s Form 10-K for 2009 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. In addition, Huntington’s Form 10-K for 2009 and certain other reports filed with the Securities and Exchange Commission can be found on the Investor Relations pages of Huntington’s website at huntington.com.

If you are an employee of Huntington or its affiliated entities and are receiving this proxy statement as a result of your participation in the Huntington Investment and Tax Savings Plan a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

The Securities and Exchange Commission has adopted householding rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering one copy of these materials to these shareholders. A number of brokerage firms have instituted householding procedures. If you hold your shares in “street name”, please contact your bank, broker, or other holder of record to request information about householding.

APPENDIX A

HUNTINGTON BANCSHARES INCORPORATED
SECOND AMENDED AND RESTATED 2007 STOCK AND
LONG-TERM INCENTIVE PLAN (AS PREVIOUSLY AMENDED)

ARTICLE 1.

ESTABLISHMENT, EFFECTIVE DATE, AND TERM

1.1  ESTABLISHMENT OF THE PLAN.  Huntington Bancshares Incorporated, a Maryland corporation, has previously established a long-term incentive compensation plan known as the “Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan” (the “Prior Plan”). The Prior Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock, and Long-Term Performance Awards.

1.2  EFFECTIVE DATE.  The Prior Plan originally became effective January 1, 2007. The Prior Plan subsequently was amended and restated effective on the date of the 2009 annual meeting of the Corporation’s stockholders. This second amendment and restatement (the “Plan”), if approved by the majority of votes cast by the Corporation’s stockholders at the 2010 annual meeting shall become effective on the date of approval by the shareholders at the 2010 annual meeting with respect to Awards granted on or after such date (the “Effective Date”). The Plan shall remain in effect as provided in Article 1.4 herein. No Awards will be made under the Plan unless shareholder approval is obtained. Instead, Awards will be granted under the terms of the Prior Plan, as amended and restated in 2009.

1.3  OBJECTIVES OF THE PLAN.  The objectives of the Plan are to help optimize the profitability and growth of the Corporation through stock-based incentives which are consistent with the Corporation’s objectives and which link the interests of Participants to those of the Corporation’s stockholders; to induce Participants to strive for the highest level of performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Corporation’s success and the creation of shareholder value and to allow Participants to share in the success of the Corporation.

1.4  DURATION OF THE PLAN.  The Plan shall commence on the Effective Date, as described in Article 1.2 herein, and shall remain in effect, subject to the right of the Board of Directors (“Board”), or a Committee delegated by the Board, to amend or terminate the Plan at any time pursuant to Article 18 herein. However, in no event may an Award be granted under the Plan on or after December 31, 2019.

ARTICLE 2.

DEFINITIONS OF TERMS

As used in the Plan, the following words shall have the meanings stated after them, unless otherwise specifically provided. In the Plan, words used in the singular shall include the plural, and words used in the plural shall include the singular. The gender of words used in this Plan shall include whatever may be appropriate under any particular circumstances.

2.1  “AWARD” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Awards, Long-Term Performance Awards, or other stock-based awards.

2.2  “AWARD AGREEMENT” means a written or electronic statement or agreement prepared by the Corporation setting forth the terms and provisions applicable to Awards granted under this Plan.

2.3  “BENEFICIAL OWNER” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4  “BOARD” OR “BOARD OF DIRECTORS” means the Board of Directors of Huntington Bancshares Incorporated.

2.5  “CAUSE” means any of the following:

(a)	The Participant shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Corporation, and the Corporation shall have determined that such act is materially harmful to the Corporation;

(b)	The Corporation shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and such order or directive has not been vacated or reversed upon appeal; or

(c)	After being notified in writing by the Corporation to cease any particular competitive activity, the Participant shall have continued such competitive activity and the Corporation shall have determined that such act is materially harmful to the Corporation.

(d)	The Participant has acted during the course of (i) the Participant’s employment or (ii) the Participant’s separation of employment in a manner that the Corporation, as determined pursuant to its policies and procedures, deems not to be in the best interest of the Corporation.

2.6  “CHANGE IN CONTROL” means, with respect to the Corporation, the occurrence of any of the following:

(a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Agreement), other than the Corporation or any “person” who as of the Effective Date is a Director or officer of the Corporation or whose shares of Common Stock of the Corporation are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act as in effect as of the Effective Date) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s then outstanding securities;

(b)	Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)	The consummation of a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

(d)	The consummation of a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

(e)	The consummation of a liquidation or dissolution of the Corporation;

(f)	The consummation of a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(g)	The consummation of a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.7  “CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

2.8  “COMMITTEE” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other committee appointed by the Board to administer the Plan. For purposes of granting, administering and certifying Awards to Covered Employees, the Committee or any sub-committee acting on behalf of the Committee shall be composed of two (2) or more directors each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” within the meaning of Code Section 162(m) shall abstain from participating in any decision to grant, administer or certify Awards to Covered Employees.

2.9  “CORPORATION” means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Article 22 herein.

2.10  “COVERED EMPLOYEE” means any Participant who is designated as a Covered Employee by the Committee because it is anticipated that his or her compensation may exceed the limit under Code Section 162(m) and for whom any Award is intended to satisfy the Performance-Based Exception.

2.11  “DEFERRAL PERIOD” means the period of time during which Deferred Stock is subject to deferral limitations under Article 10 herein.

2.12  “DEFERRED STOCK” means an Award granted to a Participant pursuant to Article 10 herein of the right to receive Shares, or, if provided by the Committee, an optional form of payment, at the end of a specified Deferral Period.

2.13  “DIRECTOR” means any individual who is a member of the Board of Directors of Huntington Bancshares Incorporated.

2.14  “EFFECTIVE DATE” shall have the meaning ascribed to such term in Article 1.2 herein.

2.15  “EMPLOYEE” means any employee of the Corporation. Directors who are not employed by the Corporation shall not be considered Employees under this Plan.

2.16  “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17  “EXECUTIVE DEFERRED COMPENSATION PLAN” means the Executive Deferred Compensation Plan of Huntington Bancshares Incorporated, amended and restated October 15, 2008, including any amendments thereto or any successor thereof.

2.18  “EXTRAORDINARY EVENTS” means, with respect to the Corporation, any of the following (i) changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results, (ii) accruals for reorganization and restructuring programs, (iii) special gains or losses in connection with the mergers and acquisitions or on the sales of branches or significant portions of the Corporation, (iv) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the annual report on Form 10-K filed with the Securities and Exchange Commission, (v) losses on the early repayment of debt, or (vi) any other events or occurrences of a similar nature as determined by the Committee.

2.19  “FAIR MARKET VALUE” shall be, on any given date, (1) the closing price at which the Shares were quoted on the NASDAQ National Market or such other established securities market on which the Shares are traded, or, if there were no reported sales of Shares on such date, then, unless otherwise required under Code Section 422, the business day immediately preceding such date; or (2) the price that the Committee in good faith determines through any reasonable valuation method that a Share might change hands between a willing buyer and a willing seller, neither being under compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the above, for purposes of broker-facilitated cashless exercises of Awards involving Shares under the Plan, “Fair Market Value” shall mean the real-time selling price of such Shares as reported by the broker facilitating such exercises.

2.20  “INCENTIVE STOCK OPTION” OR “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.21  “INSIDER” shall mean any person subject to the reporting requirements of Section 16 of the Exchange Act.

2.22  “LONG-TERM PERFORMANCE AWARD” means an Award to a Participant pursuant to Article 11 herein.

2.23  “NONEMPLOYEE DIRECTOR” means an individual who is a member of the Board but who is not an Employee.

2.24  “NONQUALIFIED STOCK OPTION” OR “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.25  “OPTION” means an Incentive Stock Option, or a Nonqualified Stock Option granted to a Participant pursuant to Article 6 herein.

2.26  “OPTION PRICE” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27  “PARTICIPANT” means an Employee or, solely with respect to a Nonqualified Stock Option Award, Restricted Stock Award, Restricted Stock Unit Award, or Deferred Stock Award, a Nonemployee Director who has an outstanding Award granted under the Plan.

2.28  “PERFORMANCE-BASED EXCEPTION” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.29  “PERFORMANCE CYCLE” shall mean the period that is no less than two years and no more than four years designated by the Committee during which the performance objectives or goals must be met for Awards granted under Article 11 of the Plan.

2.30  “PERIOD OF RESTRICTION” means the period during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited in some way (based on the passage of time, which shall not be less than six (6) months from the date of grant, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares or RSUs are subject to a substantial risk of forfeiture, if any, as provided in Article 7 and Article 8 herein.

2.31  “PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

2.32  “QUALIFYING PERFORMANCE CRITERIA” means business criteria allowed under the performance goal requirements of Code Section 162(m), including any one or more of the following objective performance criteria upon which the achievement of specific, pre-established, objective performance goals for each Participant are based as determined by the Committee in connection with the grant and certification of Awards: (a) net income, (b) earnings per share, (c) return on equity, (d) return on average equity, (e) return on tangible common equity (defined as a ratio, the numerator of which is income before amortization of intangibles, and the denominator of which is tangible common equity); (f) return on assets, (g) return on average assets, (h) “efficiency ratio” determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains), (i) non-interest income to total revenue ratio,

(j) net interest margin, (k) revenues, (l) credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans), (m) net operating profit, (n) loan growth, (o) deposit growth, (p) non-interest income growth, (q) total shareholder return, (r) market share, (s) productivity ratios, (t) interest income, (u) pre-tax pre-provision, which is pre-tax income on a tax equivalent basis adjusted for: provision expense, security gains and losses, and amortization of intangibles; or (v) other strategic milestones based on objective criteria established by the Committee, provided that, with respect to Covered Employees, such strategic milestones must be approved by the shareholders of the Corporation prior to the payment of any Award. Qualifying Performance Criteria may be expressed in terms of (1) attaining a specified absolute level of the criteria, or (2) a percentage increase or decrease in the criteria compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Committee. The Qualifying Performance Criteria may be applied either to the Corporation as a whole or to a business unit or subsidiary, as determined by the Committee. Qualifying Performance Criteria may be different for different Participants, as determined in the discretion of the Committee. The Committee may include or exclude Extraordinary Events or any other objective events or occurrences either establishing the performance goal based on the Qualifying Performance Criteria or in determining whether the performance goal has been achieved; provided, however, that the Committee shall not have the discretion to increase the amount of an Award that would otherwise be due to a Participant who is a Covered Employee based on such Covered Employee’s pre-established performance goals for the applicable Performance Cycle.

2.33  “RESTRICTED STOCK” means an Award granted to a Participant pursuant to Article 7 herein.

2.34  “RESTRICTED STOCK UNIT” OR “RSU” means an Award granted to a Participant pursuant to Article 8 herein and which is settled (i) by the delivery of one (1) Share for each RSU, (ii) in cash in an amount equal to the Fair Market Value of one (1) Share for each RSU, or (iii) in a combination of cash and Shares, as determined by the Committee. The Award of an RSU represents the promise of the Corporation to deliver Shares, cash, or a combination thereof, as applicable, at the end of the Period of Restriction (or such later date as determined by the Committee) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of property within the meaning of Code Section 83(b).

2.35  “RETIREMENT” shall mean, unless otherwise specified in an Award Agreement, in the case of an Employee, the retirement from the employ of the Corporation under one or more of the retirement plans of the Corporation, or as otherwise specified by the Committee and, in the case of a Nonemployee Director, shall mean the retirement from the Board at any time after the Nonemployee Director attains age fifty-five (55) and has served at least five (5) years as a Director.

2.36  “SHARES” means the shares of common stock of the Corporation.

2.37  “STOCK APPRECIATION RIGHT” OR “SAR” means an Award , granted alone or in connection with a related Option, designated as a SAR, pursuant to Article 9 herein.

2.38  “SUBSIDIARY or “SUBSIDIARIES” means any corporation or other entity whose financial statements are consolidated with the Corporation.

ARTICLE 3.

ADMINISTRATION

3.1  AUTHORITY OF THE COMMITTEE.  The Plan shall be administered by the Committee, except as limited by law or by the Charter or Bylaws of the Corporation, and subject to the provisions herein, the Committee shall have full power to select the Participants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Participants; and (subject to the provisions of Article 18 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. The

Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein, except that to the extent such delegation is not permitted under Code Section 162(m).

3.2  DECISIONS BINDING.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board (provided, however, that only the Committee, or any subcommittee thereof, made up solely of 2 or more “outside directors” within the meaning of Code Section 162(m) shall participate in any decision, order or resolution to grant, administer, or certify Awards to Covered Employees) shall be final, conclusive, and binding on all persons, including the Corporation, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1  NUMBER OF SHARES AVAILABLE FOR GRANTS AND MAXIMUM AWARDS.  Subject to adjustment as provided in this Article 4 herein, the maximum aggregate number of Shares hereby reserved for issuance to Participants under the Plan shall be thirty million five hundred thousand (30,500,000) Shares. The 30,500,000 maximum number of Shares described in the preceding sentence consists of 13,000,000 Shares that were approved in 2009 and 17,500,000 Shares that are being added as of this amendment and restatement. The Shares issued under the Plan may be authorized and unissued Shares, Shares purchased on the open market, or Shares held as treasury stock.

The following rules shall apply to grants of Awards under the Plan:

(a)	The maximum aggregate number of Shares which may be subject to (1) one or more Option Awards pursuant to Article 6, (2) one or more SAR Awards (whether settled in cash, Shares) pursuant to Article 9, or (3) any combination of Option Awards or SAR Awards to a Participant shall be ten million (10,000,000) Shares over any five (5) year period.

(b)	The maximum aggregate cash Award or cash equivalent value of an Award of Shares at the date of grant that may be paid with respect to any specified Performance Cycle to a Participant pursuant to any Long-Term Performance Award pursuant to Article 11 shall be eight million dollars ($8,000,000).

(c)	The maximum aggregate cash equivalent value at the date of grant of (1) Awards of Restricted Stock pursuant to Article 7, (2) Awards of RSUs pursuant to Article 8 (whether settled in cash, Shares, or a combination thereof), (3) Awards of Deferred Stock or other stock-based Awards pursuant Article 10, or (4) any combination thereof that may be awarded to a Participant for any calendar year shall be eight million dollars ($8,000,000).

(d)	Of the maximum aggregate number of Shares hereby reserved for issuance to Participants under the Plan, a maximum of ten percent (10%) of such Shares may be issued under Awards granted to Participants who are Nonemployee Directors.

4.2  REDUCTION OF SHARES AND LAPSED AWARDS.  The maximum number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan. This reduction shall include the full number of Shares covered by any Option or SAR, regardless of whether (1) any Shares are tendered in payment of any Option or SAR, (2) any such Option, SAR, or other Award covering Shares under the Plan ultimately is settled in cash or by delivery of Shares (either by share netting, an attestation process, or actual delivery), (3) Shares were used to satisfy the purchase price of an Award or to satisfy any tax withholdings, or (4) Shares were repurchased by the Company with Option or SAR proceeds. If, however, any Award granted under this Plan terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for a grant of an Award under the Plan.

4.3  ADJUSTMENTS IN AUTHORIZED SHARES.  In the event of any change in the number of outstanding Shares through the declaration and payment of a stock dividend or stock split, spin off, merger, or other reorganization, or through any recapitalization resulting in the combination or exchange of Shares in which the Corporation does not receive any consideration, a corresponding adjustment shall be made in the number of Shares which may be delivered under Article 4.1 and in the number and/or price of Shares subject to outstanding Awards granted under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number (by rounding down); provided, further, that the Committee shall, in its sole discretion, make any further adjustments as are necessary to prevent dilution or enlargement of rights.

Further, unless otherwise required by applicable law or regulation, Shares granted through the assumption of or in substitution for outstanding awards granted by a company that is merged or consolidated with, or acquired by, the Corporation shall not be subject to the Share limitations of Article 4.1.

ARTICLE 5.

ELIGIBILITY AND PARTICIPATION

5.1  ELIGIBILITY.  Persons eligible to participate in this Plan include any Employee and Nonemployee Director of the Corporation, including any Employee who is a member of the Board.

5.2  ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Nonemployee Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.

STOCK OPTIONS

6.1  GRANT OF OPTIONS.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

No Option shall be granted to any Employee or Nonemployee Director if, upon the granting of such Option, the number of Shares then subject to all Options to purchase held by the Employee or Nonemployee Director, as the case may be, plus the Shares then owned by such Employee or Nonemployee Director, would constitute more than ten (10%) of the total combined voting power of all classes of stock of the Corporation. For the purpose of the preceding sentence, an Employee or a Nonemployee Director shall be deemed to own all Shares which are attributable to him or her under Section 424(d) of the Code, including, without limiting the generality of the foregoing, shares owned by his or her brothers, sisters, spouse, ancestors, and lineal descendants.

The Committee may not grant ISOs under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the date of grant) of Shares with respect to which ISOs (under this and any other Plan of the Corporation) are exercisable for the first time by such Employee during any calendar year to exceed one hundred thousand dollars ($100,000). Any excess shall be deemed a NQSO. No ISO shall be granted to a Nonemployee Director.

If Shares acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the date of grant of such Incentive Stock Option or one year from the transfer of Shares to such Participant pursuant to the exercise of such Incentive Stock Option, or in any other disqualifying disposition within the meaning of Code Section 422, such Participant shall notify the Corporation in writing of the date and terms of such disposition and shall cooperate with the Corporation with respect to any tax withholding required or resulting from such disqualifying dispositions. A disqualifying disposition by a Participant shall not affect the status of any other Incentive Stock Option granted under the Plan as an Incentive Stock Option.

6.2  AWARD AGREEMENT.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the date of grant, vesting restrictions, if any, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Notwithstanding the foregoing, an NQSO shall vest incrementally until the date that is three (3) years after the date of grant of such NQSO, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) Retirement, (c) achievement of specific performance objectives, (d) a Change in Control as provided in Article 17, (e) death, or (f) other circumstances that the Committee determines is in the best interests of the Corporation.

6.3  OPTION PRICE.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee but shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that for Options granted through the assumption of or in substitution for outstanding awards granted by a company that is merged or consolidated with, or acquired by, the Company, the Option Price shall be determined by the Committee in its sole discretion and, if applicable, consistent with Code Section 424(a).

6.4  DURATION OF OPTIONS.  Each Option granted to an Employee or Nonemployee Director shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

6.5  EXERCISE OF OPTIONS. (a) General.  Except as otherwise provided in this Plan, Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine, which need not be the same for each grant or for each Participant. Options granted under this Article 6 shall be exercised by the delivery to the Corporation of written or other notice acceptable to the Corporation setting forth the number of Shares with respect to which the Option is to be exercised.

(b)  Method & Exercise.  The Option Price upon exercise of any Option shall be payable to the Corporation in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares, including by attestation, having an aggregate Fair Market Value equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender); (c) by a combination of (a) and (b); (d) subject to applicable securities laws and restrictions, through a broker-facilitated cashless exercise procedure acceptable to the Committee, or (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.6  EXERCISE UPON TERMINATION OF EMPLOYMENT.  Except as otherwise provided in this Plan or as otherwise provided in the Award Agreement or by the Committee, in the event that the employment of a Participant is terminated for any reason other than death or Retirement, the rights under each then outstanding unvested Option granted to the Participant pursuant to the Plan shall be forfeited and any vested Option shall terminate upon the earlier of (1) the expiration of such Option, or (2) sixty (60) days after the Participant’s termination of employment, unless such termination of employment was for Cause. If a Participant’s employment is terminated for Cause, the rights under each then outstanding Option granted to the Participant pursuant to the Plan shall immediately terminate.

In the event that the employment of a Participant is terminated by reason of Retirement, each then outstanding Option of such Participant shall continue to be exercisable at such times and be subject to such restrictions and conditions, including expiration, as set forth in the applicable Award Agreement. Notwithstanding any other provision in the Plan to the contrary, in the event of the Retirement of a Participant, each then outstanding vested ISO not exercised within three (3) months of termination of employment shall automatically convert to an NQSO.

In the event that the employment of a Participant is terminated by reason of death or a Participant dies after Retirement, all such Participant’s then outstanding Options shall become exercisable in full, and the executor or administrator of such Participant’s estate or a person or persons who have acquired the Options directly from such Participant by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by the Corporation, shall have until the expiration dates of such Options or thirteen (13) months after the Participant’s date of death, whichever first occurs, to exercise such Options.

In addition to the foregoing, the Committee may include such provisions in the Award Agreement entered into with each Participant as it deems advisable (which may be more restrictive than described above), which provisions need not be uniform among all Options issued pursuant to this Article 6, and which may reflect distinctions based on the reasons for termination of employment.

6.7  EXERCISE UPON TERMINATION OF DIRECTORSHIP.  Except as otherwise provided in this Plan, if a Participant’s status as a Nonemployee Director ceases for any reason other than Retirement or death, any outstanding NQSO granted to such Participant under the Plan shall terminate thirteen (13) months after the termination of such Participant’s status as a Nonemployee Director; provided, however, that no Option shall be exercisable after its expiration date.

If a Participant’s status as a Nonemployee Director ceases by reason of Retirement, then all such Participant’s outstanding Options shall become exercisable in full, and such Participant may exercise such Options until their expiration date.

If a Participant’s status as a Nonemployee Director ceases by reason of death, or a Participant who was a Nonemployee Director dies after Retirement, all such Participant’s then outstanding Options shall become exercisable in full, and the executor or administrator of such Participant’s estate or a person or persons who have acquired the Options directly from such Participant by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by the Corporation, shall have until the expiration dates of such Options or thirteen (13) months after the Participant’s date of death, whichever first occurs, to exercise such Options.

6.8  RESTRICTIONS ON SHARE TRANSFERABILITY.  In addition to the foregoing, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9  NONTRANSFERABILITY OF OPTIONS.  No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.

RESTRICTED STOCK

7.1  GRANT OF RESTRICTED STOCK.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

7.2  RESTRICTED STOCK AGREEMENT.  Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3  OTHER RESTRICTIONS.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, a Performance Cycle, time-based restrictions, and/or restrictions under applicable Federal or state securities laws. Notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Agreement generally may not lapse until the date that is three (3) years after the date of grant of such Restricted Stock, except as otherwise may be provided in a Restricted Stock Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) a Change in Control as provided in Article 17, (f) death, or (g) other circumstances that the Committee determines is in the best interests of the Corporation.

The Corporation shall retain the certificates representing Shares of Restricted Stock in the Corporation’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

7.4  VOTING RIGHTS.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, at the discretion of the Committee, exercise full voting rights with respect to those Shares.

7.5  DIVIDENDS AND OTHER DISTRIBUTIONS.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, at the discretion of the Committee, be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes; provided, however, that with respect to performance-based Shares of Restricted Stock, dividends may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into additional Shares of Restricted Stock, Subject to the same performance-based condition the original grant and upon such terms as the Committee establishes.

Without limiting the generality of the preceding paragraph, if the grant or vesting of Shares of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

7.6.  NONTRANSFERABILITY.  During any Period(s) of Restriction, the Participant shall have no right to transfer any rights with respect to its Award of Shares of Restricted Stock.

ARTICLE 8.

RESTRICTED STOCK UNITS

8.1  GRANT OF RSUs.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant RSUs to Participants in such amounts as the Committee shall determine.

8.2  AWARD AGREEMENT.  Each RSU shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of RSUs granted, the form of payment of the RSU, and such other provisions as the Committee shall determine.

8.3  OTHER RESTRICTIONS.  The Committee shall impose such other conditions and/or restrictions on any RSUs granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each RSU, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, a Performance Cycle, time-based restrictions, and/or restrictions under applicable Federal or state securities laws. Notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Unit Award Agreement generally may not lapse until the date that is three (3) years after the date of grant of such RSU, except as otherwise may be provided in a Restricted Stock Unit Award Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) a Change in Control as provided in Article 17, (f) death, or (g) other circumstances that the Committee determines is in the best interests of the Corporation.

8.4  VOTING RIGHTS.  During the Period of Restriction, unless otherwise determined by the Committee in its discretion, Participants holding RSUs may not exercise any voting rights with respect to such RSUs.

8.5  DIVIDENDS AND OTHER DISTRIBUTIONS.  During the Period of Restriction, unless otherwise determined by the Committee in its discretion, Participants holding RSUs shall not be entitled to any dividends or dividend equivalents with respect to such RSUs. Notwithstanding the foregoing, if dividend equivalents are awarded with respect to performance-based RSUs, such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into RSUs subject to the same performance-based conditions as the original grant and upon such other terms as the Committee establishes.

8.6.  NONTRANSFERABILITY.  During any Period(s) of Restriction, the Participant shall have no right to transfer any rights with respect to its Award of RSUs.

ARTICLE 9.

STOCK APPRECIATION RIGHTS

9.1  GRANT OF SARs.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to Participants in such amounts as the Committee shall determine. A SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount (the “SAR exercise price”) which shall be no less than the Fair Market Value on the date the SAR was granted (or the Option Price for SARs granted in tandem with an Option), as set forth in the applicable Award Agreement.

9.2  AWARD AGREEMENT.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the SAR exercise price, the duration of the SAR, the number of Shares to which the SAR pertains, whether the SAR is granted in tandem with the grant of an Option or is freestanding, the form of payment of the SAR upon exercise, and such other provisions as the Committee shall determine. SARs granted under this Article 9 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant. Notwithstanding the foregoing, a SAR shall vest incrementally until the date that is three (3) years after the date of grant of such SAR, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) Retirement, (c) achievement of specific performance objectives, (d) a Change in Control as provided in Article 17, (e) death, or (f) other circumstances that the Committee determines is in the best interests of the Corporation.

9.3  DURATION OF SAR.  Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

9.4  EXERCISE.  SARs shall be exercised by the delivery to the Corporation of written or other notice of exercise acceptable to the Corporation, setting forth the number of Shares with respect to which the SAR is to be exercised. The date of exercise of the SAR shall be the date on which the Corporation shall have received notice from the Participant of the exercise of such SAR. SARs granted in tandem with the grant of an Option may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. SARs granted in tandem with the grant of an Option may be exercised only with respect to the shares for which its related Option is then exercisable.

With respect to SARs granted in tandem with an ISO, (a) such SAR will expire no later than the expiration of the underlying ISO, (b) the value of the payout with respect to such SAR may be for no more than 100% of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time such SAR is exercised, and (c) such SAR may be exercised only when the Fair Market Value of the Shares subject to the underlying ISO exceeds the Option Price of the ISO.

SARs granted independently from the grant of an Option may be exercised upon the terms and conditions contained in the applicable Award Agreement. In the event the SAR shall be payable in Shares, a certificate for the Shares acquired upon exercise of an SAR shall be issued in the name of the Participant as soon as practicable following receipt of notice of exercise. No fractional Shares will be issuable upon exercise of the SAR and, unless provided in the applicable Award Agreement or otherwise determined by the Committee, the Participant will receive cash in lieu of fractional Shares.

9.5  EXERCISE UPON TERMINATION OF EMPLOYMENT.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a SAR following termination of the Participant’s employment with the Corporation. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into the Participants, need not be uniform among all SARs issued pursuant to this Article 9, and may reflect distinctions based on the reasons for termination of employment.

9.6  NONTRANSFERABILITY.  Unless otherwise determined by the Committee in its discretion, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, SARs granted in tandem with an ISO granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant.

ARTICLE 10.

DEFERRED STOCK AWARDS AND OTHER STOCK-BASED AWARDS

10.1  GRANT OF DEFERRED STOCK.  Subject to the terms and provisions of the Plan, the Committee may authorize the grant or sale of Deferred Stock to Participants in such amounts the Committee shall determine. Each such grant or sale shall constitute the agreement by the Corporation to deliver Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value of the Shares at the date of grant.

10.2  AWARD AGREEMENT.  Each grant or sale of Deferred Stock shall be evidenced by an Award Agreement, which shall specify the form of payment of the Award and contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10.3  DEFERRAL PERIOD.  Each such grant or sale shall be subject, except (if the Committee shall so determine) in the event of a Change in Control or other similar transaction or event, to a Deferral Period of not less than one (1) year, as determined by the Committee at the date of grant.

10.4  VOTING RIGHTS.  During the Deferral Period, unless otherwise determined by the Committee in its discretion, the Participant shall have no rights of ownership in the Shares of Deferred Stock and shall have no right to vote them.

10.5  DIVIDENDS.  During the Deferral Period, the Committee may, at or after the date of grant, authorize payment of dividend equivalents on any Shares of Deferred Stock on either a current, deferred, or contingent basis, either in cash or in additional Shares.

10.6  NONTRANSFERABILITY.  During the Deferral Period, no Shares of Deferred Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Notwithstanding the foregoing, if dividend equivalents are awarded with respect to performance-based Shares of Deferred Stock, such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into Shares of performance-based Deferred Stock subject to the same performance-based conditions as the original grant and upon such other terms as the Committee establishes.

ARTICLE 11.

LONG-TERM PERFORMANCE AWARDS

11.1  LONG-TERM PERFORMANCE AWARDS.  Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive an Award of cash, Shares, or a combination thereof, in such amounts and upon such terms and at such times as determined by the Committee in its sole discretion.

11.2  TERMS OF LONG-TERM PERFORMANCE AWARDS.  The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of Long-Term Performance Awards that will be paid to the Participant. The Committee shall establish the Performance Cycle for each Long-Term Performance Award and shall impose such other conditions and/or restrictions on any Long-Term Performance Awards as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, time-based restrictions, and/or restrictions under applicable Federal or state securities laws.

11.3  EARNING OF LONG-TERM PERFORMANCE AWARDS.  Subject to the terms of this Plan and Article 11, after the applicable Performance Cycle has ended, the Participant shall be entitled to receive a payment of the number of Shares and/or cash earned by the Participant over the applicable Performance Cycle. Notwithstanding the satisfaction of the performance objectives, except in the case of a Change in Control, the Committee has the discretion to reduce or eliminate a Long-Term Performance Award that would otherwise be paid to any Participant, including any Covered Employee, based on the Committee’s evaluation of Extraordinary Events or other factors.

11.4  FORM AND TIMING OF PAYMENT OF LONG-TERM PERFORMANCE AWARDS.  Payment of Long-Term Performance Awards shall be made as soon as practical following the close of the applicable Performance Cycle in a manner designated by the Committee, in its sole discretion. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay Long-Term Performance Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the Long-Term Performance Awards at the close of the applicable Performance Cycle. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

11.5  REQUIREMENT OF EMPLOYMENT.  Except as otherwise provided in this Plan and as specified in Article 16, a Participant must remain in the employment of the Corporation until the payment of a Long-Term Performance Award in order to be entitled to payment; provided, however, that the Committee may, in its sole discretion, provide for a partial or full payment in the event the Participant is not so employed.

11.6  NONTRANSFERABILITY.  A Long-Term Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 12.

CODE SECTION 162(m) DEDUCTION QUALIFICATIONS

12.1  AWARDS FOR COVERED EMPLOYEES.  At all times when Code Section 162(m) is applicable, all Awards granted to a Covered Employee under this Plan shall comply with the Performance-Based Exception requirements of Code Section 162(m). In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award available under the Plan, the Committee may, subject to this Article 12, make any adjustments it deems appropriate. Notwithstanding the above, the Committee may, in its sole discretion, with respect to any Award under the Plan, determine that compliance with Code

Section 162(m) is not desired after consideration of the goals of the Corporation’s executive compensation philosophy and whether it is in the best interests of the Corporation to have such Award so qualified.

12.2  DESIGNATION OF COVERED EMPLOYEES.  For each Performance Cycle, the Committee will designate which Participants are Covered Employees within ninety (90) days of the beginning of the Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)).

12.3  ESTABLISHMENT OF QUALIFYING PERFORMANCE CRITERIA AND AWARDS FOR COVERED EMPLOYEES.  Within ninety (90) days of the beginning of a Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)), the Committee shall, in its sole discretion, for each such Performance Cycle, determine and establish in writing one or more performance goals based on one or more Qualifying Performance Criteria applicable to the Performance Cycle for each Covered Employee. The Committee may establish any number of differing Performance Cycles, performance goals, Qualifying Performance Criteria, and Awards for Covered Employees running concurrently, in whole or in part.

12.4  CERTIFICATION OF ACHIEVEMENT OF QUALIFYING PERFORMANCE CRITERIA AND AMOUNT OF AWARDS.  After the end of each Performance Cycle, or such earlier date if the Qualifying Performance Criteria are achieved (and such date otherwise complies with Code Section 162(m)), the Committee shall certify in writing, prior to the payment of any Award to a Covered Employee, that the performance goal based on the Qualifying Performance Criteria for the Performance Cycle and all other material terms of the Plan were satisfied. The Committee may not, under any circumstances, increase an Award to a Covered Employee above the amount payable pursuant to the pre-established performance goal based on the Qualifying Performance Criteria for the Performance Cycle.

12.5  MAXIMUM AWARD TO PARTICIPANTS.  The maximum aggregate number of Shares that may be subject to an Award and the maximum amount of compensation (whether represented by Shares, cash, or a combination thereof) that may be payable to a Participant shall be governed by Article 4 of this Plan.

12.6  TAX AND SECURITY LAWS.  In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 13.

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14.

DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the (1) lapse or waiver of restrictions with respect to Restricted Stock, RSUs, SARs, or Deferred Stock, or (2) the satisfaction of any requirements or objectives with respect to Long-Term Performance Awards. If any such deferral election is required, the Committee shall, in its sole discretion, establish rules and procedures to govern the deferrals including the crediting of interest or dividend equivalents under this Plan. If any such deferral election is permitted, unless otherwise specified by the Committee, such deferrals will be governed by the terms and procedures of the Executive Deferred Compensation Plan. If any such deferral is required by the Committee, such deferral will be governed by the terms of the Award Agreement. The Committee shall have the discretion to establish rules and procedures with respect to deferrals that either (a) preserves an Award’s exception from coverage under Code Section 409A, or (b) complies with Code Section 409A.

ARTICLE 15.

DISCRETION TO REDUCE AWARDS AND DELAY PAYMENT

Notwithstanding any provision of this Plan to the contrary, except in the event of a Change in Control, the Committee has the discretion to reduce or eliminate an Award that would otherwise be paid to any Participant, including any Covered Employee, based on the Committee’s evaluation of Extraordinary Events or other factors. Also notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may delay making payment to a Participant of Shares or cash with respect to an Award, if the Committee reasonably believes that the making of the payment will violate Federal Securities Laws or limit or eliminate the Corporation’s deduction under Code Section 162(m). In such circumstances, the payment will be made at the earliest date at which the Committee believes that the making of the payment will not cause the securities law violation or the reduction or elimination of the deduction under Code Section 162(m). Additionally, if the Committee reasonably believes that the exercise of an Option would violate any applicable laws, government regulations, requirements of any securities exchange on which the Corporation’s Shares are traded, or any insider trading policy of the Corporation, the Committee, in its sole discretion, may prohibit any Participant from exercising an Option for such period of time that the Committee considers necessary to avoid such violation.

ARTICLE 16.

RIGHTS OF EMPLOYEES

16.1  EMPLOYMENT.  Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment at any time, with or without Cause, nor confer upon any Participant any right to continue in the employ of the Corporation.

16.2  PARTICIPATION.  No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 17.

CHANGE IN CONTROL

17.1  TREATMENT OF AWARDS.  Notwithstanding any provision in this Plan to the contrary, upon a Change in Control or at such other time provided in an Award Agreement, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Any and all Options or SARs granted hereunder shall become immediately exercisable in full, and all such Options or SARs shall remain exercisable throughout their entire term notwithstanding the death, Retirement or termination of employment or directorship of the Participant;

(b)	Any nonperformance-based restriction periods or restrictions imposed on Shares of Restricted Stock, RSUs, or Shares of Deferred Stock shall lapse; and

(c)	All Long-Term Performance Awards and performance-based Awards of Shares of Restricted Stock, RSUs, and Shares of Deferred Stock shall be measured as of the effective date of the Change in Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control, in a pro rata amount based upon (i) the actual results measured as of the effective date of the Change in Control, and (ii) the length of time within the Performance Cycle which has elapsed prior to the Change in Control.

17.2  TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS.  Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 17 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan (except to the extent necessary to bring an Award into compliance with Code Section 409A or to allow an Award to be exempt from coverage under Code Section 409A) without the prior written consent of the Participant with respect to said Participant’s outstanding Awards.

ARTICLE 18.

AMENDMENT, MODIFICATION, AND TERMINATION

Subject to Article 17.2 herein, the Board or Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that the Committee shall not have the authority to, without shareholder approval, (1) change the limits set forth in Article 4.1, (2) change the minimum Option Price, (3) change eligible Participants to receive Awards, (4) reprice or alter the Option Price of any Option or exercise price of any SAR, or (5) permit the purchase of Shares subject to any unvested Option or SAR or waive the vesting requirement of any unvested Award except as a result of (a) a Change in Control (as provided in Article 17), (b) the death of a Participant, or (c) a Participant’s separation from service with the Corporation as defined in accordance with Code Section 409A) due to Retirement or involuntary termination without Cause. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Award may or does not comply with Code Section 409A, the Corporation may amend the Plan and the affected Award Agreement, or take any other action, without the Participant’s consent, that the Committee believes necessary or appropriate to (1) exempt the Plan and any Award from the application of Code Section 409A, or (2) comply with the requirements of Code Section 409A.

ARTICLE 19.

WITHHOLDING

19.1  TAX WITHHOLDING.  The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2  SHARE WITHHOLDING.  With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, RSUs, SARs, or Deferred Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the tax withholding requirement, in whole or in part, by (i) having the Corporation withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax withholding rates which could be withheld on the transaction or (ii) the delivery of Shares that have been held for a minimum of six (6) months to the Corporation (including attestation) having a Fair Market Value equal to the amount of the tax withholding obligations related to the transaction. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Delivery or withholding of fractional Shares shall not be permitted.

ARTICLE 20.

FORFEITURE

Except on or after a Change in Control or as otherwise provided in the applicable Award Agreement, and notwithstanding any other provisions in the Plan, in the event of (1) a serious breach of conduct by a Participant or former Participant (including, without limitation, any conduct prejudicial to or in conflict with the Corporation or any securities laws violations including any violations under the Sarbanes-Oxley Act of 2002) or (2) any activity of a Participant or former Participant in which the Participant or former Participant solicits or takes away customers or potential customers with whom the Participant or former Participant had contact with or responsibility for during the Participant’s or former Participant’s employment with the Corporation (individually and collectively referred to as “Misconduct”), the Committee may (a) terminate any outstanding Award granted to the Participant, in whole or in part, whether or not vested, and/or (b) if such Misconduct occurs within three (3) years of the exercise or payment of an Award, require the Participant or former Participant to repay the Corporation any gain realized or payment received upon the exercise or payment of such Award (with such gain or repayment valued as of the date of exercise or payment), without regard to when such Misconduct is actually discovered by the Corporation. Such termination or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Shares or cash or a combination thereof (based upon the Fair Market Value of the Shares on the day prior to the repayment) and the Committee may provide for an offset of any future payments owed by the Corporation to such person if necessary to satisfy the repayment obligation. The determination of whether any Participant or former Participant has engaged in a serious breach of conduct or any prohibited solicitation shall be determined by the Committee in good faith and in its sole discretion.

ARTICLE 21.

INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

ARTICLE 22.

SUCCESSORS

All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

ARTICLE 23.

UNFUNDED PLAN

The Plan shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. Except as provided herein, no such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

ARTICLE 24.

NOTIFICATION UNDER CODE SECTION 83(b)

If the Participant, in connection with the exercise of any Option, or the grant of Shares from an Award of SARs, or Restricted Stock, desires to make the election permitted under Code Section 83(b) to include in such Participant’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Participant shall notify the Corporation of the desired election within ten (10) days before the filing of the notice of the election with the Internal Revenue Service in addition to any filing and notification required under regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter before such an election being made, prohibit a Participant from making the election described above.

ARTICLE 25.

OTHER PLANS

Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Corporation or any Subsidiary to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a Subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Covered Employee to receive an award under such plan as a substitution or supplement for not achieving goals under this Plan.

ARTICLE 26.

LEGAL CONSTRUCTION

26.1  GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

26.2  SEVERABILITY.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26.3  REQUIREMENTS OF LAW.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.4  GOVERNING LAW.  To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Ohio, without reference to its choice of law rules.

26.5  CODE SECTION 409A.  Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan which provide for a “deferral of compensation” subject to Code Section 409A shall comply with the provisions of Code Section 409A, and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or Subsidiary, shall not be paid until the earlier of (a) the date that is six months following such separation from service or (b) the date of the Participant’s death following such separation from service.

26.6  NO LIABILITY WITH RESPECT TO ADVERSE TAX TREATMENT.  Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S., foreign, state, local, or other tax treatment or (ii) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

APPENDIX B

AMENDMENT TO THE HUNTINGTON CHARTER

The board of directors of Huntington has approved and declared advisable, and recommends that Huntington’s shareholders approve an amendment to the charter to delete the first paragraph of Article FIFTH of the charter and to substitute the following in lieu thereof:

FIFTH: the total number of shares of all classes which the Corporation shall have the authority to issue is 1,506,617,808 shares, of which 1,500,000,000 shall be Common Stock, par value $.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $15,066,178.

B-1

+

MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661

IMPORTANT ANNUAL SHAREHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Annual Meeting Proxy Notice	1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the
Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 22, 2010
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:
www.envisionreports.com/HBAN2010

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/HBAN2010 to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 13, 2010, to facilitate timely delivery.

■	0 2 4 4 6 4	+

Proxy – Huntington Bancshares Incorporated
The 2010 Annual Meeting of Shareholders will be held on Thursday, April 22, 2010, at the Palace Theatre, 34 West Broad Street, Columbus, Ohio, at 1:00 p.m., local time.
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR the following proposals:
1.	Election of Class II Directors: 01 – David P. Lauer 02 – Gerard P. Mastroianni 03 – Richard W. Neu 04 – Kathleen H. Ransier 05 – William R. Robertson

2.	Approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan.

3.	Approval of the amendment to the Corporation’s charter to increase the authorized common stock of the Corporation from 1,000,000,000 to 1,500,000,000 shares.

4.	Ratification of appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Corporation for the year 2010.

5.	Advisory vote on the compensation of executives as disclosed in the Proxy Statement.

6.	In their discretion to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→	Internet – Go to www.envisionreports.com/HBAN2010. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 13, 2010.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on April 22, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/HBAN2010 • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1.	Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – David P. Lauer	☐	☐	02 – Gerard P. Mastroianni	☐	☐	03 – Richard W. Neu	☐	☐

	04 – Kathleen H. Ransier	☐	☐	05 – William R. Robertson	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan.	☐	☐	☐	3.	Approval of the amendment to the Corporation's charter to increase the authorized common stock of the Corporation from 1,000,000,000 to 1,500,000,000 shares.	☐	☐	☐

4.	Ratification of appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Corporation for the year 2010.	☐	☐	☐	5.	Advisory vote on the compensation of executives as disclosed in the Proxy Statement.	☐	☐	☐

6.	In their discretion to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting — April 22, 2010
The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Mary Beth M. Clary, John W. Liebersbach, and Elizabeth B. Moore, or any of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held in the Palace Theatre, 34 West Broad Street, Columbus, Ohio, on Thursday, April 22, 2010, and at any adjournment or adjournments thereof as designated on the reverse.
The Corporation’s Board of Directors recommends a vote FOR each of the nominees for director and each of the other proposals.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE SECOND AMENDED AND RESTATED 2007 STOCK AND LONG-TERM INCENTIVE PLAN, FOR THE CHARTER AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK,
FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP,
AND FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.
(Continued and to be signed on reverse side.)

+

MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661

IMPORTANT ANNUAL SHAREHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Annual Meeting Instruction Notice	1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the
Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 22, 2010
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:
www.envisionreports.com/HBAN2010

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/HBAN2010 to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 13, 2010, to facilitate timely delivery.

■	0 2 4 4 6 4	+

Huntington Investment and Tax Savings Plan
The 2010 Annual Meeting of Shareholders of Huntington Bancshares Incorporated (the “Corporation”) will be held on Thursday, April 22, 2010, at the Palace Theatre, 34 West Broad Street, Columbus, Ohio, at 1:00 p.m., local time.
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR the following proposals:
1.	Election of Class II Directors: 01 - David P. Lauer 02 - Gerard P. Mastroianni 03 - Richard W. Neu 04 - Kathleen H. Ransier 05 - William R. Robertson

2.	Approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan.

3.	Approval of the amendment to the Corporation’s charter to increase the authorized common stock of the Corporation from 1,000,000,000 to 1,500,000,000 shares.

4.	Ratification of appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Corporation for the year 2010.

5.	Advisory vote on the compensation of executives as disclosed in the Proxy Statement.

6.	In their discretion to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→	Internet – Go to www.envisionreports.com/HBAN2010. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 13, 2010.

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 20, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/HBAN2010 • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Instruction Card	1234 5678 9012 345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1.	Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – David P. Lauer	☐	☐	02 – Gerard P. Mastroianni	☐	☐	03 – Richard W. Neu	☐	☐

	04 – Kathleen H. Ransier	☐	☐	05 – William R. Robertson	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan.	☐	☐	☐	3.	Approval of the amendment to the Corporation’s charter to increase the authorized common stock of the Corporation from 1,000,000,000 to 1,500,000,000 shares.	☐	☐	☐

4.	Ratification of appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Corporation for the year 2010.	☐	☐	☐	5.	Advisory vote on the compensation of executives as disclosed in the Proxy Statement.	☐	☐	☐

6.	In their discretion to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee
Huntington Bancshares Incorporated Annual Meeting — April 22, 2010
The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Mary Beth M. Clary, John W. Liebersbach, and Elizabeth B. Moore, or any of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Palace Theatre, 34 West Broad Street, Columbus, Ohio, on Thursday, April 22, 2010, and at any adjournment or adjournments thereof as designated on the reverse.
The Corporation’s Board of Directors recommends a vote FOR each of the nominees for director and each of the other proposals.
IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.
(Continued and to be signed on reverse side.)